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Exhibit 10.37

CONFIDENTIAL TREATMENT

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement") is made and entered into as of December 24, 2007 (the "Agreement Date"), by and among (i) Cubist Pharmaceuticals, Inc., a Delaware corporation ("Parent"), (ii) Edison Merger Corp., a Delaware corporation and a wholly owned Subsidiary of Parent ("Merger Sub"), (iii) Illumigen Biosciences, Inc. a Washington corporation (the "Company"), and (iv) IB Securityholders, LLC as the Holders Representative referred to herein for the limited purposes specifically set forth herein and only in its capacity as such. Capitalized terms used herein without definition shall have the respective meanings set forth in Article 1 hereof.

        WHEREAS, in accordance with the terms set forth herein, the Merger Sub shall merge with and into the Company (the "Merger"), following which the Company shall continue as the surviving corporation and a wholly owned subsidiary of the Parent (the surviving corporation is referred to herein as the "Surviving Corporation"), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Washington Law and Delaware Law;

        WHEREAS, the board of directors of the Company (the "Company Board") has carefully considered the terms of this Agreement and has determined that this Agreement and the terms and conditions of the transactions contemplated hereby, including the Merger, are fair and in the best interests of, and are advisable to, the Company and the Company Shareholders (as defined below);

        WHEREAS, concurrently with the execution and delivery of this Agreement, Company and certain Company Shareholders are executing and delivering a Voting and Support Agreement in the form of Exhibit A hereto pursuant to which, among other things, such Company Shareholders are covenanting to: (i) immediately after the execution and delivery of this Agreement, vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including, but not limited to, the Merger, (ii) retain ownership of the shares of Company Stock held by them as of the date hereof until the earlier of the consummation of the Merger or the termination of this Agreement pursuant to Article 10 hereof and (iii) otherwise to support this Agreement and the transactions contemplated hereby; and

        WHEREAS, the Company Board will be submitting this Agreement and the performance of the transactions contemplated hereby to the holders of the shares of the capital stock of the Company (collectively, the "Company Shareholders"), for their adoption by written consent in accordance with Section 23B.07.040 of Washington Law, and the Company Board is recommending that the Company Shareholders vote for the adoption of this Agreement and the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parent, the Merger Sub and the Company hereby agree as follows:

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Confidential Treatment Requested. Omitted portions filed with the Securities and Exchange Commission (the "Commission").

ARTICLE 1
DEFINITIONS

        "Abandonment Notice" means the delivery by Parent to the Holders Representative, at any time after the Effective Time, of a written notice disclosing the Parent's election to henceforth cease development of any and all Contingent Payment Products.

        "Abandonment Grantback Notice" has the meaning ascribed to such term in Section 6.10(a) hereof.

        "Accountants" has the meaning ascribed to such term in Section 2.7(k) hereof.

        "Adverse Recommendation" has the meaning ascribed to such term in Section 7.24(d) hereof.

        "Affiliate" shall mean, with respect to any person or entity, any person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

        "Affiliated Group" has the meaning ascribed to it in Section 1504 of the Code, and in addition includes any analogous combined, consolidated or unitary group, as defined under any applicable state, local, or foreign income Tax law.

        "Agreed Contingent Payment Amount" has the meaning ascribed to such term in Section 2.7(j) hereof.

        "Agreement" has the meaning ascribed to such term in the introductory paragraph hereof.

        "Agreement Date" has the meaning ascribed to such term in the introductory paragraph hereof.

        "Amended Articles" has the meaning ascribed to such term in Section 4.30 hereof.

        "Application For Marketing Approval" means a new drug application or a biologics license application or any functional equivalent of such an application seeking approval to market a pharmaceutical product in the United States or elsewhere.

        "Appraiser" has the meaning ascribed to such term in Section 2.7(k) hereof.

        "Articles of Merger" has the meaning ascribed to such term in Section 2.2 hereof.

        "Available Closing Cash" means the amount of the Company's and its Subsidiaries' cash that, as of the close of business on the business day immediately preceding the Closing Date, is held on hand by the Company or any of its Subsidiaries or on deposit in any bank account in full compliance with the provisions of Section 6.14 hereof, subject to the following adjustments: (i) minus the aggregate amount of the Company's and its Subsidiaries' uncollected checks or other payment orders or instructions as of the close of business on the business day immediately preceding the Closing Date; and (ii) minus the aggregate amount of any checks or other payment orders or instructions made, given or executed by the Company and its Subsidiaries on the Closing Date; provided, that the amount of any items listed in clauses (ii) or (iii) shall not be a reduction of Available Closing Cash to the extent that such items have been made, given or executed for the purpose of paying one or more Closing Liabilities that resulted in an adjustment of Closing Consideration.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Blocking Third Party Patent" has the meaning ascribed to such term in Section 2.7(f) hereof.

        "Blocking Third Party Patent Application" has the meaning ascribed to such term in Section 2.7(f) hereof.

        "Board of Managers" has the meaning ascribed to such term in Section 3.7(a) hereof.

        "Breach Dispute Notice" has the meaning ascribed to such term in Section 6.10(c) hereof.

        "business day" (whether such term is capitalized or not) means any day (other than Saturday, Sunday or a legal holiday) that banks located in Boston, Massachusetts are open for business.

        "Buyer Group" means Parent and its direct and indirect Subsidiaries, Affiliates, successors, permitted assignees and permitted licensees of any Compound, any Contingent Payment Product, the Company Program, or any portion of or interest in any of the foregoing, and includes, after the Effective Time, the Surviving Corporation and its Affiliates, successors, permitted assignees and permitted licensees of any Compound, any Contingent Payment Product, the Company Program, or any portion of or interest in any of the foregoing (all of the foregoing being collectively referred to as the "Members of the Buyer Group").

        "Capitalization Certificate" has the meaning ascribed to such term in Section 8.3(d)(ii) hereof.

        "Certificate" or "Certificates" has the meaning ascribed to such term in Section 3.2 hereof.

        "CERCLA" has the meaning ascribed to such term in Section 4.14(b) hereof.

        "Closing" has the meaning ascribed to such term in Section 2.2 hereof.

        "Closing Consideration" means nine million dollars ($9,000,000.00), subject to the following adjustments: (i) minus the aggregate amount of all Closing Liabilities that have not been paid, satisfied or discharged as of the close of business on the business day immediately preceding the Closing Date; and (ii) plus the aggregate amount of all Available Closing Cash.

        "Closing Date" has the meaning ascribed to such term in Section 2.2 hereof.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Closing Liabilities" has the meaning ascribed to such term in Section 2.6(b) hereof.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commercially Reasonable Efforts" means the level of efforts and resources reasonably appropriate to develop and/or commercialize (as applicable) a Section 6.9 Contingent Payment Product in a sustained manner consistent with the efforts and resources that a similarly situated biopharmaceutical company would typically devote to a product of similar market potential, profit potential, and/or proprietary protection, and similar scientific, technical, development, regulatory and competitive risks, based on market conditions then prevailing; for this purpose, in order to be considered "similarly situated" to Parent and Company, a comparable biopharmaceutical company shall be presumed not to have []*.

        "Common Warrants" shall mean all outstanding warrants exercisable for shares of Company Common Stock.

        "Company" has the meaning ascribed to such term in the introductory paragraph hereof.

        "Company Board" has the meaning ascribed to such term in the recitals hereof.

        "Company Common Stock" means the Company's common stock, $.0001 par value per share.

        "Company Disclosure Schedule" has the meaning ascribed to such term in Article 4 hereof.

        "Company Employee Benefit Plan" has the meaning ascribed to such term in Section 4.13(a) hereof.

        "Company Grantback Assets" has the meaning ascribed to such term in Section 6.10(a) hereof.

        "Company Indemnified Party" has the meaning ascribed to such term in Section 9.3 hereof.

        "Company Intellectual Property" means (i) Company Patents and (ii) all Intellectual Property (other than Company Patents) owned by, or licensed to, the Company.

        "Company Options" means the issued and outstanding options to purchase shares of Company Common Stock granted under the Company Plan.

        "Company Patents" means those United States, international and foreign patents and patent applications (including provisional applications), in each case that are listed in Schedule 4.9 of the Company Disclosure Schedule, and any subsequent continuations, continuations-in-part, divisionals, reexaminations, reissues, restorations (together with supplemental protection certificates in Europe), provisions, foreign counterparts and extensions thereof.

        "Company Plan" means the Company's 2000 Stock Option Plan.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Company Preferred Stock" means any or all of the Company's Series A Preferred Stock, $.0001 par value per share and any or all of the Company's Series B Preferred Stock, $.0001 par value per share.

        "Company Products" has the meaning ascribed to such term in Section 4.25(a) hereof.

        "Company Program" means all of the Company's programs as currently being conducted, and as currently contemplated to be conducted, by the Company related to the application of the Compound for the treatment of infections caused by HCV.

        "Company Program Assets" means all assets of the Company used in or related to the Company Program, including, without limitation, (a) any Compound, (b) all patent rights, inventions, know-how, trade secrets, trademarks and other intellectual property rights owned or controlled by the Company that are necessary or useful to carry out such program or to research, develop, make, have made, use, import, export, market, distribute, have distributed, offer to sell, sell and have sold any Compound, and (c) all non-disclosure, invention assignment and non-competition agreements entered into by the Company with its employees and consultants.

        "Company Program Contract" has the meaning ascribed to such term in Section 4.17(a) hereof.

        "Company Program Expenditures" means identifiable expenditures specifically related to the development of a Contingent Payment Product with an indication for the treatment of infections caused by HCV (but excluding overhead and other expense allocations not specifically identifiable thereto).

        "Company Registered Intellectual Property" means those United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks, registered service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered copyrights and applications for copyright registration; and (d) registered domain names and applications for domain name registrations, in each case that are owned by or licensed to the Company.

        "Company Stock" means, as the context may require, any or all of the Company Common Stock and the Company Preferred Stock.

        "Company Shareholders" has the meaning ascribed to such term in the recitals hereof.

        "Company's Most Recent Balance Sheet" has the meaning ascribed to such term in Section 4.6 hereof.

        "Compensation Liabilities" has the meaning ascribed to such term in Section 6.16(b) hereof.

        "Complementary Technology" has the meaning ascribed to such term in Section 2.7(f) hereof.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Compound" means IB657 and any oligoadenylate synthetase protein, []*.

        "Confidentiality Agreement" has the meaning ascribed to such term in Section 6.11 hereof.

        "Contingent Consideration" means the aggregate amount that Parent is required to pay, if any, pursuant to, and in accordance with, the provisions of Section 2.7 hereof, to the Holders Representative for the benefit of the Participating Holders.

        "Contingent Earn-Out Payment" has the meaning ascribed to such term in Section 2.7(b) hereof.

        "Contingent Earn-Out Payment Amount" means, with respect to all Contingent Payment Products, a payment amount equal to (i) []* of the portion of Net Sales from sales of all Contingent Payment Products, if any, by Buyer Group everywhere in the world during any calendar year after the Effective Time that is less than or equal to []*, plus, (ii) []* of the portion of Net Sales from sales of all Contingent Payment Products, if any, by Buyer Group everywhere in the world during any calendar year after the Effective Time that exceeds []*.

        "Contingent Earn-Out Payment Year" means each calendar year in which Net Sales of any Contingent Payment Product occur.

        "Contingent Payment" means any payment resulting from the Contingent Consideration.

        "Contingent Payment Amount" has the meaning ascribed to such term in Section 2.7(g) hereof.

        "Contingent Payment Audit" has the meaning ascribed to such term in Section 2.7(h) hereof.

        "Contingent Payment Audit Period" has the meaning ascribed to such term in Section 2.7(h) hereof.

        "Contingent Payment Certificate" has the meaning ascribed to such term in Section 2.7(g) hereof.

        "Contingent Payment Dispute Period" has the meaning ascribed to such term in Section 2.7(h) hereof.

        "Contingent Payment Product" means any pharmaceutical composition or product that includes a Compound as an active pharmaceutical ingredient, provided that the composition, use, or production of such Compound is the subject of a Valid and Enforceable Claim of a Company Patent, which Company Patent (i) was owned or controlled by the Company immediately prior to the Effective Time, which ownership or control shall be deemed to have included any subsequent continuations, continuations in part, divisionals, reexaminations, reissues, restorations (together with supplemental protection certificates in Europe), provisions, foreign counterparts, and extensions, and (ii) is owned or controlled by Parent or the Surviving Corporation or any of their Affiliates, successors, permitted assignees and permitted licensees at all times following the Effective Time.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Corresponding HCV Milestone Payment" means, (i) with respect to HCV Milestone One, the HCV Milestone One Payment, (ii) with respect to HCV Milestone Two, the HCV Milestone Two Payment, (iii) with respect to HCV Milestone Three, the HCV Milestone Three Payment, (iv) with respect to HCV Milestone Four, the HCV Milestone Four Payment, (v) with respect to HCV Milestone Five, the HCV Milestone Five Payment, (vi) with respect to HCV Milestone Six, the HCV Milestone Six Payment, (vii) with respect to HCV Milestone Seven, the HCV Milestone Seven Payment, (viii) with respect to HCV Milestone Eight, the HCV Milestone Eight Payment and (ix) with respect to HCV Milestone Nine, the HCV Milestone Nine Payment.

        "Corresponding HCV []* Milestone Payment" means, (i) with respect to HCV []* Milestone Four, the HCV []* Milestone Four Payment, (ii) with respect to HCV []* Milestone Five, the HCV []* Milestone Five Payment, (iii) with respect to HCV []* Milestone Six, the HCV []* Milestone Six Payment and (iv) with respect to HCV []* Milestone Seven, the HCV []* Milestone Seven Payment.

        "Corresponding Non-HCV Milestone Payment" means, (i) with respect to Non-HCV Milestone One, the Non-HCV Milestone One Payment, (ii) with respect to Non-HCV Milestone Two, the Non-HCV Milestone Two Payment, (iii) with respect to Non-HCV Milestone Three, the Non-HCV Milestone Three Payment, (iv) with respect to Non-HCV Milestone Four, the Non-HCV Milestone Four Payment, (v) with respect to Non-HCV Milestone Five, the Non-HCV Milestone Five Payment, (vi) with respect to Non-HCV Milestone Six, the Non-HCV Milestone Six Payment and (vii) with respect to Non-HCV Milestone Seven, the Non-HCV Milestone Seven Payment.

        "Corresponding Sales-Based Milestone Payment" means, (i) with respect to Sales-Based Milestone One, the Sales-Based Milestone One Payment and (ii) with respect to Sales-Based Milestone Two, the Sales-Based Milestone Two Payment.

        "CPR" has the meaning ascribed to such term in Section 6.10(c) hereof.

        "Cure Notice" has the meaning ascribed to such term in Section 6.10(c) hereof.

        "D&O Policy" has the meaning ascribed to such term in Section 6.8 hereof.

        "Damages" means all damages, losses, claims, demands, actions, causes of action, diminutions of value, suits, litigations, arbitrations, liabilities, costs, and expenses, including court costs and the reasonable fees and expenses of legal counsel, in each case, regardless of whether relating to a third-party claim.

        "Delaware Law" means the Delaware General Corporation Law, as amended from time to time.

        "Dispute Notice" has the meaning ascribed to such term in Section 2.7(i) hereof.

        "Disputed Contingent Payment Amount" has the meaning ascribed to such term in Section 2.7(j) hereof.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Disqualified Shareholder" means (with respect to any securities of the Company) Parent, Merger Sub or any Subsidiary of Parent or Merger Sub or any of their respective Affiliates or any transferees of any such securities of the Company at any time held by any of the foregoing.

        "Dissenting Shares" means shares of Company Stock that are outstanding immediately prior to the Effective Time of the Merger and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised rights of appraisal for such shares of Company Stock in accordance with Washington Law and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters' rights.

        "dollars" (whether such word is capitalized or not) means United States dollars, the lawful currency of the United States of America.

        "Effective Time" has the meaning ascribed to such term in Section 2.2 hereof.

        "Eligible Company Option" has the meaning ascribed to such term in Section 3.1(c) hereof.

        "EMEA" means the European Medicines Agency of the European Union with headquarters in London, United Kingdom.

        "Environmental Laws" has the meaning ascribed to such term in Section 4.14(b) hereof.

        "Environmental Permits" has the meaning ascribed to such term in Section 4.14(f) hereof.

        "EPA" has the meaning ascribed to such term in Section 4.14(c) hereof.

        "EPO" means the European Patent Office.

        "ERISA" has the meaning ascribed to such term in Section 4.13(c) hereof.

        "Escrow Agent" has the meaning ascribed to such term in Section 2.6(a)(ii) hereof.

        "Escrow Agreement" has the meaning ascribed to such term in Section 2.6(a)(ii) hereof.

        "Escrow Deposit Amount" has the meaning ascribed to such term in Section 2.6(a)(ii) hereof.

        "Escrow Funds" shall mean the aggregate amounts being held by the Escrow Agent in escrow pursuant to the Escrow Agreement.

        "Facility Leases" means (i) that certain Sublease, dated as of December 1, 2005, by and between the Company and Cell Therapeutics, Inc and (ii) any lease or sublease that the Company may enter into in connection with relocating its operations to a different location from the location specified in the Sublease set forth in clause (i) of this definition.

        "FDA" means the United States Food and Drug Administration.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "FDCA" has the meaning ascribed to such term in Section 4.25(a) hereof.

        "Financial Statements" has the meaning ascribed to such term in Section 4.6 hereof.

        "First Commercial Sale" means the []* by a Member of the Buyer Group of a Contingent Payment Product []* to a purchaser []* for such sale in whichever country such sale occurs.

        "First European Commercial Sale" means the []* by a Member of the Buyer Group of a Contingent Payment Product []* to a purchaser []* for such sale []*.

        "First U.S. Commercial Sale" means the []* by a Member of the Buyer Group of a Contingent Payment Product []* to a purchaser []* for such sale []*.

        "Fraud Claim" has the meaning ascribed to such term in Section 9.6(a) hereof.

        "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

        "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, as well as any corporations owned or chartered by any such governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality.

        "Government Contract" means any Government Prime Contract or Government Subcontract, together with any modifications, amendments or waivers thereto, as to which either (a) any performance is outstanding; (b) the Government has not made final payment; (c) any routine cost audits have not been completed; or (d) there is any outstanding audit, investigation, or dispute. A task order or delivery order is not itself a Government Contract but is a part of the Government Contract under which it was issued.

        "Government Prime Contract" means any prime contract, basic ordering agreement, letter contract, or purchase order between the Company and any state or the Federal government.

        "Government Subcontract" means any subcontract, basic ordering agreement, letter subcontract, or purchase order between the Company and any higher-tier contractor with respect to a Government Prime Contract.

        "Grantback Assets" has the meaning ascribed to such term in Section 6.10(a) hereof.

        "Grantback Date" means the date upon which Parent grants any and all licenses to the Holders Representative pursuant to Section 6.10(a) or Section 6.10(d), as applicable.

        "Grantback Licensed Patents" has the meaning ascribed to such term in Section 6.10(f) hereof.

        "Hazardous Substances" has the meaning ascribed to such term in Section 4.14(c) hereof.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "HCV" means the hepatitis C virus and all genotypes, strains, quasispecies, and clinical isolates thereof.

        "HCV First Commercial Sale" has the meaning ascribed to such term in Section 6.9(a) hereof.

        "HCV Milestone" means any of HCV Milestone One, HCV Milestone Two, HCV Milestone Three, HCV Milestone Four, HCV Milestone Five, HCV Milestone Six, HCV Milestone Seven, HCV Milestone Eight and HCV Milestone Nine.

        "HCV Milestone One" means the []* by a Member of the Buyer Group of a []*.

        "HCV Milestone Two" means the []* by a Member of the Buyer Group of a []*.

        "HCV Milestone Three" means the []* by a Member of the Buyer Group for any Contingent Payment Product that includes treatments of infections caused by HCV []*.

        "HCV Milestone Four" means []* of any Contingent Payment Product []* with an indication for the treatment of infections caused by HCV.

        "HCV Milestone Five" means []* of any Contingent Payment Product []* with an indication for the treatment of infections caused by HCV.

        "HCV Milestone Six" means the []* by a Member of the Buyer Group of an []* any Contingent Payment Product []* with an indication for the treatment of infections caused by HCV.

        "HCV Milestone Seven" means the []*, by a Member of the Buyer Group of []* any Contingent Payment Product []* with an indication for the treatment of infections caused by HCV.

        "HCV Milestone Eight" means the []* of a Contingent Payment Product with an indication for treatment of infections caused by HCV.

        "HCV Milestone Nine" means the []* of a Contingent Payment Product with an indication for treatment of infections caused by HCV.

        "HCV Milestone Payment" means any of HCV Milestone One Payment, HCV Milestone Two Payment, HCV Milestone Three Payment, HCV Milestone Four Payment, HCV Milestone Five Payment, HCV Milestone Six Payment, HCV Milestone Seven Payment, HCV Milestone Eight Payment and HCV Milestone Nine Payment.

        "HCV Milestone One Payment" means one million two hundred fifty thousand dollars ($1,250,000.00).

        "HCV Milestone Two Payment" means one million two hundred fifty thousand dollars ($1,250,000.00).

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "HCV Milestone Three Payment" means three million dollars ($3,000,000.00), provided that if the Non-HCV Milestone One Payment has been made by the Parent prior to the occurrence of HCV Milestone Three, then the "HCV Milestone Three Payment" shall mean zero dollars ($0.00).

        "HCV Milestone Four Payment" means thirty million dollars ($30,000,000.00), provided that if the HCV []* Milestone Four Payment has been made by the Parent prior to the occurrence of HCV Milestone Four, then the "HCV Milestone Four Payment" shall mean fifteen million dollars ($15,000,000.00).

        "HCV Milestone Five Payment" means twenty five million dollars ($25,000,000.00), provided that if the HCV []* Milestone Five Payment has been made by the Parent prior to the occurrence of HCV Milestone Five*, then the "HCV Milestone Five Payment" shall mean twelve million five hundred thousand dollars ($12,500,000.00)*.

        "HCV Milestone Six Payment" means ten million dollars ($10,000,000.00), provided that if the HCV []* Milestone Six Payment has been made by the Parent prior to the occurrence of HCV Milestone Six, then the "HCV Milestone Six Payment" shall mean five million dollars ($5,000,000.00).

        "HCV Milestone Seven Payment" means five million dollars ($5,000,000.00), provided that if the HCV []* Milestone Seven Payment has been made by the Parent prior to the occurrence of HCV Milestone Seven, then the "HCV Milestone Seven Payment" shall mean two million five hundred thousand dollars ($2,500,000.00).

        "HCV Milestone Eight Payment" means thirty million dollars ($30,000,000.00).

        "HCV Milestone Nine Payment" means ten million dollars ($10,000,000.00).

        "HCV []* Milestone" means any of HCV []* Milestone Four, HCV []* Milestone Five, HCV []* Milestone Six and HCV []* Milestone Seven.

        "HCV []* Milestone Four" means []* of any Contingent Payment Product []* with an indication for the treatment of infections caused by HCV.

        "HCV []* Milestone Five" means []* of any Contingent Payment Product []* with an indication for the treatment of infections caused by HCV.

        "HCV []* Milestone Six" means the []* by a Member of the Buyer Group of an []* any Contingent Payment Product []* with an indication for the treatment of infections caused by HCV.

        "HCV []* Milestone Seven" means the []*, by a Member of the Buyer Group of an []* any Contingent Payment Product []* with an indication for the treatment of infections caused by HCV.

        "HCV []* Milestone Payment" means any of HCV []* Milestone Four Payment, HCV []* Milestone Five Payment, HCV []* Milestone Six Payment and HCV []* Milestone Seven Payment.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "HCV []* Milestone Four Payment" means fifteen million dollars ($15,000,000.00), provided that if the HCV Milestone Four Payment has been made by the Parent prior to the occurrence of HCV []* Milestone Four, then the "HCV []* Milestone Four Payment" shall mean zero dollars ($0.00).

        "HCV []* Milestone Five Payment" means twelve million five hundred thousand dollars ($12,500,000.00), provided that if the HCV Milestone Five Payment has been made by the Parent prior to the occurrence of HCV []* Milestone Five, then the "HCV []* Milestone Five Payment" shall mean zero dollars ($0.00).

        "HCV []* Milestone Six Payment" means five million dollars ($5,000,000.00), provided that if the HCV Milestone Six Payment has been made by the Parent prior to the occurrence of HCV []* Milestone Six, then the "HCV []* Milestone Six Payment" shall mean zero dollars ($0.00).

        "HCV []* Milestone Seven Payment" means two million five hundred thousand dollars ($2,500,000.00), provided that if the HCV Milestone Seven Payment has been made by the Parent prior to the occurrence of HCV []* Milestone Seven, then the "HCV []* Milestone Seven Payment" shall mean zero dollars ($0.00).

        "Holders Representative" means IB Securityholders, LLC, pursuant to its appointment to serve as such under Section 3.7 hereof.

        "Holders Representative Reimbursement Amount" has the meaning ascribed to such term in Section 2.6(a)(i) hereof.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "IB657" means the compound known as IB657 that is owned or exclusively licensed by the Company immediately prior to the Effective Time and is being developed by the Company immediately prior to the Effective Time for the treatment of infections caused by HCV.

        "Indebtedness," as applied to any person, means (a) all indebtedness of such person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such person created or arising under any conditional sale or other title retention agreement (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of specific property), (d) all indebtedness of such person secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or other Lien, (e) all accounts payable, notes payable and accrued expenses of such person, (f) all indebtedness or liabilities of such person that would be required to be reflected on a balance sheet or referred to in the notes thereto in accordance with generally accepted accounting principles, (g) all indebtedness, liabilities or obligations of such person that are identified in Schedule 4.10 of the Company Disclosure Schedule as "Indebtedness," if any, (h) all other obligations of such person under leases that have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such person is liable as lessee, (i) any liability of such person in respect of banker's acceptances or letters of credit, and (j) all indebtedness referred to in clauses (a), (b), (c), (d), (e), (f), (g), (h) or (i) hereof that is directly or indirectly guaranteed by such person or which such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such person has otherwise assured a creditor against loss.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Indemnified Party" has the meaning ascribed to such term in Section 9.4 hereof.

        "Indemnifying Party" has the meaning ascribed to such term in Section 9.4 hereof.

        "Initial Press Release" has the meaning ascribed to such term in Section 11.15 hereof.

        "Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States, international and foreign patents and applications thereof and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, drug candidates, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registration and applications therefor throughout the world; (e) all trade names, logos, common law trademarks and service marks, trademark and service mark registration and applications therefor throughout the world; (f) all databases and data collections and all rights therein throughout the world; and (g) any similar or equivalent rights to any of the foregoing everywhere in the world.

        "IRB" has the meaning ascribed to such term in Section 4.25(d) hereof.

        "IRS" has the meaning ascribed to such term in Section 4.13(b) hereof.

        "knowledge," when used to qualify a representation or warranty in this Agreement, has the following meaning: Where a representation or warranty is made to the Company's knowledge, or with a similar qualification, the Company will be conclusively deemed to have knowledge of any matter with respect to which any of Charles Magness, Shawn Iadonato or Donald Elmer has actual knowledge or which a reasonable investigation of facts or information in the possession of any of the Company's employees, attorneys or agents, including but not limited to, any information contained in the patent searches described on Schedule 4.9(k) of the Company Disclosure Schedule, prior to the Effective Time would have disclosed to any of them. Where a representation or warranty is made to the Parent's knowledge, or with a similar qualification, Parent will be conclusively deemed to have knowledge of any matter with respect to which Parent's Chief Executive Officer, Chief Financial Officer, General Counsel, Senior Vice President of Research and Development and Corporate Development or Senior Vice President of Commercial Operations has actual knowledge or which a reasonable investigation of facts or information in the possession of any employee, attorney or agent of Parent (or any of its Subsidiaries or controlled Affiliates) prior to the Effective Time would have disclosed to any of them.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Liens" means any and all liens, claims, mortgages, security interests, pledges, options, rights of first offer or refusal, charges, encumbrances, limitations on voting rights, and restrictions on transfer of any kind, except (i) in the case of references to securities, those arising under applicable securities laws solely by reason of the fact that such securities were issued pursuant to exemptions from registration under such securities laws, (ii) mechanic's, materialmen's and similar liens, (iii) liens for Taxes not yet due and payable and (iv) liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation.

        "LLC Agreement" shall mean the Limited Liability Company Agreement of IB Securityholders, LLC dated December 21, 2007 in the form attached hereto as Exhibit B.

        "Lost Certificate or Document Affidavit" has the meaning ascribed to such term in Section 3.4 hereof.

        "Material Adverse Effect" means (a) with respect to the Company any change or effect that, when taken individually or together with all other similar or related adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of the Company and its Subsidiaries, taken as a whole, or to adversely affect the ability of the Company to consummate the transactions contemplated hereby, and (b) with respect to Parent any change or effect that, when taken individually or together with all other similar or related adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of Parent and its Subsidiaries, taken as a whole, or to adversely affect the ability of the Parent or the Merger Sub to consummate the transactions contemplated hereby, except, in each case of (a) and (b) above, for any such changes or effects resulting from or arising as a result of (i) changes in general political or geopolitical conditions, (ii) changes in the healthcare, pharmaceutical or biotechnology industries generally, or (iii) changes generally applicable to the economy or securities market in the United States or the world economy or international securities markets, unless in any such instance such change described in (i), (ii) or (iii) above impacts the Company or Parent, as the case may be, in a materially disproportionate manner relative to the majority of other similar entities impacted by such change. A decline or any fluctuation in the trading price or prices of Parent Common Stock shall in no event constitute a Material Adverse Effect with respect to Parent.

        "Material Contract" has the meaning ascribed to such term in Section 4.17(a) hereof.

        "Maximum Amount" has the meaning ascribed to such term in Section 6.8 hereof.

        "Member of the Buyer Group" has the meaning ascribed to such term in the definition of "Buyer Group" hereof.

        "Merger" has the meaning ascribed to such term in the recitals hereof.

        "Merger Certificate" has the meaning ascribed to such term in Section 2.2 hereof.

        "Merger Consideration" means, collectively, the Closing Consideration, the Contingent Consideration and any amounts distributed pursuant to Section 2.6(c).

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Merger Consideration Certificate" has the meaning ascribed to such term in Section 2.6(b) hereof.

        "Merger Documents" has the meaning ascribed to such term in Section 2.2 hereof.

        "Merger Sub" has the meaning ascribed to such term in the introductory paragraph hereof.

        "Net Sales" means, with respect to a Contingent Payment Product, gross revenues recorded by Parent and gross revenues recorded by all other Members of the Buyer Group in the aggregate during any calendar year (or portion of a calendar year as to which Contingent Earn-Out Payments may be due under Section 2.7(b)) arising from sales of such Contingent Payment Product in all countries of the world, except to the extent otherwise provided below in this definition and subject to certain deductions specified further below. Net Sales shall be computed in accordance with generally accepted accounting principles as prescribed for application by publicly traded companies in the United States, but in any case such gross revenues shall be reduced by the following amounts to the extent applicable with respect to any sale to a particular customer that is not a Member of the Buyer Group: applicable fees; discounts; refunds; rebates; replacement or other credits allowed for return of product or as reimbursement for damaged product; freight and other shipping charges not borne by the customer; customs duties; sales and use taxes, value added taxes (VAT) and any other governmental tax or charge (except income taxes) imposed on or at the time of the importation, exportation, use, transportation, or sale of product to a particular customer, to the extent not borne by that customer. "Net Sales" shall not, however, include (A) gross revenues with respect to sales of any Contingent Payment Product that (i) are recorded by any Member of the Buyer Group in a country where such sales by a person who is not a Member of the Buyer Group would not infringe a Valid and Enforceable Claim of an issued patent in such country that is within the definition of Company Patents, and (ii) either (x) []* or (y) arise after the time at which there is a generic or unlicensed version or equivalent of such Contingent Payment Product that has been lawfully marketed or received governmental marketing approval in such country, (B) gross revenues with respect to sales of any Contingent Payment Product for non-commercial use in any country of the world, including sales for compassionate use or for research, pre-clinical development or clinical development, or (C) gross revenues with respect to sales of any Contingent Payment Product by any member of the Buyer Group to any other member of the Buyer Group in any country of the world if such sales are for re-sale or re-transfer purposes or for purposes of manufacturing or packaging a product for re-sale or re-transfer. If a Contingent Payment Product is sold in combination with other products or other components proprietary to the Buyer Group, then "Net Sales" shall be based on the []*.

        "Non-Compliance Grantback Notice" has the meaning ascribed to such term in Section 6.10(d) hereof.

        "Non-Compliance Grantback" has the meaning ascribed to such term in Section 6.10(d) hereof.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Non-Compliance Notice" has the meaning ascribed to such term in Section 6.10(b) hereof.

        "Non-HCV Indication" means any indication for treatment other than an indication for treatment of infections caused by HCV.

        "Non-HCV Milestone" means any of Non-HCV Milestone One, Non-HCV Milestone Two, Non-HCV Milestone Three, Non-HCV Milestone Four, Non-HCV Milestone Five, Non-HCV Milestone Six and Non-HCV Milestone Seven.

        "Non-HCV Milestone One" means the []* by a Member of the Buyer Group of an []* for any Contingent Payment Product that includes treatment of a Non-HCV Indication []*.

        "Non-HCV Milestone Two" means []* of any Contingent Payment Product for the treatment of a Non-HCV Indication.

        "Non-HCV Milestone Three" means []* of any Contingent Payment Product for the treatment of a Non-HCV Indication.

        "Non-HCV Milestone Four" means the []* by a Member of the Buyer Group of an []* any Contingent Payment Product with a Non-HCV Indication.

        "Non-HCV Milestone Five" means []* by a Member of the Buyer Group with the []*, of an []* any Contingent Payment Product with a Non-HCV Indication.

        "Non-HCV Milestone Six" means []* by a Member of the Buyer Group of []* or its functional equivalent with respect to any Contingent Payment Product for the treatment of a Non-HCV Indication.

        "Non-HCV Milestone Seven" means []* by a Member of the Buyer Group of []*, with respect to any Contingent Payment Product for the treatment of a Non-HCV Indication.

        "Non-HCV Milestone Payment" means any of Non-HCV Milestone One Payment, Non-HCV Milestone Two Payment, Non-HCV Milestone Three Payment, Non-HCV Milestone Four Payment, Non-HCV Milestone Five Payment, Non-HCV Milestone Six Payment and Non-HCV Milestone Seven Payment.

        "Non-HCV Milestone One Payment" means three million dollars ($3,000,000.00), provided that if the HCV Milestone Three Payment has been made by the Parent prior to the occurrence of Non-HCV Milestone One, then the "Non-HCV Milestone One Payment" shall mean zero dollars ($0.00).

        "Non-HCV Milestone Two Payment" means (i) thirteen million dollars ($13,000,000.00) upon the first occurrence, if any, of Non-HCV Milestone Two and (ii) six million five hundred thousand dollars ($6,500,000.00) upon the second occurrence, if any, of Non-HCV Milestone Two.

        "Non-HCV Milestone Three Payment" means (i) twenty million dollars ($20,000,000.00) upon the first occurrence, if any, of Non-HCV Milestone Three and (ii) ten million dollars ($10,000,000.00) upon the second occurrence, if any, of Non-HCV Milestone Three.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Non-HCV Milestone Four Payment" means (i) ten million dollars ($10,000,000.00) upon the first occurrence, if any, of Non-HCV Milestone Four and (ii) five million dollars ($5,000,000.00) upon the second occurrence, if any, of Non-HCV Milestone Four.

        "Non-HCV Milestone Five Payment" means (i) five million dollars ($5,000,000.00) upon the first occurrence, if any, of Non-HCV Milestone Five and (ii) two million five hundred thousand dollars ($2,500,000.00) upon the second occurrence, if any, of Non-HCV Milestone Five.

        "Non-HCV Milestone Six Payment" means (i) twenty million dollars ($20,000,000.00) upon the first occurrence, if any, of Non-HCV Milestone Six and (ii) ten million dollars ($10,000,000.00) upon the second occurrence, if any, of Non-HCV Milestone Six.

        "Non-HCV Milestone Seven Payment" means (i) ten million dollars ($10,000,000.00) upon the first occurrence, if any, of Non-HCV Milestone Seven and (ii) five million dollars ($5,000,000.00) upon the second occurrence, if any, of Non-HCV Milestone Seven.

        "Option Agreement" means that certain letter agreement between Parent and the Company dated as of October 15, 2007.

        "Outside Date" has the meaning ascribed to such term in Section 10.1(g) hereof.

        "Parent" has the meaning ascribed to such term in the introductory paragraph hereof.

        "Parent Disclosure Schedule" has the meaning ascribed to such term in Article 5 hereof.

        "Parent Grantback Assets" has the meaning ascribed to such term in Section 6.10(a) hereof.

        "Parent Grantback Work Product" has the meaning ascribed to such term in Section 6.10(a) hereof.

        "Parent Indemnified Parties" has the meaning ascribed to such term in Section 9.2 hereof.

        "Participating Holders" means those persons (other than the holders of Dissenting Shares, the Company, any Disqualified Shareholder or any Subsidiary of the Company) who, immediately prior to the Effective Time of the Merger, were holders of shares of Company Common Stock or Company Preferred Stock or holders of Common Warrants or Eligible Company Options, and whose interests therein, as the result of the Merger, are converted into the right to receive a portion of the Merger Consideration.

        "person" (whether such term is capitalized or not) means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Personnel" has the meaning ascribed to such term in Section 6.16(a) hereof.

        "Phase I" means a clinical trial, either singular or one of several such clinical trials, intended to provide an initial evaluation of the safety, pharmacokinetic and/or pharmacological effects of a Contingent Payment Product in human subjects, either healthy or diseased, and to gather sufficient information about the drug's pharmacokinetics and pharmacological effects to permit the design of a well-controlled, scientifically valid, Phase II study; provided that for certain indications, administration to diseased patients may be required, necessary or useful in order for such trial to provide an indication of activity or effectiveness and in such instance(s) such a trial shall nonetheless be deemed "Phase I".

        "Phase II" means a clinical trial, either singular or one of several such clinical trials, usually but not always conducted after the completion of a Phase I trial, intended to evaluate the effectiveness and/or side effects and risks of a Contingent Payment Product in human subjects, and to gather sufficient information about the drug's effectiveness and/or side effects and risks to permit the design of a well-controlled, scientifically valid, Phase III study.

        "Phase III" means a clinical trial, usually but not always conducted after the completion of a Phase II trial, that is intended to gather additional information as to the effectiveness and safety of a Contingent Payment Product in human subjects, in order to evaluate the overall benefits and risks of such Contingent Payment Product and to provide an adequate basis for physician labeling.

        "Post-Approval Notice" has the meaning ascribed to such term in Section 6.5 hereof.

        "Preferred Stock Closing Amount" has the meaning ascribed to such term in Section 2.6(a)(iii) hereof.

        "Presumed Breach Events" has the meaning ascribed to such term in Section 6.9(b) hereof.

        "PTO" means the United States Patent and Trademark Office.

        "RCRA" has the meaning ascribed to such term in Section 4.14(b) hereof.

        "Reimbursable Expenses" has the meaning ascribed to such term in Section 2.6(a)(i) hereof.

        "Required Shareholder Approval" has the meaning ascribed to such term in Section 4.30 hereof.

        "Rights Documents" has the meaning ascribed to such term in Section 3.2(a) hereof.

        "Sales-Based Milestone" means any of Sales-Based Milestone One and Sales-Based Milestone Two.

        "Sales-Based Milestone One" means the first occurrence of Net Sales of Contingent Payment Products in excess of []* after the Effective Time.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Sales-Based Milestone Two" means the first occurrence of Net Sales of Contingent Payment Products in excess of []* after the Effective Time other than the year in which the Sales-Based Milestone One occurs.

        "Sales-Based Milestone One Payment" means thirty million dollars ($30,000,000.00).

        "Sales-Based Milestone Two Payment" means seventy million dollars ($70,000,000.00).

        "Sales-Based Milestone Payment" means any of Sales-Based Milestone One Payment and Sales-Based Milestone Two Payment.

        "SARA" has the meaning ascribed to such term in Section 4.14(b) hereof.

        "SEC" has the meaning ascribed to such term in Section 5.4 hereof.

        "Section 6.9 Contingent Payment Product" means any Contingent Payment Product that includes Section 6.9 IB657 as an active pharmaceutical ingredient and that is being developed for the treatment of infections caused by HCV as an indication.

        "Section 6.9 IB657" means []*.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Services Agreement" means the services agreement between Parent and ServicesCo substantially in the form of Exhibit C attached hereto.

        "ServicesCo" shall mean Lecura, Inc., a Washington corporation.

        "Subsidiary" or "Subsidiaries" (whether or not capitalized) of any person means (i) any corporation, or other legal entity of which such person (either above or through or together with any other Subsidiary or Subsidiaries), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) any partnership, limited partnership, limited liability company, joint venture, association, trust, or other entity in which such person (directly or indirectly through another Subsidiary or Subsidiaries) holds more than 50% of the equity interests the holders of which are generally entitled to vote for the election of the governing body of such legal entity.

        "Superior Proposal" has the meaning ascribed to such term in Section 7.24(a) hereof.

        "Surviving Corporation" has the meaning ascribed to such term in the recitals hereof.

        "Surviving Corporation Articles" has the meaning ascribed to such term in Section 2.4(a) hereof.

        "Takeover Proposal" has the meaning ascribed to such term in Section 7.24(a) hereof.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        "Tax" or "Taxes" (and with correlative meaning, "Taxable" and "Taxing") means any federal, state, local, or non-United States income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, import value added, excise, export, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, pension insurance contributions, unemployment, disability, payroll, license, employee, withholding tax, including, but not limited to, on salaries and wages, or other tax or levy or contribution, of any kind whatsoever, including any interest, penalties, special charges or additions to tax in respect of the foregoing.

        "Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

        "Taxation Authority" means any Governmental Authority having any responsibility for (a) the determination, assessment or collection or payment of any Tax, or (b) the administration, implementation or enforcement of or compliance with any law relating to any Tax.

        "Third Party Consideration Claim" has the meaning ascribed to such term in Section 9.2 hereof.

        "Third Party Payment" has the meaning ascribed to such term in Section 2.7(d) hereof.

        "Third Party Payment Offset" has the meaning ascribed to such term in Section 2.7(d) hereof.

        "Threshold Amount" has the meaning ascribed to such term in Section 9.6(a) hereof.

        "Transaction Expenses" means all expenses of each of the Company, its Subsidiaries and the Participating Holders incurred by the Company or any of its Subsidiaries in connection with the preparation, execution and consummation of this Agreement, the transactions contemplated hereby and the Closing, including all fees and disbursements of attorneys, accountants and other advisors (including, but not limited to, P2 Partners, LLC) and service providers of the Participating Holders or the Company or any of its Subsidiaries.

        "Valid and Enforceable Claim" means (i) a claim of any issued patent which has not expired, lapsed, or been held invalid, unpatentable or unenforceable by court or other authority of competent jurisdiction in the issuing country in a decision which is not subject to pending appeal or was not or is no longer appealable, or (ii) a claim in any pending patent application which has not been the subject of a final rejection notice from which an appeal cannot be taken or with respect to which the applicable period of appeal has expired.

        "Washington Law" means the Business Corporation Act of the State of Washington (Title 23B of the Revised Code of Washington), as amended from time to time.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

ARTICLE 2
THE MERGER

        2.1    The Merger.    Subject to the other terms and conditions of this Agreement, including those set forth in Article 8 hereof, and in accordance with Washington Law and Delaware Law, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger.

        2.2    Consummation of the Merger; Effective Time.    Subject to the fulfillment or waiver of all of the conditions contained in Article 8, as soon as is reasonably practicable after, but in no event later than, the fifth business day following the fulfillment or waiver of such conditions, a closing (the "Closing") will be held at the offices of Bingham McCutchen LLP in Boston, Massachusetts (or such other place as the parties may agree). The date on which the Effective Time (as defined below) occurs is referred to herein as the "Closing Date." On the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing (i) with the Secretary of State of the State of Delaware a certificate of merger, substantially in the form of Exhibit D-1 hereto, executed in accordance with the relevant provisions of Delaware Law (the "Merger Certificate") and (ii) with the Secretary of State of the State of Washington articles of merger, substantially in the form of Exhibit D-2 hereto, executed in accordance with the relevant provisions of Washington Law (the "Articles of Merger" and together with the Merger Certificate, the "Merger Documents"). The term "Effective Time" means the later of the date and time of the filing of the Merger Documents with (i) the Secretary of State of the State of Delaware and (ii) the Secretary of State of the State of Washington, as applicable (or such later time as may be agreed by each of the parties hereto and specified in the Merger Documents in accordance with Delaware Law and Washington Law, as applicable).

        2.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and as provided by the applicable provisions of Delaware Law and Washington Law. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property (including, but not limited to, the Company Program Assets and all related Intellectual Property and licenses to Intellectual Property), rights, privileges, powers and franchises of the Company and the Merger Sub shall remain vested in the Surviving Corporation, and, subject to this Agreement, all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall continue to be the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

        2.4    Charter; Bylaws.

          (a)   At the Effective Time, the articles of incorporation of the Company shall be amended in their entirety, upon the filing of the Articles of Merger, to the form attached as Exhibit E hereto, which shall thereafter be the articles of incorporation of Surviving Corporation (the "Surviving Corporation Articles") until thereafter amended as provided by Washington Law, and as permitted under the terms of such Surviving Corporation Articles.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (b)   At the Effective Time, the bylaws of the Company shall be amended in their entirety to the form attached as Exhibit F hereto, which shall thereafter be the bylaws of Surviving Corporation until thereafter amended as provided by Washington Law, and as permitted under the terms of such bylaws.

        2.5    Directors and Officers.    The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Articles and the bylaws of the Surviving Corporation, and until their respective successors are duly elected and qualified or until their earlier death, disability, resignation or removal. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.

        2.6    Closing Date Consideration.

          (a)    Closing Consideration.    At the Effective Time or in the event the Effective Time is prior to January 2, 2008, on January 2, 2008 (the "Closing Consideration Payment Date") and subject to the provisions of Article 3 hereof, Parent shall pay the Closing Consideration, of which:

              (i)  Two Hundred Thousand Dollars ($200,000.00) (the "Holders Representative Reimbursement Amount") shall be deposited with the Holders Representative, to be held by the Holders Representative for the payment of expenses incurred by the Holders Representative in performing its duties pursuant to this Agreement, the Escrow Agreement and the LLC Agreement ("Reimbursable Expenses");

             (ii)  An amount equal to one million five hundred thousand dollars ($1,500,000.00) (the "Escrow Deposit Amount") shall be deposited with The Bank of New York (the "Escrow Agent") to be held for a period of one year from the Closing Date pursuant to an Escrow Agreement, substantially in the form of Exhibit G attached hereto (the "Escrow Agreement"), and distributed in accordance therewith; and

            (iii)  The remainder of the Closing Consideration shall, subject to Section 2.6(d) and Section 9.5(b), be payable in cash to those Participating Holders that are holders of shares of Company Preferred Stock immediately prior to the Effective Time (such aggregate amount being hereinafter referred to in the aggregate as the "Preferred Stock Closing Amount"), in the respective amounts reflected on the Merger Consideration Certificate, either: by (x) wire transfer to an account in the name of such Participating Holder as provided to Parent by written notice from the Holders Representative at least two (2) business days prior to the Closing Consideration Payment Date; or (y) delivery of a check, payable to such Participating Holder, to the Holders Representative on the Closing Consideration Payment Date.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (b)    Merger Consideration Certificate.    At Closing, the Company shall deliver to Parent and the Holders Representative a certificate (the "Merger Consideration Certificate") that shall include (1) a complete and accurate list of all of the liabilities of the Company and its Subsidiaries as of the close of business on the business day immediately preceding the Closing Date (the "Closing Liabilities", which shall not include liabilities under written executory Company Program Contracts to the extent that such liabilities accrue and arise from and after the Closing but shall include (i) amounts owing to Parent under the proviso to subparagraph 3(b) of the Option Agreement, (ii) any and all payment amounts due and payable by the Company under equipment leases, real estate leases and any other agreements to which the Company is a party regardless of whether any such payment amounts are accrued or due and payable prior to or after the Closing (other than payment amounts that accrue or arise from and after the Closing under Company Program Contracts) and (iii) the Transaction Expenses referred to below in clause (5) of this paragraph, and shall be calculated net of any cash deposits held by the creditor to whom the liability is owed), (2) for each of the Company's and its Subsidiaries' bank accounts, the uncollected checks or other payment orders or instructions made by the Company as of the close of business on the business day immediately preceding the Closing Date and the respective amount of each such uncollected checks or other payment orders or instructions, (3) a complete and accurate list, including the amount, of all cash and cash equivalents, as well as all cash deposits held by the Company, as of the close of business on the business day immediately preceding the Closing Date, (4) the Available Closing Cash, (5) the Transaction Expenses, if any, that have not been paid or adequately provided for as of the close of business on the business day immediately preceding the Closing Date, and (6) the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time. The Merger Consideration Certificate shall further set forth a calculation of (i) the Closing Consideration, (ii) the Preferred Stock Closing Amount in accordance with Section 2.6(a), and (iii) the respective portions of the Preferred Stock Closing Amount payable to each holder of Company Preferred Stock based on their respective holdings thereof immediately prior to the Effective Time and application of the provisions of Section 3.1 of the LLC Agreement. The information and calculations set forth in the Merger Consideration Certificate shall be deemed to constitute a representation and warranty of the Company and any inaccuracy or calculation of any information set forth in the Merger Consideration Certificate that results in Damages to Parent shall entitle Parent to make a claim for indemnification for breach of representation or warranty under Section 9.2 of this Agreement.

          (c)    Distribution of Holders Representative Reimbursement Amount.    Any of the Holders Representative Reimbursement Amount that has not been spent on Reimbursable Expenses by the Holders Representative on or prior to the end of the period in which the Holders Representative has continuing duties to perform pursuant to this Agreement, the Escrow Agreement or the LLC Agreement, shall be distributed by the Holders Representative to the Participating Holders as additional Merger Consideration pursuant to the terms of Section 3.1 of the LLC Agreement.

          (d)    Holdback.    In the event that any Participating Holder that is a holder of Company Preferred Stock shall not have returned to Parent duly executed transmittal materials in proper form pursuant to, and in accordance with, Section 3.2(a) hereof at any time prior to the Effective Time, Parent shall be entitled to hold back the portion of the Preferred Stock Closing Amount which such Participating Holder would have been entitled to receive pursuant to, and in accordance with, Section 2.6(a) hereof. Upon Parent's receipt of such Participating Holder's properly executed transmittal materials, Parent shall promptly transmit any such holdback amounts to the Holders Representative for distribution to the Participating Holder pursuant to, and in accordance with, Section 2.6(a)(iii) hereof.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        2.7    Contingent Consideration.

          (a)    Milestone Payments.

            (i)    HCV Milestone Payments and HCV []* Milestone Payments.

              (A)  Subject to the limitations set forth herein, including without limitation those set forth in Sections 2.7(d) through (f) below, if any HCV Milestone is achieved by any Member of the Buyer Group, then, within sixty (60) days after the date on which such HCV Milestone has been achieved, Parent shall deliver to the Holders Representative, for the benefit of the Participating Holders and for application and distribution in accordance with Section 3.1 of the LLC Agreement, an amount of cash equal to the remainder obtained by subtracting from the Corresponding HCV Milestone Payment the aggregate amount of any and all outstanding set off claims, if any, made against any Contingent Payment pursuant to Sections 2.7(n), 3.7(e) or 9.5 hereof. The obligation of Parent under this Section 2.7(a)(i)(A) shall be subject to the provisions of Section 2.7(m) below. For purposes of clarification, Parent shall make each HCV Milestone Payment contemplated under this Section 2.7(a)(i)(A) []*.

              (B)  Subject to the limitations set forth herein, including without limitation those set forth in Sections 2.7(d) through (f) below, if any HCV []* Milestone is achieved by any Member of the Buyer Group, then, within (60) days after the date on which such HCV []* Milestone has been achieved, Parent shall deliver to the Holders Representative, for the benefit of the Participating Holders and for application and distribution in accordance with Section 3.1 of the LLC Agreement, an amount of cash equal to the remainder obtained by subtracting from the Corresponding HCV []* Milestone Payment the aggregate amount of any and all outstanding set off claims, if any, made against any Contingent Payment pursuant to Sections 2.7(n), 3.7(e) or 9.5 hereof. The obligation of Parent under this Section 2.7(a)(i)(B) shall be subject to the provisions of Section 2.7(m) below. For purposes of clarification, Parent shall make each HCV []* Milestone Payment contemplated under this Section 2.7(a)(i)(B) []*.

            (ii)    Non-HCV Milestone Payments.    Subject to the limitations set forth herein, including without limitation those set forth in Sections 2.7(d) through (f) below, if any Non-HCV Milestone is achieved by any Member of the Buyer Group, then, within sixty (60) days after the date on which such Non-HCV Milestone has been achieved, Parent shall deliver to the Holders Representative, for the benefit of the Participating Holders and for application and distribution in accordance with Section 3.1 of the LLC Agreement, an amount of cash equal to the remainder obtained by subtracting from the Corresponding Non-HCV Milestone Payment the aggregate amount of any and all outstanding set off claims, if any, made against any Contingent Payment pursuant to Sections 2.7(n), 3.7(e) or 9.5 hereof. The obligation of Parent under this Section 2.7(a)(ii) shall be subject to the provisions of Section 2.7(m) below. For purposes of clarification: (i) Parent shall make the Non-HCV Milestone One Payment contemplated under this Section 2.7(a)(ii) []*.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

            (iii)    Sales-Based Milestone Payments.    Subject to the limitations set forth herein, including without limitation those set forth in Sections 2.7(d) through (f) below, if any Sales-Based Milestone is achieved, then within ninety (90) days after the end of the calendar year in which such Sales-Based Milestone has been achieved by any Member of the Buyer Group, Parent shall deliver to the Holders Representative, for the benefit of the Participating Holders and for application and distribution in accordance Section 3.1 of the LLC Agreement, an amount of cash equal to the remainder obtained by subtracting from the Corresponding Sales-Based Milestone Payment the aggregate amount of any and all outstanding set off claims, if any, made against any Contingent Payment pursuant to Sections 2.7(h), 2.7(j), 2.7(k), 2.7(n), 3.7(e) or 9.5 hereof, provided however, that commencing five (5) years from the Effective Date, such ninety (90) day time period shall be modified to require payment of such Sales-Based Milestone Payment on or before March 15th of the calendar year following achievement of such Sales-Based Milestone. The obligation of Parent under this Section 2.7(a)(iii) shall be subject to the provisions of Section 2.7(m) below. For purposes of clarification, Parent shall make each Sales-Based Milestone Payment contemplated under this Section 2.7(a)(iii) []*.

          (b)    Contingent Earn-Out Payments.    Subject to the limitations set forth herein, including without limitation those set forth in Sections 2.7(d) through (f) below, and in addition to the HCV Milestone Payments, the Non-HCV Milestone Payments and the Sales-Based Milestone Payments, if Parent or any Member of the Buyer Group at any time determines, in its sole discretion (subject to the obligations of Parent set forth in Section 6.9 below), to market and sell a Contingent Payment Product, then within ninety (90) days after the end of each calendar year in which Net Sales of such Contingent Payment Product occur, Parent shall deliver to the Holders Representative, for the benefit of the Participating Holders and for application and distribution in accordance Section 3.1 of the LLC Agreement, an amount of cash equal to the remainder obtained by subtracting from the Contingent Earn-Out Payment Amount the aggregate amount of any and all outstanding set off claims, if any, made against any Contingent Payment pursuant to Sections 2.7(h), 2.7(j), 2.7(k), 2.7(n), 3.7(e) or 9.5 hereof (each such payment, a "Contingent Earn-Out Payment"), provided however, commencing five (5) years from the Effective Date, such ninety (90) day time period shall be modified to require payment of such Contingent Earn-Out Payment on or before March 15th of the calendar year following the year in which Net Sales of such Contingent Payment Product occur. The obligation of Parent under this Section 2.7(b) shall be subject to the provisions of Section 2.7(m) below. For purposes of clarification, Parent shall make each Contingent Earn-Out Payment contemplated under this Section 2.7(b) []* during any calendar year after the Effective Time.

          (c)    Decision to Develop, Market or Sell.    Without limiting the obligations of the Parent set forth in Section 6.9 below, nothing contained in this Section 2.7 or elsewhere in this Agreement shall obligate Buyer Group to develop, commence or continue marketing or selling, any Contingent Payment Product.

          (d)    Reduction of Contingent Payments for Licensing Fees and Royalty Payments to Third Parties.    In the event that, in connection with the sale of any Contingent Payment Product by Buyer Group in any country of the world during any calendar year, there is any license fee, royalty payment or any similar payment (each a "Third Party Payment") due or owing from any Member of the Buyer Group to any third party pursuant to (x) any license or other agreement listed on the Company Disclosure Schedule or (y) any license or other agreement entered into by the Company with such third party prior to the Effective Time, then the Contingent Payments required to be made by the Parent pursuant to this Agreement shall be reduced by an amount equal to []* of all such Third Party Payments (the "Third Party Payment Offset"). The right of any Member of the Buyer Group to indemnification for Damages under any other provision of this Agreement based on a breach of any representation or warranty pertaining to any license or other agreement described in clauses (x) and (y) above shall be reduced to the extent of any Third Party Payment Offsets actually taken by Parent with respect to payments on such license.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (e)    Reduction of Contingent Payments for Patent Expiration and Patent Invalidity.    Notwithstanding anything express or implied to the contrary in this Section 2.7, in the event that the sale or manufacture of any Contingent Payment Product in any country of the world by any person would not, absent a license or sublicense granted by Buyer Group, infringe any Valid and Enforceable Claim of any issued Company Patents in such country, then the amount of any Sales-Based Milestone Payment or Contingent Earn-Out Payment that would otherwise be made with respect to sales of such Contingent Payment Product in such country may be reduced in accordance with the third sentence of the definition of Net Sales.

          (f)    Reduction of Contingent Payments for Payments in Respect of Third Party Patents and Technology.    If (a) Parent reasonably determines that (i) a patent []* (each, a "Blocking Third Party Patent"), (ii) a patent application []* (each, a "Blocking Third Party Patent Application") or (iii) a patented or proprietary complementary technology []* of such Contingent Payment Product (a "Complementary Technology"), and (b) a Member of the Buyer Group in-licenses such Blocking Third Party Patent, Blocking Third Party Patent Application or Complementary Technology pursuant to terms requiring any Member of the Buyer Group to make payments to such third party, then, with respect to such Contingent Payment Product, []* of the amount of any cash payments that Parent pays in connection with, and []* of the amount by which the consideration paid to Parent by any Member of the Buyer Group is reduced because of, any such in-licensed Blocking Third Party Patent, Blocking Third Party Patent Application or Complementary Technology, shall be offset by Parent against any and all amounts that Parent would otherwise be required to pay pursuant to Sections 2.7 hereof (after giving effect to any other adjustments thereto pursuant to this Section 2.7) with respect to such Contingent Payment Product, provided that in no event shall any and all amounts that Parent would otherwise be required to pay pursuant to Sections 2.7 hereof (after giving effect to any other adjustments thereto pursuant to this Section 2.7) during any calendar year be reduced by more than []* pursuant to this Section 2.7(f). Nothing in this Section 2.7(f) shall limit any remedy or indemnification right that any member of the Buyer Group may have under any other provision of this Agreement based on a breach of any representation or warranty contained in this Agreement. The right of any Member of the Buyer Group to indemnification for Damages under any other provision of this Agreement based on a breach of any representation or warranty as a result of or pertaining to any Blocking Third Party Patent or Complementary Technology shall be reduced to the extent of any Contingent Payment reduction actually taken by Parent with respect to payments on such license.

          (g)    Delivery of Contingent Payment Certificate.    On or prior to the ninetieth (90th) day following the last day of each Contingent Earn-Out Payment Year, Parent shall deliver to the Holders Representative a certificate (a "Contingent Payment Certificate"), setting forth (a) the amount of Net Sales for such Contingent Earn-Out Payment Year (including the amount and location of any sales excluded from Net Sales under the third sentence of the definition of Net Sales), and (b) Parent's determination of the amount of any Contingent Earn-Out Payments and Sales-Based Milestone Payments, if any, due for such Contingent Earn-Out Payment Year (each such amount due being referred to herein as a "Contingent Payment Amount"), including the calculation of any offsets or reductions of such amounts pursuant to Sections 2.7(d), 2.7(f) or 2.7(n).

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (h)    Holders Representative Audit Rights.    Parent hereby grants, and shall cause the other members of the Buyer Group to grant, the Holders Representative and its representatives and advisers, at the Holders Representative's sole expense, the right, exercisable no more than once during each forty-five (45) day period (the "Contingent Payment Dispute Period") following the receipt by the Holders Representative of a Contingent Payment Certificate, subject to the execution of, and compliance with, a customary confidentiality agreement in form and substance reasonably satisfactory to Parent, to demand an opportunity to examine and have full access to the Buyer Group's books of account and records of Net Sales, Third Party Payment Offsets, offsets related to Blocking Third Party Patents and offsets related to Complementary Technologies for the applicable Contingent Earn-Out Payment Year with respect to which the most recent Contingent Payment Certificate has been delivered, at the location of such records on prior written notice of at least ten (10) days, for the purpose of verifying the amount of Net Sales, Third Party Payment Offsets, offsets related to Blocking Third Party Patents and offsets related to Complementary Technologies for such Contingent Earn-Out Payment Year (each such review shall be referred to herein as a "Contingent Payment Audit"). Notwithstanding the foregoing, absent fraud, intentional misconduct, or the discovery (whether or not following the completion of any Contingent Payment Audit) of a material fact that was required to be taken into account by Parent in the Contingent Payment Certificate and that was not disclosed by Parent to the Holders Representative or its representatives either in the Contingent Payment Certificate or otherwise in the course of conducting such Contingent Payment Audit, which material fact, if taken into account in the calculation of the applicable Contingent Payment Amount, would have resulted in an increase in such Contingent Payment Amount, the Holders Representative or its representatives shall not be permitted to review any records of Net Sales, Third Party Payment Offsets, offsets related to Blocking Third Party Patents and offsets related to Complementary Technologies for any Contingent Earn-Out Payment Year for which a Contingent Payment Audit has previously been performed, or, if no such Contingent Payment Audit was demanded or performed on a timely basis, after the expiration of the Contingent Payment Dispute Period. For the purpose of conducting a Contingent Payment Audit, the Holders Representative may hire, at its expense, one or more auditors or attorneys of the Holders Representative's choosing to assist in such examination, provided, that such auditors or attorneys have entered into customary confidentiality agreements with Parent in form and substance reasonably acceptable to Parent. The Holders Representative and such representatives shall have access to all of the books and records reasonably required to perform any Contingent Payment Audit at all times during the period of one hundred twenty (120) days following the date on which the Holders Representative delivers a Dispute Notice to Parent (the "Contingent Payment Audit Period"). Nothing in this Section 2.7 shall be deemed to require any Member of the Buyer Group to keep any books of account or records other than those which it maintains in the ordinary course of business in its usual and customary practice, to retain any such books of account or records for any period in excess of the period for which it retains such records in the ordinary course of business in its usual and customary practice, or to provide access to any books and records other than that specified above, and no presumption shall be made against any Member of the Buyer Group as a result of the absence of any such books and records as a result of the disposition of any such books and records in the ordinary course of business; provided, however, that in no case shall any Member of the Buyer Group dispose of such books of account or records with respect to a Contingent Earn-Out Payment Year earlier than the date that is four (4) years following the last day of the subsequent Contingent Earn-Out Payment Year; and, provided further, that once the Holders Representative delivers to Parent a Dispute Notice indicating its intention to commence a Contingent Payment Audit with respect to a Contingent Earn-Out Payment Year, the Buyer Group shall use commercially reasonable efforts to keep and retain all books of account relating to Net Sales, Third Party Payment Offsets, offsets related to Blocking Third Party Patents and offsets related to Complementary Technologies for the Contingent Earn-Out Payment Year for which such Contingent Payment Audit is being conducted, including but not limited to those identified in a request or requests from the Holders Representative with respect to any Contingent Payment Amount for such Contingent Earn-Out Payment Year. If any final Contingent Payment Amount determined pursuant to this Section 2.7(h) is greater than the corresponding Contingent Payment Amount set forth on the relevant Contingent Payment Certificate by an amount equal to more than the greater of (i) []* or (ii) five percent (5%) of the applicable Contingent Payment Amount set forth in the relevant Contingent Payment Certificate, Parent shall pay all of the reasonable out-of-pocket costs and expenses actually incurred by the Holders Representative in connection with such Contingent Payment Audit. If any final Contingent Payment Amount determined pursuant to this Section 2.7(h) is less than the corresponding Contingent Payment Amount set forth on the relevant Contingent Payment Certificate, then (x) the Holders Representative shall pay all of the reasonable out-of-pocket costs and expenses actually incurred by the Holders Representative in connection with such Contingent Payment Audit and (y) Parent shall be entitled to offset the difference between the Contingent Payment Amount set forth on the relevant Contingent Payment Certificate and such lesser amount against any and all amounts that Parent would otherwise be required to pay pursuant to this Section 2.7 (after giving effect to any other adjustments thereto pursuant to this Section 2.7).

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (i)    Dispute Notice.    In the event that the Holders Representative does not agree with or desires to investigate the calculation of any Contingent Payment Amount set forth on any Contingent Payment Certificate, the Holders Representative shall be entitled, during the Contingent Payment Audit Period, to give Parent written notice (a "Dispute Notice"), of such disagreement or desire. In the event that the Holders Representative delivers a Dispute Notice, the date by which Parent shall be obligated to deliver any Contingent Earn-Out Payment or Sales-Based Milestone Payment reflected in the Contingent Payment Certificate shall not be extended, but the date by which Parent shall be obligated to deliver any additional increment of Contingent Earn-Out Payment or Sales-Based Milestone Payment determined as a result of the Contingent Payment Audit, shall be extended until the date that is thirty (30) days following the final determination of any and all disputed Contingent Payment Amounts pursuant to the provisions of Sections 2.7(j) and 2.7(k) below. In the event that the Holders Representative does not deliver a Dispute Notice during the Contingent Payment Audit Period, all Contingent Payment Amounts set forth on such Contingent Payment Certificate shall irrevocably be deemed to be the final Contingent Payment Amounts for such Contingent Earn-Out Payment Year and all purposes of this Agreement, absent fraud or intentional misconduct, or the discovery after the expiration of the Contingent Payment Dispute Period of a material fact in existence at such time that was required to be, but was not, disclosed by Parent to the Holders Representative in the Contingent Payment Certificate.

          (j)    Agreed Contingent Payment.    In the event that the Holders Representative delivers a Dispute Notice within the Contingent Payment Dispute Period, the Holders Representative and Parent shall, for a period of not less than thirty (30) days after the later of delivery of the Dispute Notice or conclusion of any Contingent Payment Audit demanded by the Holders Representative, attempt in good faith to resolve all Contingent Payment Amount(s) that is/are in dispute (each, a "Disputed Contingent Payment Amount"), and mutually determine any adjustments to such Contingent Payment Amount(s) (each, an "Agreed Contingent Payment Amount"). Parent and the Holders Representative shall, subject to the execution of a confidentiality agreement in form and substance reasonably satisfactory to the delivering party, provide each other with such information, records and material kept in the ordinary course of business in such party's possession and which such party may disclose without violating confidentiality obligations to third parties, as is reasonably necessary and appropriate in attempting to resolve any such Disputed Contingent Payment Amount, including the delivery of a copy to the Holders Representative of any such information, records and material, to the extent then available, that was used to calculate the amount of Net Sales and the Contingent Payment Amount(s) set forth on each relevant Contingent Payment Certificate. If any final Agreed Contingent Payment Amount determined pursuant to this Section 2.7(j) is greater than the corresponding Contingent Payment Amount set forth on the relevant Contingent Payment Certificate by an amount equal to more than the greater of (i) []* or (ii) five percent (5%) of the applicable Contingent Payment Amount set forth in the relevant Contingent Payment Certificate, Parent shall pay all of the reasonable out-of-pocket costs and expenses actually incurred by the Holders Representative in connection with such Contingent Payment Audit. If any final Agreed Contingent Payment Amount determined pursuant to this Section 2.7(j) is less than the corresponding Contingent Payment Amount set forth on the relevant Contingent Payment Certificate, then (x) Holders Representative shall pay all of the reasonable out-of-pocket costs and expenses actually incurred by Parent in connection with such Contingent Payment Audit and (y) Parent shall be entitled to offset the difference between the Contingent Payment Amount set forth on the relevant Contingent Payment Certificate and such lesser amount against any and all amounts that Parent would otherwise be required to pay pursuant to this Section 2.7 (after giving effect to any other adjustments thereto pursuant to this Section 2.7).

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (k)    Appraisal of Disputed Contingent Payment Amount.    In the event that no agreement can be reached by the Holders Representative and Parent as to the calculation of any Disputed Contingent Payment Amount within ninety (90) days after the later of the delivery of a Dispute Notice or the conclusion of a Contingent Payment Audit, and such disagreement relates only to the amount of Net Sales, Third Party Payment Offsets, offsets related to Blocking Third Party Patents and offsets related to Complementary Technologies of Contingent Payment Products, then either party shall have the right to seek a determination of such Disputed Contingent Payment Amount by appraisal by an accounting firm (the "Appraiser") selected under this paragraph; provided, however, that the provisions of this Section 2.7(k) will only be applicable if there is a dispute or disagreement concerning the calculation or determination of the specific amount of any of such items and there is no dispute or disagreement concerning the interpretation or application of any of the defined terms Net Sales, Third Party Payment Offsets, Blocking Third Party Patents, Complementary Technologies and Contingent Payment Products or the nature or extent of the parties rights and obligations under this Agreement with respect to any of such defined terms or any of the items covered by such defined terms. The accounting firms qualified to serve as Appraiser under this paragraph (each an "Accountant") are the Boston, Massachusetts offices of Deloitte & Touche LLP, KPMG, Ernst & Young LLP, PricewaterhouseCoopers, BDO Seidman, LLP, Grant Thornton LLP, or their respective successors, or such other accounting firms as the Company and Parent may mutually agree; provided that such firm is not the principal regularly-engaged outside accountant to Parent, the Company, any member of the Buyer Group involved in such dispute, or any auditor that may have assisted the Holders Representative in any Contingent Payment Audit. The Holders Representative and Parent shall jointly select one (1) of the Accountants to serve as the Appraiser within thirty (30) days after either Holders Representative or Parent delivers a written demand to the other to submit the dispute to appraisal. In the event that the Holders Representative and Parent are unable to agree upon an Appraiser within such thirty (30) day period, then each of the Holders Representative and Parent shall select one of the Accountants and the two Accountants so selected shall jointly select a third Accountant to be the Appraiser. The engagement and charge of the Appraiser shall be limited to determining the specific amount of Net Sales, Third Party Payment Offsets, offsets related to Blocking Third Party Patents and offsets related to Complementary Technologies of any identified product or products for the applicable Contingent Earn-Out Payment Year. The Appraiser shall determine such Disputed Contingent Payment Amount within the limitations set forth above within ninety (90) days after the date of such Appraiser's engagement and the Appraiser shall be provided with such information and records, which may include on-site access, relating to such dispute as it may reasonably request. Any Disputed Contingent Payment Amount determined by an Appraiser in accordance with this paragraph (l) shall be deemed to be the final determination of all matters within the scope of the Appraiser's authority pursuant to this Section 2.7(k) with respect to the Contingent Payment Amount for the applicable Contingent Earn-Out Payment Year for all purposes of this Agreement. The determination of any matters within the scope of the Appraiser's authority pursuant to this Section 2.7(k) shall be conclusive unless (i) the Appraiser's determination was procured by fraud or intentional misconduct or (ii) a material fact that was (w) in existence at the time of such determination, (x) known to Parent, (y) required to be made available by Parent and (z) not made available by Parent to the Holders Representative, its representatives or the

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Confidential Treatment Requested. Omitted portions filed with the Commission.

Appraiser in the course of the dispute proceeding, is discovered by the Holders Representative after the completion of any determination by an Appraiser, and such material fact, if taken into account in the calculation of the applicable Contingent Payment Amount, would have resulted in an increase in such Contingent Payment Amount. The fees and expenses of the Appraiser shall be paid by the party who demands submission of the dispute to appraisal; provided, that if any Contingent Payment Amount calculated on the basis of matters determined by the Appraiser in any examination conducted pursuant to this Section 2.7(k) is greater than the corresponding Contingent Payment Amount set forth on the relevant Contingent Payment Certificate by an amount equal to more than the greater of (i) []* or (ii) five percent (5%) of the Contingent Payment Amount set forth in the relevant Contingent Payment Certificate, then Parent shall pay all of the fees and expenses of the Appraiser; all reasonable out-of-pocket costs and expenses actually incurred by the Holders Representative in connection with such Contingent Payment Audit; and if any final Contingent Payment Amount calculated on the basis of matters determined by the Appraiser in any examination conducted pursuant to this Section 2.7(k) is less than the corresponding Contingent Payment Amount set forth on the relevant Contingent Payment Certificate, then (x) Holders Representative shall pay all of the reasonable out-of-pocket costs and expenses actually incurred by Parent in connection with such Contingent Payment Audit and (y) Parent shall be entitled to offset the difference between the Contingent Payment Amount set forth on the relevant Contingent Payment Certificate and such lesser amount against any and all amounts that Parent would otherwise be required to pay pursuant to this Section 2.7 (after giving effect to any other adjustments thereto pursuant to this Section 2.7). For purposes of clarification, any dispute over any matter relevant to any Contingent Payment Amount that the Appraiser is not authorized to determine pursuant to the foregoing provisions of this Section 2.7(k) shall fall within the purview of the dispute resolution mechanics contemplated by Section 11.13 hereof.

          (l)    Interest.    Any Contingent Earn-Out Payments or Sales-Based Milestone Payments, or portion thereof, including any incremental amounts determined by agreement or pursuant to a determination by Appraiser, not paid when due under this Agreement shall bear interest at an annual rate equal to the prime rate established by the Wall Street Journal from the date such incremental amount would originally have been due until the date such incremental amount is paid in full.

          (m)    Holdback.    In the event that any Participating Holder shall not have (i) become a member of IB Securityholders, LLC by executing the LLC Agreement and delivering to Parent a copy of such signed counterpart signature page thereto, or (ii) returned to Parent duly executed transmittal materials in proper form pursuant to, and in accordance with, Section 3.2 hereof, in each case at any time prior to the time that Parent is required to make any payment pursuant to Section 2.7(a) or 2.7(b) hereof, then Parent shall be entitled to hold back the portion of any such payment pursuant to Section 2.7(a) or 2.7(b) hereof to which such Participating Holder would have been entitled to receive pursuant to, and in accordance with, Section 3.1 hereof and Section 3.1 of the LLC Agreement. Upon Parent's receipt of a copy of such Participating Holder's executed counterpart signature page to the LLC Agreement and such Participating Holder's properly executed transmittal materials, Parent shall promptly transmit any such holdback amounts to the Holders Representative for distribution to the Participating Holder pursuant to, and in accordance with, Section 2.7(n) below.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (n)    Payment.    Parent shall make payment to the Holders Representative of any cash amount that Parent is required to pay to the Holders Representative pursuant to the foregoing provisions of this Section 2.7 (including any increase in a Contingent Payment Amount determined in accordance with Section 2.7(j) or 2.7(k) hereof) by wire transfer to an account in the name of the Holders Representative as the Holders Representative shall have provided to Parent by giving written notice thereof in accordance with the provisions of Section 11.4 hereof at least two business days prior to the date when Parent shall be required to make such payment (which shall be within five (5) business days after any increased amount is determined under Section 2.7(j) or 2.7(k) hereof). As soon as practicable after receipt of such cash amount from the Parent, the Holders Representative shall pay to each Participating Holder that portion of such cash amount to which such Participating Holder is entitled in accordance with the terms of Section 3.1 of the LLC Agreement. Notwithstanding anything to the contrary in this Agreement, Parent shall be entitled to offset against any Contingent Payment the amount(s) of any and all payroll, social security, or other employment taxes imposed on Parent, the Surviving Corporation or any Affiliate of Parent or the Surviving Corporation in connection with any payment required to be made under Section 3.1 hereof.

          (o)    No Liability.    Subject to the right of the Holders Representative to dispute, audit and seek a determination by an Appraiser as to the amount of any Contingent Payment under the foregoing provisions, payment by Parent of any portion of any Contingent Payment to the Holders Representative pursuant to this Section 2.7 shall constitute full discharge as to that portion of such payment of any obligation Parent may have under this Agreement or otherwise to make payment of that portion of such Contingent Payment in connection with the Merger. Parent shall have no liability or obligation of any kind to any Participating Holder (or any successor or assign of such Participating Holder) (i) to make payment directly to any such Participating Holder of any portion of any payment made or required to be made by Parent to the Holders Representative pursuant to this Section 2.7 and (ii) for the failure, inability or delay of the Holders Representative to make payment to such Participating Holder of the portion of any amount paid by Parent to the Holders Representative pursuant to this Section 2.7 to which such Participating Holder may be entitled pursuant to this Agreement.

ARTICLE 3
CONVERSION OF SECURITIES;
EXCHANGE OF CERTIFICATES; PAYMENTS

        3.1    Conversion of Securities.

          (a)    Common Stock.    At the Effective Time and in accordance with the procedures set forth in Section 3.2, each share of the Company Common Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive a portion of any Contingent Consideration that may be paid or become payable by the Parent to the Holders Representative, such portion to be determined in accordance with the provisions of Section 3.1 of the LLC Agreement. All shares of Company Common Stock (other than Dissenting Shares), when so converted, shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a certificate representing any

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Confidential Treatment Requested. Omitted portions filed with the Commission.

shares of Company Common Stock so converted shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(a) following the surrender of such certificate in accordance with the provisions of Sections 3.1 and 3.2 hereof and Section 3.1 of the LLC Agreement.

          (b)    Preferred Stock.    At the Effective Time and in accordance with the procedures set forth in Section 3.2, each share of Company Preferred Stock (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time will be converted into

            (A)  the right to receive from Parent a cash payment of a portion of the Preferred Stock Closing Amount, such portion payable to the holder of each such share of Company Preferred Stock to be determined in accordance with the provisions of Section 3.1 of the LLC Agreement;

            (B)  the right to receive a portion of any Contingent Consideration that may be paid or payable by the Parent to the Holders Representative, such portion to be determined in accordance with the provisions of Section 3.1 of the LLC Agreement;

            (C)  the right to receive a portion of any Escrow Funds that may be distributed to the Holders Representative pursuant to, and in accordance with, the Escrow Agreement, such portion to be determined in accordance with Section 3.1 of the LLC Agreement; and

            (D)  the right to receive a portion of any of the Holders Representative Reimbursement Amount that may be distributed to the Participating Holders, such portion to be determined in accordance with Section 3.1 of the LLC Agreement.

        All shares of Company Preferred Stock (other than Dissenting Shares), when so converted pursuant to this Section 3.1(b), shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate representing any share of Company Preferred Stock so converted shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(b) following the surrender of such certificate in accordance with Sections 2.6(d), 3.1 and 3.2 hereof.

          (c)    Options.    As soon as reasonably practicable following the Agreement Date, the Company Board (or, if appropriate, any committee thereof administering the Company Plan) shall take all necessary action, including obtaining the consent of any holder of a Company Option, if necessary, to: (i) terminate, as of the Effective Time, the Company Plan; (ii) terminate, as of the Effective Time, each Company Option that is then outstanding and unexercised, whether unvested or vested (including Company Options that become vested as a result of any acceleration of the vesting schedule of such Company Options pursuant to the terms of such Company Options as a result of or in connection with the Merger, or as a result of any such acceleration effected by the Company Board or any committee thereof prior to the Closing); (iii) exchange all such Company Options to the extent vested (including any such acceleration) as of the Effective Time (an "Eligible Company Option"), for the right to receive, in the case of each Eligible Company Option, subject to the holder of such Eligible Company Option executing and delivering the

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Confidential Treatment Requested. Omitted portions filed with the Commission.

Option Notice and Termination Agreement attached as Exhibit B to the LLC Agreement, a portion of any Contingent Consideration that may be paid or become payable by the Parent to the Holders Representative, such portion to be determined in accordance with the provisions of Section 3.1 of the LLC Agreement; and (iv) terminate all unvested Company Options without consideration. Notwithstanding the foregoing, the portion of the Contingent Consideration, if any, that any holder of an Eligible Company Option shall be entitled to receive in exchange for such Eligible Company Option shall be reduced by the total amount (including all principal and interest), if any, owed by such holder to the Company under any promissory note outstanding at the Effective Time that was made by such holder to the Company in connection with the exercise of any such Eligible Company Option. All Company Options, when terminated as contemplated under this Section 3.1(c), shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(c) with respect to any Company Option that is an Eligible Company Option.

          (d)    Common Warrants.    As soon as reasonably practicable following the Agreement Date, the Company Board shall take all necessary action, including obtaining the consent of any and all holders of Common Warrants, if necessary, to: (i) terminate, as of the Effective Time, each Common Warrant that is then outstanding and unexercised (without the creation of additional liability to the Company or any of its Subsidiaries); and (ii) exchange all such Common Warrants, for the right to receive, in the case of each Common Warrant, subject to the holder of such Common Warrant executing and delivering the Warrant Notice and Termination Agreement attached as Exhibit C to the LLC Agreement, a portion of any Contingent Consideration that may be paid or become payable by the Parent to the Holders Representative, such portion to be determined in accordance with the provisions of Section 3.1 of the LLC Agreement. All Common Warrants, when terminated as contemplated under this Section 3.1(d), shall no longer be outstanding and shall automatically cease to exist, and each holder of a Common Warrant shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.1(d).

          (e)    Treasury Stock; Stock Held by Disqualified Shareholders.    Notwithstanding anything to the contrary expressed or implied herein, each share of Company Stock held by any Subsidiary of the Company or by any Disqualified Shareholder, in each case immediately prior to the Effective Time, shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

          (f)    Stock of Merger Sub.    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.

        3.2    Exchange of Certificates and Instruments.

          (a)    Exchange Procedures.    Not less than five (5) business days prior to the Closing Date, Parent will send to each Participating Holder that is a holder of Company Stock or of Eligible Company Options or Common Warrants a letter of transmittal, in substantially the form attached hereto as Exhibit H, for the delivery to Parent, together with the certificate or certificates representing the shares of Company Stock held by such Participating Holder (each a "Certificate"

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Confidential Treatment Requested. Omitted portions filed with the Commission.

and collectively the "Certificates") and the grant and other documents evidencing any Eligible Company Options or Common Warrants (the "Rights Documents") held by such Participating Holder, or Lost Certificate or Document Affidavits pursuant to Section 3.4 hereof. Pursuant to Section 2.6(d), the receipt by Parent and the Holders Representative of such transmittal letter and the Certificates for outstanding shares of Company Preferred Stock shall be a condition precedent to the delivery by Parent to holders of any such shares of Company Preferred Stock of any portion of the Preferred Stock Closing Amount to which such Participating Holder may be entitled under Sections 2.6(a) and 2.6(d) of this Agreement in respect of the shares of Company Preferred Stock held by such Participating Holder. Pursuant to Section 3.1 of the LLC Agreement, the receipt by Parent and the Holders Representative of such transmittal letter and the Certificates and Rights Documents for all other shares of Company Stock, Eligible Company Options or Common Warrants held by any Participating Holder shall be a condition precedent to the distribution by the Holders Representative of any portion of the Contingent Consideration to which such Participating Holder may be or become entitled under Sections 2.7(a) or 2.7(b) of this Agreement. Whether or not surrendered as contemplated by this Section 3.2(a), each Certificate and Rights Document shall be deemed at any time after the Effective Time to represent only the right to receive following such surrender the applicable amounts of the Merger Consideration payable with respect thereto pursuant to this Agreement and Section 3.1 of the LLC Agreement. The transmittal materials contemplated by this Section 3.2(a) may include any certifications Parent may request with respect to compliance with any withholding obligations of Parent or the Surviving Corporation under the Code or other applicable Tax law.

          (b)    No Further Rights as Shareholders or Option or Warrant Holders.    After the Effective Time, holders of Company Stock, Company Options, or Common Warrants outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, shareholders or option or warrant holders of the Company or the Surviving Corporation, other than (i) in the case of Company Stock (other than Dissenting Shares and other than any shares held by Disqualified Shareholders), Company Options or Common Warrants, the rights to receive the applicable portions of the Merger Consideration payable with respect thereto pursuant to Sections 2.6 and 2.7 of this Agreement and Section 3.1 of the LLC Agreement, and (ii) in the case of Dissenting Shares, the rights afforded to the holders thereof under Washington Law.

          (c)    Abandoned Property.    None of Parent, the Surviving Corporation or the Holders Representative shall be liable to any holder of Company Stock, Common Warrants or Company Options for any portion of the Merger Consideration properly delivered to an appropriate public official pursuant to any abandoned property, escheat or similar law.

          (d)    Withholding Rights.    Each of the Surviving Corporation, Parent and the Holders Representative shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Preferred Stock or Company Options such amounts as are required to be deducted and withheld (or previously to have been deducted and withheld) under the Code, or under any provision of state, local or foreign Tax law, from such consideration (or from any prior payment of Merger Consideration). To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Holders Representative, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        3.3    No Transfers.

          (a)   At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented (for transfer or otherwise) to the Surviving Corporation or the Holders Representative, they will be canceled and exchanged for the right to receive that portion of the Merger Consideration payable in respect thereof pursuant to Sections 2.6 and 2.7 of this Agreement and Section 3.1 of the LLC Agreement (or returned to the presenting person, if such certificate represents Dissenting Shares), provided that each person surrendering the Certificate or Certificates complies with all of the provisions of Section 3.2(a) hereof and this Section 3.3.

          (b)   To the extent permitted by applicable law, the right of each Participating Holder to receive the portion of the Merger Consideration, if any, to which such Participating Holder is entitled pursuant to Sections 2.6 and 2.7 of this Agreement upon consummation of the Merger: (i) shall be personal to such Participating Holder; (ii) shall not be transferable by such Participating Holder or any person claiming under such Participating Holder, whether by sale, assignment, pledge or otherwise, except as set forth below in this Section 3.3(b), and any other purported transfer shall be void and of no force or effect; (iii) shall not constitute or represent any equity or ownership interest in Parent or the Surviving Corporation; and (iv) shall not entitle such Participating Holder to any voting or dividend rights, or to any other rights common to shareholders in the Surviving Corporation. Notwithstanding the foregoing, this Agreement shall not restrict any Participating Holder from transferring any part or all of such Participating Holder's right to receive the portion of the Merger Consideration, if any, to which such Participating Holder is entitled pursuant to Sections 2.6 and 2.7 of this Agreement upon consummation of the Merger (A) to the Holders Representative for application and distribution in accordance with the terms of the LLC Agreement, or indirectly by means of any transfers of part or all of the Participating Holder's membership interest in the Holders Representative, (B) to other entities controlled by such Participating Holder, (C) in the case of any Participating Holder that is a corporation, general partnership, limited partnership, limited liability company or venture capital firm, to such Participating Holder's shareholders, partners, members or other holders of equity securities in such Participating Holder, as applicable, (D) in connection with tax, estate or financial planning, (E) upon the death of such Participating Holder, (F) to such Participating Holder's ancestors, descendants, spouse, siblings or other family members, or to a trust for the benefit of some or all of such persons, or (G) by operation of law, provided that, (1) such Participating Holder (or in the event of death, if applicable, such Participating Holder's executor or legal representative) provides to Parent and the Holders Representative prompt written notice of such transfer, which written notice shall be given in accordance with the provisions of Section 11.4 hereof and shall set forth the name and address of each transferee, (2) such Participating Holder does not receive any consideration in connection with such transfer, (3) any such permitted transferee agrees to assume that portion of the obligations of such Participating Holder under this Agreement and the LLC Agreement to the extent such obligations are applicable to the portion of the Merger Consideration so transferred to such permitted transferee, and (4) such transfer shall not violate, or cause Parent to be in violation, of any federal or state securities laws, as reasonably determined by Parent's legal counsel. Subsequent transfers by any such transferee of the right to receive a portion of the Merger Consideration shall also be made pursuant to, and in accordance with, all of the provisions of this Section 3.3(b) to the same extent as if each such transferee were a Participating Holder.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        3.4    Lost Certificates, Etc.    In the event that any Certificate or Rights Document has been lost, stolen, or destroyed, then upon receipt by Parent or the Holders Representative, as applicable, of appropriate evidence as to such loss, theft, or destruction, and to the ownership of such Certificate or Rights Document by the person claiming such Certificate or Rights Document to be lost, stolen, or destroyed, the receipt by Parent or the Holders Representative, as applicable, (or their designees) of an affidavit (a "Lost Certificate or Document Affidavit") with appropriate and customary indemnification and the surrender pursuant to Section 3.2(a) hereof by such person of all other Certificates and Rights Documents registered in the name of such person that have not been lost, stolen, destroyed or previously surrendered, then such person shall be entitled to receive the appropriate portion of the Merger Consideration pursuant to the provisions of Sections 2.6 and 2.7 hereof and Section 3.1 of the LLC Agreement.

        3.5    No Interest.    Except as otherwise provided in Section 2.7(l), no interest shall be paid or shall accrue on the Merger Consideration or any portion thereof payable by Parent or the Holders Representative pursuant to, and in accordance with, the provisions of this Agreement or the LLC Agreement.

        3.6    Dissenting Shares.

          (a)   Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent the right to receive any portion of the amounts to be paid pursuant to Section 3.1, but the holders thereof shall only be entitled to such rights as are granted by Washington Law. All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their appraisal rights shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the amounts to be paid pursuant to Sections 2.6 and 2.7 of this Agreement and Section 3.1 of the LLC Agreement, without any interest thereon, upon surrender, in the manner provided in Section 3.2, of the Certificates that formerly evidenced such shares.

          (b)   The Company shall give Parent prompt notice of any demands for (or notice of intent to demand) appraisal of shares of Company Stock received by the Company, any withdrawals of such demands, and any other related instruments served pursuant to Washington Law, if any, and received by the Company. All negotiations and proceedings with respect to any demands for the payment of fair value for shares of Company Stock under Washington Law shall be controlled by the Company prior to the Effective Time, and shall be jointly controlled by Parent and the Holders Representative after the Effective Time. During any period of joint control of such negotiations and proceedings, Parent or the Holders Representative, as applicable, shall consult with the other periodically, shall allow the other to participate at its own expense in any such negotiations or proceedings and shall not, except with the prior written consent of the other, which consent shall not be unreasonably withheld, make any payment with respect to any demands for the appraisal of shares of Company Stock or settle or offer to settle any such demands other than by operation of law or pursuant to a final order of a court of competent jurisdiction. In the event that any Company Shareholder exercises his, her or its appraisal rights pursuant to Washington Law, then Parent shall be entitled to seek indemnification pursuant to,

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Confidential Treatment Requested. Omitted portions filed with the Commission.

and in accordance with, the provisions of Article 9 hereof in connection with any Damages suffered or incurred by Parent in connection with such exercise of appraisal rights (other than costs incurred by Parent as a result of participation at its own expense, as described above).

        3.7    Holders Representative.

          (a)    Appointment of Holders Representative.    IB Securityholders, LLC is hereby appointed, effective from and after the Effective Time of the Merger, to act as the Holders Representative under this Agreement in accordance with the terms of this Section 3.7 and the Escrow Agreement. The member(s) of the limited liability company acting as the Holders Representative under this Agreement are, pursuant to Section 2.7 of the LLC Agreement required to designate (and notify Parent of such designation) a single member of the board of managers of such limited liability company (the "Board of Managers") upon whose instruction Parent, the Merger Sub and the Surviving Corporation shall be entitled to rely, without any investigation or inquiry, as having been taken or not taken upon the authority of the Holders Representative. Any provision of this Agreement that requires that any Member of the Buyer Group take any action with respect to the Holders Representative (including, without limitation, any notice given, or payment made, by Parent to the Holders Representative) shall be deemed fully performed and complied with by such Buyer Group member in the event that any such action is taken by such Buyer Group member with respect to such single member of the Board of Managers so designated by the members of such limited liability company pursuant to the provisions of the immediately preceding sentence.

          (b)    Authority After the Effective Time.    From and after the Effective Time, the Holders Representative shall be authorized to:

              (i)  take all actions required or permitted by, and exercise all rights granted to, the Holders Representative in this Agreement or the Escrow Agreement;

             (ii)  receive all notices or other documents given or to be given to the Holders Representative by Parent pursuant to this Agreement or the Escrow Agreement;

            (iii)  negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute under this Agreement or the Escrow Agreement on behalf of the Participating Holders; to this Agreement or the Escrow Agreement;

            (iv)  subject to Section 3.6 hereof, jointly control with Parent the negotiation, conduct and settlement of any claims or proceedings relating to Dissenting Shares;

             (v)  execute and deliver all agreements, certificates and documents required or deemed appropriate by the Holders Representative in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Escrow Agreement);

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Confidential Treatment Requested. Omitted portions filed with the Commission.

            (vi)  engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement on behalf of the Participating Holders;

           (vii)  approve of and execute amendments to this Agreement in accordance with this Agreement;

          (viii)  apply, out of the Holders Representative Reimbursement Amount or any portion of the Escrow Funds to which the Participating Holders are entitled pursuant to this Agreement or the Escrow Agreement, to the payment of (or reimbursement of the Holders Representative for) expenses and liabilities which the Holders Representative may incur pursuant to this Section 3.7;

            (ix)  receive and manage the Grantback Assets pursuant to Section 6.10 hereof;

             (x)  receive and distribute all or any portion of the Contingent Consideration pursuant to, and in accordance with, the provisions of Section 2.7 hereof and Section 3.1 of the LLC Agreement; and

            (xi)  take such other action as the Holders Representative may deem appropriate on behalf of the Participating Holders, including:

              (A)  agreeing to any modification or amendment of this Agreement or the Escrow Agreement and executing and delivering any such modification or amendment agreement;

              (B)  taking any actions required or permitted under the Escrow Agreement or the LLC Agreement; and

              (C)  all such other matters as the Holders Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement, the Escrow Agreement and the LLC Agreement.

          (c)    Extent and Survival of Authority.    The appointment of the Holders Representative is intended to be an agency coupled with an interest and is irrevocable and any action taken by the Holders Representative pursuant to the authority granted in this Section 3.7 or under the Escrow Agreement shall be effective and absolutely binding on each Participating Holder notwithstanding any contrary action of or direction from such Participating Holder, except for actions or omissions of the Holders Representative constituting willful misconduct or gross

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Confidential Treatment Requested. Omitted portions filed with the Commission.

negligence. The death or incapacity, or dissolution or other termination of existence, of any Participating Holder shall not terminate the authority and agency of the Holders Representative. By virtue of the adoption of this Agreement and the approval of the Merger by the shareholders of the Company, each Participating Holder (regardless of whether or not such Participating Holder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby agrees to the provisions of this Agreement, including, without limitation, the provisions of this Section 3.7 and Article 9 hereof.

          (d)    Release from Liability; Indemnification.    Each Participating Holder hereby releases the Holders Representative from and each Participating Holder (in the same proportion as the portion of the Merger Consideration to which such Participating Holder is entitled as of the Effective Time bears to the portion of the Merger Consideration to which all Participating Holders collectively are entitled as of the Effective Time) agrees to indemnify the Holders Representative, and each of its managers, members, officers, agents and representatives, against, liability for any action taken or not taken by it or any of them relating to the Holders Representative's non-performance, actions or omissions as such agent, except for the liability of the Holders Representative to Participating Holders for loss which such holder may suffer from the willful misconduct or gross negligence of the Holders Representative in carrying out its duties hereunder or under the Escrow Agreement.

          (e)    Reimbursement of Expenses.    The Holders Representative shall receive no compensation for services performed as the Holders Representative, but shall receive reimbursement from, and be indemnified by, the Participating Holders, pro rata, for any and all expenses, charges and liabilities incurred in connection with such performance, including, but not limited to, reasonable attorneys' fees, incurred by the Holders Representative in the performance or discharge of its duties pursuant to this Section 3.7, the Escrow Agreement and the LLC Agreement, which expenses, charges and liabilities shall be (1) first, charged against any Holders Representative Reimbursement Amounts retained on behalf of the Holders Representative, (2) second, charged against any Escrow Funds that would be distributed to the Participating Holders pursuant to this Agreement, the Escrow Agreement or the LLC Agreement and (3) third, offset against the Contingent Consideration, if any, paid to the Holders Representative pursuant to this Agreement. Unless the Participating Holders pay all such expenses, charges and liabilities upon demand by the Holders Representative, the Holders Representative shall have no obligation to incur such expenses, charges or liabilities, or to continue to perform any duties hereunder.

          (f)    Amendment of the LLC Agreement.    Without the prior written consent of Parent, which consent shall not be unreasonably withheld, Section 3.1 of the LLC Agreement governing the distribution of the payments of the Merger Consideration to the Participating Holders shall not be amended. The Holders Representative and the Participating Holders shall indemnify and hold Parent harmless from any liability arising out of errors or other breaches of the distributions provisions of the LLC Agreement in connection with the allocation or payment of Merger Consideration to the Participating Holders for payment of the Merger Consideration.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent, the Merger Sub and the Surviving Corporation as follows as of each of (a) the Agreement Date and (b) the Closing Date, subject in each case to such exceptions as are set forth in the Company's disclosure schedule attached to this Agreement which disclosure schedule complies with Section 11.5 hereof (the "Company Disclosure Schedule"):

        4.1    Incorporation; Authority.    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of its articles of incorporation and by-laws, in each case with all amendments thereto, which articles of incorporation and by-laws are in full force and effect.

        4.2    Authorization and Enforceability.    The Company has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger and the adoption of this Agreement by the Company's shareholders. The Company Board has (i) approved and declared the advisability of this Agreement and the transactions contemplated hereby and (ii) determined that the Merger is in the best interests of the shareholders of the Company and is on terms that are fair to such shareholders. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

        4.3    Governmental and Other Third-Party Consents, Non-Contravention, Etc.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of Merger Documents with the Delaware Secretary of State and Washington Secretary of State, as applicable; and (ii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of the Company's articles of incorporation or by-laws, as amended and in effect at the Effective Time, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to the Company, or (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which the Company is a party or by or to which it or any of its assets is bound or subject, which violation will not have a Material Adverse Effect on the Company.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        4.4    Capitalization.    The authorized and outstanding capital stock and other securities of the Company are as set forth in Schedule 4.4 of the Company Disclosure Schedule including (1) the total number of shares of Company Common Stock for which all shares of Company Preferred Stock outstanding immediately prior to the Effective Time are then convertible in the aggregate, (2) the number of shares of Company Common Stock for which each share of Company Preferred Stock outstanding immediately prior to the Effective Time is then convertible, (3) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, (4) a list of each Eligible Company Option and each Common Warrant, the exercise price per share thereof, the aggregate exercise price thereof and the name of the holder thereof, (5) the number of shares of Company Common Stock issuable upon exercise of the Common Warrants immediately prior to the Effective Time, (6) the total number of shares of Company Common Stock issuable upon exercise of all Eligible Company Options, (7) the aggregate exercise price of those Eligible Company Options that are entitled to receive any portion of the Merger Consideration pursuant to Section 3.1(c) hereof, and (8) the aggregate exercise price of those Common Warrants, if any, that are outstanding immediately prior to the Effective Time and that are entitled to receive any portion of the Merger Consideration pursuant to Section 3.1(d)(II) hereof. All of such outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and all of such outstanding shares and other securities are owned of record as set forth in Schedule 4.4 of the Company Disclosure Schedule, and were issued in compliance with all applicable laws, including securities laws, and all applicable preemptive or similar rights of any person. No person has a valid right to rescind any purchase of any shares of the Company's capital stock or other securities. Other than as set forth on Schedule 4.4 of the Company Disclosure Schedule, there are no agreements or other obligations to which the Company is a party or by which it is bound to purchase or sell any shares of its capital stock or other securities, and no outstanding convertible or exchangeable securities, options, warrants or other rights to acquire from the Company any shares of its capital stock or other securities. Schedule 4.4 of the Company Disclosure Schedule sets forth the name of each person who holds any option, warrant or other right to acquire shares of the Company's capital stock or other securities, the number and type of shares or securities subject to such option or right, the per-share exercise price payable therefor and, in the case of warrants, the priority and amount of consideration to be payable upon exercise thereof. The per-share exercise price payable for each of the options set forth on Schedule 4.4 of the Company Disclosure Schedule is equal to or greater than the fair market value of the Company Common Stock as of the date of grant of each such option. Each option set forth on Schedule 4.4 of the Company Disclosure Schedule, and all options outstanding immediately prior to the Effective Time, have been, or shall be, as the case may be, granted under, and are or shall be, as the case may be, subject to, all of the terms of the Company Plan.

        4.5    Subsidiaries.    The Company does not have any Subsidiaries or own any legal and/or beneficial interests in or to any other business enterprise or other person.

        4.6    Financial Statements.    Attached to Schedule 4.6 of the Company Disclosure Schedule are copies of the audited balance sheet of the Company as of December 31, 2006, and the related audited statements of income and retained earnings and cash flows, respectively, of the Company, for the fiscal year ended on such date, certified by Moss Adams LLC, independent

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Confidential Treatment Requested. Omitted portions filed with the Commission.

public accountants, and copies of the unaudited balance sheet of the Company as of June 30, 2007, and the related unaudited statements of income and retained earnings and cash flows, respectively, of the Company for the six months then ended (collectively, the "Financial Statements" and such unaudited balance sheet as of June 30, 2007, the "Company's Most Recent Balance Sheet"). Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; such balance sheet presents fairly and accurately in all material respects the financial condition of the Company as of its respective date; and such statements of income and retained earnings and cash flows, respectively, presents fairly and accurately in all material respects the results of operations and retained earnings, or cash flows, as the case may be, of the Company for the period covered thereby, except, in the case of unaudited interim financial statements, subject to normal year-end adjustments that have not been and are not expected to be material in amount.

        4.7    Absence of Certain Changes.    Since the date of the Company's Most Recent Balance Sheet, except as disclosed on Schedule 4.7 of the Company Disclosure Schedule, there has not been any: (i) change in the assets, liabilities, sales, income, or business of the Company or in its relationships with suppliers, customers, or lessors, other than changes that were both in the ordinary course of business and have not caused, either in any case or in the aggregate, a Material Adverse Effect on the Company; (ii) acquisition or disposition by the Company of any material asset or property; (iii) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the business or any material property of the Company; (iv) declaration, setting aside or payment of any dividend or any other distributions in respect of any shares of capital stock of the Company; (v) issuance of any shares of the capital stock of the Company or any direct or indirect redemption, purchase, or other acquisition by the Company of any such capital stock; (vi) loss of the services of any officer or key employee or consultant, or any increase in the compensation, pension, or other benefits payable or to become payable by the Company to any of its officers or key employees or consultants, or any bonus payments or arrangements made to or with any of them; (vii) forgiveness or cancellation of any debts or claims by the Company or any waivers of any rights; (viii) entry by the Company into any transaction with any of its Affiliates; (ix) incurrence by the Company of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business with persons other than Affiliates of the Company; (x) incurrence or imposition of any Lien on any of the assets, tangible or intangible, of the Company; or (xi) discharge or satisfaction by the Company of any Lien or payment by the Company of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Company's Most Recent Balance Sheet, (B) current liabilities to persons other than Affiliates of the Company incurred since the date of the Company's Most Recent Balance Sheet in the ordinary course of business, and (C) current liabilities incurred in connection with the transactions contemplated hereby and as disclosed in Schedule 4.7 of the Company Disclosure Schedule.

        4.8    Properties and Assets.

          (a)   The Company has good and marketable title or leasehold title, as the case may be, to all of its assets and properties that it purports to own or lease, including without limitation all those reflected in the Company's Most Recent Balance Sheet (except for properties or assets

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Confidential Treatment Requested. Omitted portions filed with the Commission.

  sold, consumed, or otherwise disposed of in the ordinary course of business since the date of the Company's Most Recent Balance Sheet), all free and clear of Liens on the Company's interest therein. All such properties and assets are in good condition and repair, reasonable wear-and-tear excepted, and are, and as of the Closing Date will be, adequate and sufficient to carry on the business of the Company as presently conducted. Schedule 4.8 of the Company Disclosure Schedule sets forth a complete and correct list of all capital assets of the Company.

          (b)   The Company does not own any real property. The Company has not received any notice that either the whole or any portion of any real property leased by it is to be condemned, requisitioned, or otherwise taken by any public authority or is to be the subject of any public improvements that may result in special assessments against or otherwise affect such real property. Schedule 4.8 of the Company Disclosure Schedule sets forth a complete and correct description of all leases of real property to which the Company is a party. Complete and correct copies of all such leases have been delivered to Parent. Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both could constitute, a default thereunder by the Company, or to its knowledge, any other person. The leasehold interests of the Company are subject to no Lien, and the Company is in quiet possession of the properties covered by such leases.

        4.9    Intellectual Property.

          (a)   Schedule 4.9(a) of the Company Disclosure Schedule lists all inter partes proceedings or actions known to the Company before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any Company Intellectual Property. To the Company's knowledge, no Company Intellectual Property is the subject of any inter partes proceeding or outstanding decree, order, judgment, agreement, or stipulation restricting in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property.

          (b)   With respect to each item of Company Registered Intellectual Property, necessary registration, maintenance, annuities and renewal fees in connection with such Company Registered Intellectual Property have been made and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent authorities in the United States and elsewhere in the world for the purposes of maintaining such Company Registered Intellectual Property and no information material to patentability under applicable law has been withheld from the examining office that would constitute fraud or inequitable conduct.

          (c)   All Company Registered Intellectual Property is, and all agreements related thereto are, listed on Schedule 4.9(c) of the Company Disclosure Schedule. The Company owns and has good and exclusive title, or the Company exclusively licenses, in each case free and clear of any Lien, all Company Registered Intellectual Property listed on Schedule 4.9(c) of the Company Disclosure Schedule.

          (d)   To the extent that any work, invention, or material has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company has obtained ownership of, and is the exclusive owner of, or has a valid

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

  license to use, all Company Intellectual Property in such work, material or invention by operation of law or by valid assignment or by agreement, as the case may be. Schedule 4.9(d) of the Company Disclosure Schedule lists each such agreement referred to in the previous sentence of this Section 4.9(d). To the knowledge of the Company and any of its Subsidiaries, no employee, independent contractor or agent of the Company or any of its Subsidiaries is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement, contract or company policy or practice relating in any way to the protection, ownership, development, use or transfer of Company Intellectual Property.

          (e)   Except as set forth on Schedule 4.9(e) of the Company Disclosure Schedule, the Company has not transferred ownership of, or granted any license with respect to, any Company Intellectual Property to any third party. Schedule 4.9(e) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party that are currently in effect (i) with respect to Company Intellectual Property licensed or offered to any third party; or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company.

          (f)    Schedule 4.9(f) of the Company Disclosure Schedule lists all contracts, licenses and agreements between the Company and any third party wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, hold harmless or otherwise assume or incur any obligation or liability with respect to the infringement or misappropriation by the Company of any third party's Intellectual Property.

          (g)   To the Company's knowledge, the contracts, licenses and agreements listed on Schedules 4.9(e) and 4.9(f) of the Company Disclosure Schedule are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of, nor require the consent of any party to, such contracts, licenses and agreements listed on Schedules 4.9(e) and 4.9(f) of the Company Disclosure Schedule. The Company is in compliance with, and has not breached any term any of such contracts, licenses and agreements listed on Schedules 4.9(e) and 4.9(f) of the Company Disclosure Schedule and, to the knowledge of the Company, all other parties to such contracts, licenses and agreements listed on Schedules 4.9(e) and 4.9(f) of the Company Disclosure Schedule are in compliance with, and have not breached any term of, such contracts, licenses and agreements. To the Company's knowledge, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under the contracts, licenses and agreements listed on Schedules 4.9(e) and 4.9(f) of the Company Disclosure Schedule to the same extent the Company would have been able to had the transaction contemplated by this Agreement not occurred and without the payment of any additional funds other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (h)   The Company (including its executive officers, directors and, to the Company's knowledge, employees) has not received notice from any third party, nor does the Company have knowledge of any basis for any third-party claim that could assert, that (i) the operation of its business, (ii) the research, development, use, manufacture, sale, other commercialization or importation of any product or product candidate of the Company or (iii) the provision by the Company of any services, would, or is reasonably likely to, infringe or misappropriate the Intellectual Property of any third party (other than any infringement of claims under patent applications of third parties that have not yet published) or constitute unfair competition or trade practices under the laws of any jurisdiction.

          (i)    Except as set forth in Schedule 4.9(i) of the Company Disclosure Schedule, to the Company's knowledge, (i) no person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property and (ii) there have been, and are, no claims asserted against the Company or against any licensee of the Company with respect to the Company Intellectual Property.

          (j)    The Company maintains reasonable security measures for the preservation of the secrecy and proprietary nature of such of the Company Intellectual Property as constitute trade secrets or other confidential information. No officer, director, employee, or consultant of the Company is obligated under or bound by any agreement or instrument, or any judgment, decree, or order of any court of administrative agency, that (i) conflicts or may conflict with his agreements and obligations to use his best efforts to promote the interest of the Company, (ii) conflicts or may conflict with the business or operations of the Company, or (iii) restricts or may restrict the use or disclosure of any information that may be useful to the Company.

          (k)   Schedule 4.9(k) of the Company Disclosure Schedule lists all patent searches that have been performed, initiated or requested by the Company or any of its employees, attorneys or agents.

        4.10    Indebtedness.    The Company has no Indebtedness outstanding except as set forth in Schedule 4.10 of the Company Disclosure Schedule. The Company is not in default with respect to any outstanding Indebtedness or any agreement, instrument, or other obligation relating thereto and no such Indebtedness or any agreement, instrument or other obligation relating thereto purports to limit the issuance of any securities by the Company, or (except as set forth on Schedule 4.10 of the Company Disclosure Schedule) the operation of its businesses. Complete and correct copies of all agreements, instruments, and other obligations (including all amendments, supplements, waivers, and consents) relating to any Indebtedness of the Company have been furnished to Parent.

        4.11    Absence of Undisclosed Liabilities.    Except to the extent (a) reflected or reserved against in the Company's Most Recent Balance Sheet, (b) described on Schedule 4.11 of the Company Disclosure Schedule, or (c) the payment or satisfaction of which has been provided for by cash in the Company's bank accounts or otherwise in its possession, the Company does not have any liabilities or obligations, whether accrued, absolute, contingent, or otherwise (including, without limitation, liabilities, as guarantor or otherwise, in respect of obligations of others) that would be required to be reflected or reserved against in a balance sheet prepared in accordance with generally accepted accounting principles or referred to in the notes thereto.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        4.12    Taxes.

          (a)    Filing of Tax Returns and Payment of Taxes.    The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes that have become due and payable by the Company have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the unaudited consolidated financial statements forming part of the Financial Statements included in the Company Disclosure Schedule in an amount that exceeds the corresponding reserve therefor separately identified in Schedule 4.12(a) of the Company Disclosure Schedule, if any, as reflected in such Financial Statements. Taxes of the Company arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the business of the Company. The Company has delivered to Parent true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to it with respect to Taxable periods ended on or after December 31, 2002 (the "Delivered Tax Returns"), and has delivered or made available to Parent all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.

          (b)    Deficiencies.    No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxation Authority against the Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

          (c)    Liens.    There are no liens for Taxes (other than liens for current Taxes not yet due and payable) on any of the assets of the Company.

          (d)    Extensions to Statute of Limitations for Assessment of Taxes.    The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxation Authority which extension is still in effect.

          (e)    Extensions of the Time for Filing Tax Returns.    The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed.

          (f)    Pending Proceedings.    There is no action, suit, Taxation Authority proceeding, or audit with respect to any Tax now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company. No claim for assessment or collection of Taxes which previously has been asserted relating in whole or in part to the Company remains unpaid.

          (g)    No Failures to File Tax Returns.    No claim has ever been made by a Taxation Authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

          (h)    Elections.    All elections with respect to Taxes affecting the Company that were not made in the Delivered Tax Returns are described in Schedule 4.12(h) of the Company Disclosure Schedule.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (i)    Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc.    Except for the affiliated group of corporations of which the Company was the common parent corporation, the Company has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return. The Company is neither a party to nor bound by any Tax sharing or allocation agreement. The Company is not presently liable, nor does the Company have any potential liability, for the Taxes of another person other than the Company or any Subsidiary (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.

          (j)    Adjustments under Section 481.    The Company will not be required, as a result of a change in method of accounting for any period ending on or before or including the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax law) in Taxable income for any period ending on or after the Effective Time. The Company will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date, or (ii) "closing agreement" described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law).

          (k)    Withholding Taxes.    The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, shareholder or other person.

          (l)    Permanent Establishments and Branches Outside the United States.    Except as set forth in Schedule 4.12(l) of the Company Disclosure Schedule, the Company does not have a "permanent establishment" as defined in the applicable Tax convention or treaty, in any country with which the United States of America has such a Tax convention or treaty, and does not otherwise operate or conduct business through any branch subject to income Tax in any country other than the United States.

          (m)    U.S. Real Property Holding Corporation.    The Company is not and has not been a United States real property holding corporation, within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).

          (n)    Safe Harbor Lease Property.    None of the property owned or used by the Company is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

          (o)    Tax-Exempt Use Property.    None of the property owned by the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (p)    Security for Tax-Exempt Obligations.    None of the assets of the Company directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (q)    Section 341(f) Consent.    The Company has not filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code prior to such repeal) owned by the Company.

          (r)    Parachute Payments, Etc.    The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it, in connection with this Agreement or the transactions contemplated by this Agreement, to make any payments, that will not be deductible under Code Sections 162(m) or 280G, other than any payments for which stockholder approval satisfying the requirements of Code Section 280G(b)(5) and the Treasury Regulations thereunder will be obtained prior to the Closing.

          (s)    Rulings.    There are no outstanding rulings of, or requests for rulings by, any Taxation Authority addressed to the Company that are, or if issued would be, binding on the Company.

          (t)    Divisive Transactions.    The Company has never been either a "distributing corporation" or a "controlled corporation" in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

          (u)    Section 83(b) Elections.    To the knowledge of the Company, all persons who have purchased shares of the Company's stock that at the time of such purchase were and at the Effective Time will be subject to a substantial risk of forfeiture under Section 83 of the Code have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable foreign, state and local Tax laws.

          (v)    Nonqualified Deferred Compensation Plans.    Each plan, program, arrangement or agreement maintained by the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such in Schedule 4.12(v) of the Company Disclosure Schedule. Since December 31, 2004, each plan, program, arrangement or agreement there identified has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the U.S. Department of Treasury and the IRS, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

          (w)    Reportable Transactions, Etc.    The Company has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any "reportable transaction" within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, (ii) any "confidential corporate tax shelter" within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder, or (iii) any "potentially abusive tax shelter" within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.

          (x)    Tax Exemptions and Holidays, Etc.    The Company is in compliance in all material respects with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreements, approvals or orders of any Taxation Authority and, to the Company's knowledge, the consummation of the Merger will not have any adverse effect on the validity and effectiveness of any such Tax exemptions, Tax holidays or other Tax reduction agreements or orders.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (y)    Tax Attributes, Etc.    To the best of the Company's knowledge, it has never had any outstanding option that has been at any time treated as exercised under and within the meaning of Treasury Regulations Section 1.382-4(d). The Company has not experienced an "ownership change" within the meaning of Section 382(g)(1) of the Code to which either Section 382(l)(5) or Section 382(l)(6) applied.

        For purposes of this Section 4.12, references to the Company shall be deemed to include the Company and all of its Subsidiaries.

        4.13    Employee Benefit Plans.

          (a)   Except as described on Schedule 4.13(a) of the Company Disclosure Schedule, the Company does not now maintain or contribute to, or have any liability (contingent or otherwise) in respect of, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy, or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of the Company. Each of the arrangements set forth on Schedule 4.13(a) of the Company Disclosure Schedule is hereinafter referred to as a "Company Employee Benefit Plan".

          (b)   The Company has delivered or made available to Parent true, correct, and complete copies of each Company Employee Benefit Plan, and with respect to each such Company Employee Benefit Plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current calendar year or any of the three (3) preceding calendar years, and (iii) the most recently received U.S. Internal Revenue Service ("IRS") determination letters and any governmental advisory opinions or rulings.

          (c)   Each Company Employee Benefit Plan is and has heretofore been maintained and operated in material compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, and governmental rules or regulations in effect from time to time, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and applicable to such Plan. Each Company Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is specifically so identified in Schedule 4.13(a) of the Company Disclosure Schedule and has been determined by the IRS to be so qualified, and to the Company's knowledge, nothing has occurred since the date of the last such determination as to each such Plan or trust that has resulted or is likely to result in the revocation of such determination as to such Plan or trust, other than such failures as may be corrected without expenditure of more than ten thousand dollars ($10,000).

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (d)   There is no pending, or to the Company's knowledge, threatened, legal action, proceeding, or investigation, other than routine claims for benefits, concerning any Company Employee Benefit Plan, or to the Company's knowledge, any fiduciary thereof, and to the Company's knowledge, there is no basis for any such legal action, proceeding, or investigation.

          (e)   No Company Employee Benefit Plan nor any party in interest with respect thereto, has engaged in a prohibited transaction that could subject the Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

          (f)    To the Company's knowledge, no communication, report, or disclosure has been made that, at the time made, did not reflect accurately in all material respects the terms and operations of any Company Employee Benefit Plan.

          (g)   No Company Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA), other than (A) coverage mandated by applicable law, (B) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), or (C) benefits that have already been satisfied in full.

          (h)   The Company has not undertaken to maintain any Company Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of the Company, subject only to such constraints as may be imposed by applicable law.

          (i)    With respect to each Company Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that the Company is required, under the terms of each such Plan, to have paid as contributions to that Plan as of the end of the most recently ended plan year of that Plan. The current value of the assets of each such Company Employee Benefit Plan, as of the end of the most recently ended plan year of that Plan, exceeded the current value of all accrued benefits under that Plan.

          (j)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Company Employee Benefit Plan. to any current or former director, officer, consultant, or employee of the Company or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant, or employee.

          (k)   No Company Employee Benefit Plan nor any retirement plan of an ERISA Affiliate of the Company is a multiemployer plan or subject to Section 412 of the Code or Title IV of ERISA.

          (l)    For purposes of this Section 4.13, "multiemployer plan" and "party in interest" have the same meaning assigned such terms under Section 3 of ERISA, and "ERISA Affiliate" means any entity that under Section 414 of the Code is treated as a single employer with the Company.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        4.14    Safety and Environmental Matters.    Except as set forth on Schedule 4.14 of the Company Disclosure Schedule:

          (a)   None of the activities carried on by the Company at any plants, offices, or properties in or on which the Company operates are in violation of any zoning, health, or safety law or regulation, including without limitation the Occupational Safety and Health Act of 1970, as amended, excluding only such violations as will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b)   Neither the Company, nor to the Company's knowledge, any operator of any real property presently or formerly owned, leased, or operated by the Company is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, and applicable federal, state, foreign, and local statutes, regulations, ordinances, orders, and decrees relating to Hazardous Substances (as defined in Section 4.14(c) hereof), natural resources, pollutants or protection of human health (as it relates to exposure to Hazardous Substances), safety, or the environment (all of the foregoing, collectively, "Environmental Laws"), excluding only such violations as will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c)   The Company has not received notice from any third party, including without limitation any federal, state, foreign, or local governmental authority, that (i) the Company has been identified by the United States Environmental Protection Agency (the "EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) any hazardous waste as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. § 9601(14), any pollutant or contaminant as defined by 42 U.S.C. § 9601(33) or any toxic substance, oil, or hazardous material or other chemical or substance regulated by or forming the basis of liability under any Environmental Laws (collectively, "Hazardous Substances") that the Company has generated, transported, handled, used, or disposed of has been found at any site at which a federal, state, foreign, or local agency or other third party has conducted or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) the Company is or will be a named party to any claim, action, cause of action, complaint (contingent or otherwise), or legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances.

          (d)   (i)    No portion of any real property presently or formerly owned, leased, or operated by the Company has been used by the Company, to handle, use, manufacture, transport, store, or dispose of Hazardous Substances except in accordance with applicable Environmental Laws; (ii) to the Company's knowledge, no portion of any real property presently owned, leased, or operated by the Company has been used by any other person to handle, use, manufacture, transport, store or dispose of Hazardous Substances except in accordance with applicable Environmental Laws; (iii) no underground tank or other underground storage receptacle for Hazardous Substances used by the Company is located on any real property presently owned, leased, or operated by the Company, or to the Company's knowledge, any real property formerly owned, leased, or operated by it; (iv) to the Company's knowledge, there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying,

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

  discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances by the Company on, upon, into, or from any real property presently or formerly owned, leased, or operated by the Company; (v) to the Company's knowledge, there have been no releases on, upon, from, or into any real property in the vicinity of any real property presently owned, leased, or operated by the Company that, through soil or groundwater contamination, have come to be located on, any of the real property presently owned, leased, or operated by the Company; and (vi) any Hazardous Substances that have been generated by the Company, on any real property presently or formerly owned, leased, or operated by the Company, will have been transported offsite prior to the Effective Time, and, to the Company's knowledge, treated or disposed of to the extent required by and in accordance with applicable Environmental Laws. Notwithstanding anything to the contrary in this Section 4.14(d), for the purpose of continuing to develop the Company Program, small quantities of certain hazardous substances may be maintained within the real property leased by the Company, but only to the extent necessary to continue the development of the Company Program at the request of Parent, and only in the type and quantity consistent with normal biotechnology research and development and in accordance with applicable Environmental Laws.

          (e)   No real property presently owned, leased, or operated by the Company, and to the Company's knowledge, no real property formerly owned, leased, or operated by the Company, and as a result of the present or past activities of the Company, is subject to any Environmental Law requiring the performance of any Hazardous Substances site assessment, the removal or remediation of any Hazardous Substances, the giving of notice to any governmental agency or other person, or the recording and/or delivery to any governmental agency or other person of any environmental disclosure statement or document, by reason of, or as a condition to the effectiveness of, the Merger and/or any other transaction contemplated hereby.

          (f)    The Company has and maintains, in full force and effect, all licenses, permits, registrations, consents, authorizations and other approvals (the "Environmental Permits") from all governmental authorities as are required under Environmental Laws or are otherwise necessary for the conduct of the business or operation of the Company, and the Company is in compliance with all of the Environmental Permits, excluding only such matters as will not, either individually or in the aggregate, have a Material Adverse Effect on the Company.

        4.15    Labor Relations.    The Company is and has been in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not and has not been engaged in any unfair labor practice. There is no charge or proceeding pending, or to the Company's knowledge, threatened, against the Company alleging unlawful discrimination in employment practices or unfair labor practice before any court or agency, including without limitation the National Labor Relations Board. There is no labor strike, dispute, work slow-down, or work stoppage pending, or to the Company's knowledge, threatened against or involving the Company. No one has petitioned within the last five years or is now petitioning for union representation of any of the employees of the Company. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against the Company and no claim therefor has been asserted. None of the employees of the Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. The Company has not experienced any work stoppage or other labor difficulty during the last five years.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        4.16    Litigation.    Except as set forth in Schedule 4.16 of the Company Disclosure Schedule, no litigation, arbitration, action, suit, proceeding, or investigation (whether conducted by any judicial or regulatory body, arbitrator, or other person) is pending (as evidenced by the Company's receipt of service of process or other written notice of such pendency), or to the Company's knowledge, threatened, against the Company, nor is there any basis therefor known to the Company.

        4.17    Material Contracts.

          (a)   Schedule 4.17(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Program Contracts (as defined below). Schedule 4.17(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts (as defined below). As used in this Agreement, the term "Company Program Contract" means any agreements or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on the Company and relates to the Company Program. As used in this Agreement, the term "Material Contract" means every agreement or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on the Company and which is material to the Company's business, and specifically includes without limitation: (i) agreements with any current or former officer, director, employee, consultant, or shareholder, or any partnership, corporation, joint venture, or any other entity in which any such person has an interest (other than agreements terminable by the Company upon thirty (30) days notice and which termination does not result in any obligations or liabilities to the Company); (ii) agreements with any labor union or association representing any employee; (iii) agreements for the provision of services by or to the Company in excess of $100,000; (iv) bonds or other security agreements provided by any party in connection with the business of the Company; (v) agreements for the purchase or other acquisition or the sale or other disposition of assets or properties (other than in the ordinary course of business), or for the grant to any person of any preferential rights to purchase any such assets or properties; (vi) joint venture agreements relating to the assets, properties, or business of the Company or by or to which it or any of its assets or properties is bound or subject; (vii) agreements under which the Company agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (viii) agreements with regard to Indebtedness, including, without limitation, any indenture or other agreements in connection with issuances of bonds, debentures or other debt securities by the Company and any agreements in connection with bank financings by the Company; (ix) any agreement, contract, commitment, transaction or series of transaction for any purpose relating to capital expenditures or commitments or long-term obligations; (x) any purchase order or contract for the purchase of raw materials; (xi) any distribution, joint marketing or development agreement; (xii) any assignment, license or other agreement with respect to any form of intangible property; (xiii) any research collaboration agreement; (xiv) any agreements relating to venture capital and other equity financings by the Company; (xv) any shareholder agreements or other agreements with any of the Company Shareholders pertaining to the shares of Company Stock held by them or their rights as shareholders of the Company; (xvi) any voting trust or voting agreements among the Company Shareholders and (xvii) all Company Program Contracts.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (b)   All of the Material Contracts are in full force and effect, and neither the Company nor, to the Company's knowledge, any other party thereto is in default under or in breach of any of the terms thereof, nor does any event or condition exist that after notice or lapse of time or both could constitute a default thereunder or breach thereof on the part of the Company, or to the Company's knowledge, any other party thereto. All payments required under each contract, agreement or understanding of any kind, written or oral, that is legally enforceable by or against or otherwise binding on the Company have been accrued for in accordance with generally accepted accounting principles, consistently applied, and are reflected in the Company's financial statements. No approval or consent of any person that has not already been obtained and listed on Schedule 4.17 of the Company Disclosure Schedule is needed in order that the Material Contracts continue in full force and effect following the consummation of the Merger and the other transactions contemplated hereby, and, except as set forth on Schedule 4.17 of the Company Disclosure Schedule, no such Material Contract includes any provision, the effect of which may be to terminate (or give rise to a right of termination under) such Material Contract, to enlarge or accelerate any obligations of the Company thereunder, or to give additional rights to any other person, as a result of the consummation of the Merger or the other transactions contemplated hereby. The Company has delivered to Parent true, correct, and complete copies of all such Material Contracts, including all amendments, modifications, and supplements thereto.

        4.18    Potential Conflicts of Interest.    No officer, director, or, to the Company's knowledge, shareholder of the Company (a) owns, directly or indirectly, any interest (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) in, or is an officer, director, employee, or consultant of, any person that furnishes or sells services, drug candidates or products that the Company furnishes or sells or proposes to furnish or sell or is a lessor, lessee, customer, or supplier of the Company; (b) owns, directly or indirectly, in whole or in part (other than solely as a result of his or its ownership of Company Stock), any tangible or intangible property that the Company is using or the use of which is necessary for the business of the Company; or (c) to the Company's knowledge, has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, including, without limitation, claims for accrued vacation pay, accrued benefits under Employee Benefit Plans, and similar matters and agreements.

        4.19    Insurance.    Schedule 4.19 of the Company Disclosure Schedule lists the policies of products liability, theft, fire, liability, worker's compensation, life, property and casualty, directors and officers, and other insurance owned or held by the Company. Such policies of insurance are of the kinds, cover such risks, and are in such amounts and with such deductibles and exclusions, as are consistent with prudent business practice for companies in the Company's line of business and of a similar size and location. All such policies are in full force and effect; are sufficient for compliance by the Company with all requirements of law and of all agreements to which the Company is a party; are valid, outstanding, and enforceable policies and provide that they will remain in full force and effect through the respective dates set forth on Schedule 4.19 of the Company Disclosure Schedule; and will not in any way be affected by, or terminate or lapse as a result of the consummation of, the transactions contemplated by this Agreement.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        4.20    Bank Accounts, Signing Authority, Powers of Attorney.    Schedule 4.20 of the Company Disclosure Schedule sets forth a complete and accurate list of all bank, brokerage, and other accounts, and all safe-deposit boxes, of the Company, together with the balances and contents of each, and the persons with signing or other authority to act with respect thereto. Except as so listed, the Company does not have any account or safe deposit box in any bank, and no person has any power, whether singly or jointly, to sign any checks on behalf of the Company, to withdraw any money or other property from any bank, brokerage, or other account of the Company, or to act under any agency or power of attorney granted by the Company at any time for any purpose. Schedule 4.20 of the Company Disclosure Schedule also sets forth the names of all persons authorized to borrow money or sign notes on behalf of the Company.

        4.21    Relationships With Suppliers and Licensors.    No current supplier to the Company has notified the Company of an intention to terminate or substantially alter its existing business relationship with the Company, nor has any licensor under a license agreement with the Company notified the Company of an intention to terminate or substantially alter the Company's rights under such license, which termination or alteration would have a Material Adverse Effect on the Company.

        4.22    Employment of Officers, Employees.    The name and current annual salary and other compensation payable by the Company to each of its employees including but not limited to wages, salary, commissions, normal bonus, profit sharing, deferred compensation, and other extra compensation) are as set forth on Schedule 4.22 of the Company Disclosure Schedule. Except to the extent otherwise disclosed on Schedule 4.22 of the Company Disclosure Schedule, none of the current or former officers, directors, employees or consultants of the Company is a party to, or the beneficiary of, any agreement, plan or arrangement that provides for any payment (whether of severance pay or otherwise) becoming due to such current or former officer, director, employee or consultant upon termination of his or her relationship with the Company or as a result of the Merger, or that provides for the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of such current or former director, officer, consultant, or employee upon termination of his or her relationship with the Company or as a result of the Merger.

        4.23    Minute Books.    The minute books of the Company made available to Parent for inspection accurately record therein all actions taken by the Company Board, all committees thereof, and the Company's shareholders.

        4.24    Brokers.    Except as set forth on Schedule 4.24 of the Company Disclosure Schedule, no finder, broker, agent, or other intermediary has acted for or on behalf of the Company in connection with the negotiation, preparation, execution, or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. Schedule 4.24 of the Company Disclosure Schedule sets forth the compensation or payment obligations of the Company with respect to any such finder, broker, agent or other intermediary. The Company shall have provided to Parent a true, correct and complete copy of any and all engagement letters or other agreements between the Company and any such finder, broker, agent or other intermediary.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        4.25    Regulatory Compliance.

          (a)   All biological and drug products being manufactured, distributed or developed by the Company ("Company Products") that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed and marketed in compliance with all applicable requirements under the Food and Drug and Cosmetic Act ("FDCA"), the Public Health Service Act, their applicable implementing regulations and all comparable applicable foreign, state and local laws and regulations. The Company has obtained all applicable approvals, clearances, authorizations, licenses, and registrations required by the FDA or any other Governmental Entity to permit any manufacturing, distribution, marketing, storing, or testing of Company Products as previously conducted or currently being conducted by the Company, and the Company is in compliance with all reporting requirements related thereto.

          (b)   All human clinical trials conducted by or on behalf of the Company have been, and are being, conducted in compliance with the applicable requirements of current Good Clinical Practice, Informed Consent and all other applicable requirements relating to protection of human subjects specifically contained in 21 CFR Parts 312, 50, 54, 56 and 11 and all applicable guidelines, and all applicable foreign, state and local laws and regulations. The Company has filed with the FDA or other appropriate Governmental Entities all required notices, and annual or other reports, including notices of adverse events, serious and/or unexpected adverse events, and serious injuries or deaths related to the use of the Company Products in human clinical trials, and the Company has provided copies of such notices to Parent.

          (c)   All manufacturing, warehousing, distributing, and testing operations conducted by or for the benefit of the Company with respect to Company Products being used in human clinical trials have been and are being conducted in accordance with the FDA's recommended current Good Manufacturing Practices continuum for drug and biological products, as set forth in 21 CFR Parts 210 and 211. In addition, the Company is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 CFR Part 207 and all similar applicable laws and regulations.

          (d)   The Company has not received any notice that the FDA or any other Governmental Entity or Institution Review Board ("IRB") has initiated, or threatened to initiate, any action to suspend any clinical trial (i.e. clinical hold), suspend or terminate any Investigational New Drug Application sponsored by the Company or otherwise restrict the preclinical or nonclinical research on or clinical study of any Company Product or any biological or drug product being developed by the Company, or to recall, suspend or otherwise restrict the manufacture of any Company Product.

          (e)   Neither the Company nor any of its officers, key employees or, to the knowledge of the Company, agents or clinical investigators acting for the Company, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company nor any officer, key employee or, to the knowledge of the Company, independent contractor, or agent of the Company has been convicted of any crime or engaged in any conduct that has resulted in or would reasonably be expected to result in (i) debarment under 21 U.S.C. Section 335a or any similar state law or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (f)    All animal studies or other preclinical tests performed in connection with or as the basis for any regulatory approval that has been sought or obtained for Company Products either (x) have been conducted in accordance with all applicable statutes, laws and rules, including Good Laboratory Practice requirements, contained in 21 CFR Part 58, the United States Animal Welfare Act, the International Conferences of Harmonization's (ICH) Guidance on Nonclinical Safety Studies for the Conduct of Human Clinical Trials for Pharmaceuticals or the ICH Guideline on Safety Pharmacology Studies for Human Pharmaceuticals or (y) involved experimental research techniques that were performed for informational purposes only, whether or not included in a regulatory filing, or could not be performed by a registered GLP testing laboratory (with appropriate notice being given to the FDA in regulatory filings) and have employed the procedures and controls generally used by qualified experts in animal or preclinical studies of products comparable to those being developed by the Company.

          (g)   There are no lawsuits, actions, arbitrations, proceedings, charges, complaints or investigations pending with respect to a violation by the Company of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States governmental entity.

          (h)   The Company has not received any warning or untitled letter, reports of inspection observations, including FDA Form 483s, established inspection reports, notices, clinical holds, or other documents from the FDA, any other Governmental Entity, or IRB since inception relating to Company Products and alleging a lack of compliance by the Company with any applicable laws or regulatory requirements (including those of the FDA).

          (i)    The Company has provided to Parent copies of all written communications to and from the FDA, any other Governmental Entity, or IRB relating specifically to Company Products, and their respective operations or business, including any official notices, citations, decisions, warning or untitled letters, material reports of inspection observations and establishment inspections.

        4.26    Compliance with Other Agreements, Laws, Etc.    To Company's knowledge, it has complied with, and is in compliance with, (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to its business, (b) all unwaived terms and provisions of all contracts, agreements and indentures to which the Company is a party, or by which the Company or any of its properties is subject, and (c) its articles of incorporation and by-laws, respectively, each as amended to date; in the case of the preceding clauses (a) and (b), excepting only any such noncompliance that, both individually and in the aggregate, have not resulted and will not result in any Material Adverse Effect with respect to the Company. The Company has not been charged with, or to its knowledge, been under investigation with respect to, any violation of any provision of any federal, state, or local law or administrative regulation.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        4.27    Permits, Licenses, and Programs; No Debarment.

          (a)   Schedule 4.27 of the Company Disclosure Schedule contains a complete and correct copy of (i) each pending application or registration for governmental approval and each governmental approval held by the Company to develop, manufacture, test (including, without limitation, preclinical tests and clinical trials), import, export, store, market and sell the Company's Products or drug candidates, (ii) the most recent report by or on behalf of the FDA or any other governmental body involving or relating to any facility inspection of the Company's facilities, and (iii) a description of all ongoing proprietary internal research and development programs. Except as are set forth on Schedule 4.27 of the Company Disclosure Schedule, (i) the Company possesses such governmental approvals from all governmental bodies including, without limitation, all FDA approvals, necessary to permit the operation of its business in the manner as the same is currently conducted, and to operate, own or occupy its properties, (ii) there have been no product recalls, field corrective activity, medical device reports, warning letters or administrative actions by the FDA or any other governmental body, and (iii) to the Company's knowledge, (A) there is no administrative action pending or threatened for the revocation of any such governmental approval and (B) assuming the obtaining of the authorizations, consents, approvals and other actions listed on Schedule 4.27 of the Company Disclosure Schedule, no governmental approvals and other actions listed on Schedule 4.27 of the Company Disclosure Schedule, no governmental approval by any governmental body having jurisdiction over the operation of the Company's business, whether in whole or in part, will, to the knowledge of the Company, be revoked, or become ineffective or subject to revocation, as a consequence of the transactions contemplated by this Agreement.

          (b)   The Company (i) has not been debarred or received notice of action or threat of action with respect to its debarment under the provisions of the Generic Drug Enforcement Act of 1992, 31 U.S.C. Section 335(a) and (b), or (ii) to the Company's knowledge, has used in any capacity the services of any person which has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335(a) and (b).

        4.28    Manufacturing and Marketing Rights.    The Company has not granted rights to manufacture, produce, distribute, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects the Company's exclusive right to manufacture, produce, distribute, assemble, license, market, or sell its products.

        4.29    Distribution of Merger Consideration.    The Merger Consideration, when distributed in accordance with the terms of this Agreement and the LLC Agreement, will have been distributed to the holders of Company Stock in accordance with the provisions of the Company's articles of incorporation in effect immediately prior to the Effective Time and any other document or agreement among the Company and such holders related to the distribution of the Merger Consideration.

        4.30    Required Shareholder Approval.    The only votes, consents and approvals of the shareholders of the Company required pursuant to Title 23B of the Revised Code of Washington to adopt this Agreement, approve the terms of this Agreement and approve the Merger and the transactions contemplated hereby (the "Required Shareholder Approval") are as follows: (A) the affirmative vote of the holders of a majority of the outstanding voting power of the Company Preferred Stock and the Company Common Stock, voting together as single class, in favor of the adoption of this Agreement and the approval of the Merger and the terms thereof; (B) the affirmative vote of the holders of a majority of the outstanding shares of Company Preferred Stock, voting separately as a class, in favor of the adoption of this Agreement and the approval of the Merger and the terms thereof; and (C) the affirmative vote of (i) the holders of a majority

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Confidential Treatment Requested. Omitted portions filed with the Commission.

of the outstanding voting power of the Company Preferred Stock and the Company Common Stock, voting together as single class, (ii) the holders of a majority of the outstanding shares of Company Preferred Stock, voting separately as a class, and (iii) the holders of a majority of the outstanding voting power of the Company Common Stock, approving the amendment of the Company's Articles of Incorporation substantially in the form of Exhibit I attached hereto (the "Amended Articles").

        4.31    Government Contract Matters.

          (a)   The Company has been, and has conducted its business, in compliance with all applicable laws and regulations relating to its performance of commercial and government contracts, all terms and conditions of its government and commercial contracts, all applicable import and export laws, regulations, licenses and provisos, and all applicable anti-corruption laws and regulations. The Company has not received any notice from any Governmental Entity including, but not limited to the Defense Contract Audit Agency ("DCAA") and Defense Contract Management Agency ("DCMA"), alleging any violation by the Company of any applicable law or regulation or notice regarding disallowance of costs under a government contract. None of the Company's assets or businesses is subject to any judicial or administrative proceeding, order, or to the Company's knowledge, investigation of or by a Governmental Entity.

          (b)   With respect to each Government Contract and Bid listed on Schedule 4.31(b) of the Company Disclosure Schedule: (i) the Company has complied in all material respects with all terms and conditions of such Government Contract and Bid and any requirements of law pertaining to such Government Contract and Bid; (ii) each representation and certification executed by the Company pertaining to such Government Contract and Bid was true and correct in all material respects as of its effective date; (iii) the Company has not submitted any inaccurate or untruthful cost or pricing data or any claim for payment to any Governmental Entity in connection with such Government Contract or Bid; (iv) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor, to the Company's knowledge, is any Governmental Entity threatening to issue one; and (v) no protest of any Government Contract or Bid is pending.

          (c)   There is no pending or, to the Company's knowledge, threatened: (i) civil fraud or criminal investigation that exists or has been threatened, indictment or information of the Company by any Governmental Entity; (ii) suspension or debarment proceeding against the Company; or (iii) contracting officer's decision or legal proceeding by which a Governmental Entity claims that the Company has breached or is liable to a Governmental Entity, in each case with respect to any Government Contract. The Company has not conducted or initiated any internal investigation, or made a voluntary disclosure to the United States Government, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Bid at any time since its inception and no such investigation or voluntary disclosure is anticipated.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (d)   Except as set forth on Schedule 4.31(d) of the Company Disclosure Schedule, there are no pending or, to the Company's knowledge, threatened material claims or disputes by or between the Company and any prime contractor, subcontractor or vendor relating to any Government Contract. Except as set forth on Schedule 4.31(d) of the Company Disclosure Schedule, the Company has not received any notice of termination for convenience or default of any Government Contract, in whole or in part, and to the Company's knowledge, no such termination has been threatened or is otherwise anticipated.

          (e)   None of the officers, directors or employees of the Company has: (i) made any payments or used any funds to influence federal transactions in violation of federal laws and regulations and or failed to make any required disclosures; (ii) used any corporate or other funds or given anything of value for unlawful commissions, gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable foreign, federal or state law; or (iii) accepted or received any unlawful contributions, payments, expenditures or gifts.

          (f)    Except for those liens or assignments listed on Schedule 4.31(f) of the Company Disclosure Schedule, made in accordance with 31 U.S.C. § 3727 (as amended), otherwise known as the Assignment of Claims Act, and 41 U.S.C. § 15 (as amended), otherwise known as the Assignment of Contracts Act, the Company has not assigned or agreed to assign to any Person, or otherwise encumbered or agreed to encumber for the benefit of any Person, any right, title or interest in or to any of the Government Contracts, or any account receivable relating thereto.

          (g)   No Person or Governmental Entity has notified the Company in writing or orally that any Governmental Entity intends to seek to lower rates under any Government Contract or task order or delivery order thereunder.

        4.32    Disclosure.    No representation or warranty by the Company in this Agreement or in any exhibit or Schedule hereto contains or will contain at the time made or deemed to be made pursuant to this Agreement any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein on the whole not false or misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF PARENT AND THE MERGER SUB

        Parent and the Merger Sub hereby represent and warrant to the Company as follows as of each of (a) the Agreement Date and (b) the Closing Date, subject in each case to such exceptions as are set forth in the Parent Disclosure Schedule attached to this Agreement (the "Parent Disclosure Schedule"):

        5.1    Incorporation; Authority.    Each of Parent and the Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and as presently proposed to be conducted. Each of Parent and the Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would have a Material Adverse Effect on the Parent.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        5.2    Ownership of Merger Sub; No Prior Activities.    Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement.

        5.3    Authorization and Enforceability.    Each of Parent and the Merger Sub has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and the Merger Sub, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which shall be effected by written consent immediately following the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of Parent and the Merger Sub and constitutes the valid and binding obligation of each of Parent and the Merger Sub, enforceable in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

        5.4    Governmental and Other Third-Party Consents, Non-Contravention, Etc.    No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Parent or Merger Sub is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i) the filing of Merger Documents with the Delaware Secretary of State and Washington Secretary of State, as applicable; (ii) the filing by Parent of such reports and information with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement. The execution, delivery, and performance of this Agreement and the consummation of such transactions will not violate (a) any provision of Parent's or the Merger Sub's Certificate of Incorporation or by-laws, as amended and in effect, (b) any order, judgment, injunction, award or decree of any court or state or federal governmental or regulatory body applicable to Parent or the Merger Sub, or (c) any judgment, decree, order, statute, rule, regulation, agreement, instrument, or other obligation to which Parent or the Merger Sub is a party or by or to which such entity or any of its assets is bound or subject, which violation will not have a Material Adverse Effect on Parent or Merger Sub. Parent's Board of Directors has in good faith estimated that the present value of the Merger Consideration as of the Effective Time will not equal or exceed the minimum size-of-transaction threshold that would require notification under the HSR Act.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        5.5    Brokers.    Except as set forth on Schedule 5.5 of the Parent Disclosure Schedule, neither Parent nor Merger Sub have incurred, nor will they incur, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or the consummation of the transactions contemplated hereby.

        5.6    Adequacy of Funds.    Parent currently has and will at the Closing have adequate financial resources to pay the Closing Consideration as contemplated by Section 2.6 hereof, and Parent will have adequate financial resources to satisfy its payment obligations under Section 2.7 hereof, when such payment obligations are due.

        5.7    Absence of Certain Changes.    Since March 31, 2007, there has not been any change in the business, financial condition or prospects, or business relationships of Parent that has or is reasonably likely to have a materially adverse effect on the ability or commitment of Parent to fulfill its obligations under this Agreement, including but not limited to those under Section 6.9 hereof.

ARTICLE 6
MUTUAL COVENANTS.

        6.1    Satisfaction of Conditions.    Each of the parties will use commercially reasonable efforts to cause the satisfaction as promptly as possible of the conditions contained in Sections 8.1 through 8.3 hereof that impose obligations on it or require action on its part or the part of any of its shareholders or Affiliates.

        6.2    Further Assurances.    Subject to the terms and conditions set forth in this Agreement, from time to time both before and after the Effective Time, the Company, Parent, Merger Sub and the Holders Representative will use (and each of the foregoing will use commercially reasonable efforts to cause their respective members, officers and directors to use) their respective commercially reasonable efforts, as promptly as is practicable, to take or cause to be taken all actions, and to do or cause to be done all other things, as are necessary, proper, or advisable to consummate and make effective the Merger and the other transactions contemplated hereby.

        6.3    Regulatory Approval; Further Assurances.

          (a)   Parent and the Company shall use commercially reasonable efforts to effectuate the Merger and make effective the other transactions contemplated by this Agreement as soon as practicable following the Agreement Date. Without limiting the generality of the foregoing, each party to this Agreement shall: (i) make any filings and give any notices required to be made or given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) use commercially reasonable efforts to obtain any consent, action or non-action required (pursuant to any applicable legal requirement, contract or otherwise) in order to implement the Merger or any of the other transactions contemplated by this Agreement; and (iii) use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. To the extent permitted by law, each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each

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Confidential Treatment Requested. Omitted portions filed with the Commission.

  such consent obtained after the Agreement Date and prior to the Effective Time. For the avoidance of doubt, the term "commercially reasonable efforts" as used in this paragraph is not the defined term "Commercially Reasonable Efforts," and shall include, without limitation, the prompt submission of responsive materials in response to a request from a Governmental Entity for voluntary submission of information and documents, and substantial compliance with a formal request for information and documentary materials issued by a Governmental Entity under any foreign, federal or state antitrust, competition or fair trade law.

          (b)   Parent and the Company shall respond as promptly as practicable to (i) all inquiries or requests received by the Federal Trade Commission or the Department of Justice for information or documentation and (ii) all inquiries or requests received from any state attorney general or other Governmental Entity in connection with antitrust or related matters. Each of the Company and Parent shall (A) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (B) keep the other party informed as to the status of any such legal proceeding; and (C) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any legal proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust, competition or fair trade law. In addition, except as may be prohibited by any Governmental Entity or by any applicable law, in connection with any legal proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust, competition or fair trade law or any other similar legal proceeding relating to the Merger to which either the Company or Parent is a party, each of the Company and Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding (except with respect to meetings or conferences involving only a party and its own employees, representatives, legal advisors, or consultants) and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding. For the avoidance of doubt, the term "legal proceeding" as used in this paragraph shall include, without limitation, an investigation relating to the Merger by any Governmental Entity under the HSR Act or any other foreign, federal or state antitrust, competition or fair trade law.

        6.4    Amended Articles and Required Shareholder Approval.    Following the execution of this Agreement, the Company will (i) promptly solicit the Required Shareholder Approval by written consent and (ii) after having received the Required Shareholder Approval, file the Amended Articles with the Secretary of State of the State of Washington. The Company Board will recommend to its shareholders the adoption and approval of this Agreement and the transactions contemplated hereby and the other matters to be submitted to its shareholders in connection therewith, subject to withdrawal only as allowed under Section 7.24(d).

        6.5    Notice of Merger and Appraisal Rights; Notice of Shareholder Approval.    As promptly as practicable following the Agreement Date, the Company shall prepare and deliver to the shareholders of the Company a Notice of Merger and Appraisal Rights (the "Shareholder Notice"), which Shareholder Notice shall comply in all respects with the requirements of

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Confidential Treatment Requested. Omitted portions filed with the Commission.

Washington Law. As promptly as practicable after the Required Shareholder Approval has been obtained, the Company shall prepare and deliver a notice (the "Post-Approval Notice") informing the Company's shareholders of the written consent obtaining the Required Shareholder Approval, which Post-Approval Notice shall comply in all respects with the requirements of Washington Law.

        6.6    Consents.    The Company shall use commercially reasonable efforts to obtain the consents, waivers and approvals necessary for the consummation of the Merger and the transactions contemplated under this Agreement (all of such consents, waivers and approvals having been set forth in Schedule 6.6 of the Company Disclosure Schedule), including, but not limited to, all consents, waivers and approvals that are necessary or required in connection with, or as a result of, the Merger to preserve all of the Company's rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the Merger.

        6.7    Notification of Certain Matters.

          (a)   Between the date hereof and the Effective Time, each of Parent and the Company shall, upon obtaining knowledge of any of the following, promptly notify the other of:

              (i)  any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger;

             (ii)  any actions, suits, claims, investigations or other judicial proceedings known to its executive officers commenced or threatened against such party or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 hereof or which relate to the consummation of the Merger;

            (iii)  occurrence or non-occurrence of any other event known to its executive officers which is likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time; and

            (iv)  any failure of such party known to its executive officers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          (b)   In addition to its obligations set forth in Section 6.7(a) hereof, the Company shall promptly notify Parent of any adverse determination or recommendation in connection with any governmental proceeding to license any of the Company's products and any report filed with the FDA regarding an unexpected fatal or life-threatening experience with respect to any such product.

          (c)   The delivery of any notice pursuant to this Section 6.7 shall not limit or otherwise affect any remedies available to a party.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        6.8    Indemnification of Directors and Officers.    From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations, to the extent legally permissible, of the Company to its directors and officers pursuant to the indemnification provisions under the Company's articles of incorporation or by-laws as in effect on the date hereof. Parent shall use commercially reasonable efforts to cause the Surviving Corporation to maintain in effect for six (6) years from the Effective Time the current policies of directors' and officers' liability insurance (the "D&O Policy") maintained by the Company (provided that Surviving Corporation may substitute in place thereof policies reasonably satisfactory to it of at least the same coverage containing terms and conditions which are not materially less advantageous to the individuals covered by the D&O Policy); provided, that in no event shall the Surviving Corporation be required to pay premiums for such insurance in excess of one hundred seventy-five percent (175%) of premiums currently paid by the Company (the "Maximum Amount") and if current insurance coverage cannot be maintained or obtained for the Maximum Amount, the Surviving Corporation shall obtain as much directors' and officers' liability insurance as can be obtained by paying an annual premium not in excess of the Maximum Amount. Nothing in this Section 6.8 shall obligate Parent or the Surviving Corporation to make any payments, other than for premiums not to exceed the Maximum Amount, in respect of the D&O Policy. If at any time the Surviving Corporation or Parent is required to make indemnification payments to persons who were directors, officers or employees of the Company at or prior to the Effective Time pursuant to this Section 6.8, then Parent shall have the right to make a claim for indemnification therefor pursuant to Section 9.2 hereof, provided the indemnifiable claim against the former Company director, officer or employee is of a type that is subject to indemnification coverage pursuant to Section 9.2.

        6.9    Due Diligence Obligations.

          (a)   Subject to the provisions of this Section 6.9, Parent shall use Commercially Reasonable Efforts to []*. Parent may satisfy its obligations under this Section 6.9(a) through the efforts of any of the Members of the Buyer Group. Notwithstanding anything express or implied in the foregoing provisions of this Section 6.9(a) or in any other provision of this Agreement, Parent shall not be deemed to be in breach of any of its obligations in this Section 6.9(a) []*.

          (b)   If one or more Members of Buyer Group collectively have, on or before the []*, either (i) []* or (ii) entered into []* with respect to a Contingent Payment Product with an indication for the treatment of infections caused by HCV, then Parent will be deemed to have performed and satisfied its obligations under Section 6.9(a) throughout the period commencing on []*. If one or more Members of the Buyer Group collectively have not, on or before the []* in this Section 6.9(b) (together, the "Presumed Breach Events"), then Parent shall be presumed to have breached its obligations under Section 6.9(a) above (which presumption may be rebutted by Parent as further provided below in this Section 6.9(b)). Upon such a presumed breach, Holders Representative may, if it so elects, deliver a Non-Compliance Notice to Parent pursuant to Section 6.10(b) hereof and this Section 6.9(b) no later than sixty (60) days after the []*. If Holders Representative does not deliver a Non-Compliance Notice to Parent pursuant to Section 6.10(b) and this Section 6.9(b) within such sixty (60) day period, Holders Representative, for itself and on behalf of all Holders, shall be deemed to have waived all rights and remedies against Parent for such presumed breach. If Holders Representative delivers a Non-Compliance Notice to Parent pursuant to Section 6.10(b) and this Section 6.9(b) within such sixty (60) day period, Parent may

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

  elect, in its sole and absolute discretion by giving to the Holders Representative a Breach Dispute Notice pursuant to Section 6.10(c), either to challenge that the Presumed Breach Events have occurred or to rebut any presumption that Parent has breached its obligations under Section 6.9(a) hereof solely because the Presumed Breach Events have occurred. If, upon receipt of any Breach Dispute Notice from Parent that sets forth Parent's election to rebut any presumption that Parent has breached its obligations under Section 6.9(a) hereof solely because the Presumed Breach Events have occurred, the Holders Representative elects thereafter to initiate judicial proceedings pursuant to Section 6.10(c), then, in such proceedings, Parent shall have the burden of proof to establish that it has satisfied its obligations under Section 6.9(a) hereof notwithstanding that the Presumed Breach Events have occurred.

          (c)   On each successive six-month anniversary of the Closing Date during the period in which a Section 6.9 Contingent Payment Product is being developed by Parent until the satisfaction of HCV Milestone Five or HCV []* Milestone Five, and thereafter on each successive anniversary of the Closing Date for so long as Parent is developing or commercializing a Section 6.9 Contingent Payment Product, Parent shall provide to the Holders Representative []* in connection with such Section 6.9 Contingent Payment Product during the preceding six or twelve month period, as applicable, including []* incurred during such period. In addition, within the period of sixty (60) days after each successive six-month anniversary of the Closing Date in which a Section 6.9 Contingent Payment Product is being developed by Parent until the satisfaction of HCV Milestone Five or HCV []* Milestone Five, and thereafter within the period of sixty (60) days after each successive anniversary of the Closing Date in which a Section 6.9 Contingent Payment Product is being developed or commercialized by Parent, Parent will, upon reasonable advance notice from Holders Representative, make []* with respect to such Section 6.9 Contingent Payment Product []* and for a period not to exceed []*. The Holders Representative may suggest other []*, and, if not unduly burdensome to Parent or such other []* and not in conflict with other responsibilities or activities that such other []* may have, such []* and encourage such other []*. For a period of sixty (60) days following the delivery of any such []*, as applicable, Parent will require that such []*, if not unduly burdensome to Parent or to such []*, via telephone or email communications related to matters []*; provided that in []*. Notwithstanding anything in this Section 6.9(c) to the contrary, Parent shall not be required to provide any such []*, (x) unless and until the Holders Representative executes and delivers a confidentiality agreement reasonably acceptable to the Parent for purposes of preserving the confidentiality of all []* and information provided by Parent pursuant to this Section 6.9(c), and (y) if any such []* or information could adversely affect the attorney-client privilege between Parent and its counsel, unless such privilege could be protected by a joint defense agreement between Parent and the Holders Representative and the Holders Representative has expressed a willingness to enter into such an agreement on terms reasonably acceptable to Parent.

          (d)   In carrying out Parent's development activities in connection with the development of a Section 6.9 Contingent Payment Product, Parent shall, and shall ensure that the Surviving Corporation shall, comply in all material respects with all applicable laws, rules and regulations applicable to such development activities.

          (e)   The Participating Holders are intended third party beneficiaries of the provisions of this Section 6.9, and the Holders Representative may enforce the Participating Holders' interests under this Section 6.9 in case of breach hereof by Parent.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        6.10    Grantback Provisions.

          (a)   Within ninety (90) days following receipt by the Holders Representative of an Abandonment Notice, the Holders Representative shall be entitled to require, by means of a written notice to Parent disclosing the election of the Holders Representative to exercise such right (an "Abandonment Grantback Notice"), that Parent (and its Subsidiaries and controlled Affiliates) grant to the Holders Representative for the benefit of the Participating Holders (X) a []* (except to the extent otherwise provided below in this Section 6.10), []* under all right, title and interest of Parent (and its Subsidiaries and controlled Affiliates) in and to []*, in either case only to the extent owned by Company at the Effective Time (collectively, the "Company Grantback Assets"), to []* a Contingent Payment Product for []*, provided that the obligations of Parent (and its Subsidiaries and controlled Affiliates) under this clause (X) shall be subject to the limitations set forth below in this Section 6.10(a), (Y) a []* (except to the extent otherwise provided below in this Section 6.10), []* under all right, title and interest of Parent (and its Subsidiaries and controlled Affiliates) in and to []*, in each case only to the extent []* (collectively, the "Parent Grantback Work Product"), []* Parent Grantback Work Product []* a Contingent Payment Product for []*, provided that the obligations of Parent (and its Subsidiaries and controlled Affiliates) under this clause (Y) shall be subject to the limitations set forth below in this Section 6.10(a), and (Z) a []* (except to the extent otherwise provided below in this Section 6.10), []* under all right, title and interest of Parent (and its Subsidiaries and controlled Affiliates) in and to []* at any time after the Effective Time and prior to the date of the Abandonment Grantback Notice and that []* a Contingent Payment Product (collectively, the "Parent Grantback Assets" and together with the Company Grantback Assets and the Parent Grantback Work Product, the "Grantback Assets"), []* a Contingent Payment Product, provided that the obligations of Parent (and its Subsidiaries and controlled Affiliates) under this clause (Z) shall be subject to the limitations set forth below in this Section 6.10(a). Notwithstanding anything express or implied in any of the foregoing provisions of this Section 6.10(a) to the contrary, (i) the obligations of Parent (and its Subsidiaries and controlled Affiliates) under clause (X), (Y) or (Z) of this Section 6.10 to grant any rights to the Holders Representative for the benefit of the Participating Holders shall be subject the provisions of any third party agreements entered into by Parent (or any of its Subsidiaries or controlled Affiliates) that may prohibit, limit or prevent Parent (or any of its Subsidiaries or controlled Affiliates) from complying with the provisions of any of such clauses (X), (Y) or (Z), provided that any such third party agreement complies with the provisions (other than the provisions of clause (B)) of Section 11.3(b) hereof, and (ii) neither Parent nor any of its Subsidiaries or controlled Affiliates shall have any obligation to grant to the Holders Representative for the benefit of the Participating Holders []* pursuant to any of clauses (X), (Y) or (Z) of this Section 6.10(a) []* a Contingent Payment Product for the treatment of any non-HCV Indication if Parent (or any of its Subsidiaries or controlled Affiliates) has granted to any third party []* a Contingent Payment Product in such non-HCV Indication, and, in the case of []*, Parent is contractually prohibited from transferring its []* to any third party, in which case Parent hereby agrees that from and after the date of receipt by Parent of the Abandonment Grantback Notice, Parent shall not pursue the further development of any product in such Non-HCV Indication. Such grant shall be consummated no later than thirty (30) days following delivery to the Parent of the Abandonment Grantback Notice, by means of execution and delivery by the Parent (and any of its Subsidiaries or controlled Affiliates having any right or interest in the Grantback Assets) and the Holders Representative []*, without []* previously received by the Holders Representative or the Participating Holders. Notwithstanding any provision in this Section 6.10(a) that states or implies that []* by the Holders Representative in connection with the []* to be granted by Parent under this Section 6.10(a), the Holders Representative shall be required to make payment of all payments and royalties required to be made under any and all third party licenses that are sublicensed by Parent to Holders Representative in connection with the implementation by Parent of all of its obligations under this Section 6.10(a).

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (b)   In the event that Parent has breached its obligations under Section 6.9(a) hereof, the Holders Representative shall be entitled, subject to the provisions of the next sentence and Section 6.9(b) hereof, as applicable, to deliver a written notice (a "Non-Compliance Notice") to Parent specifying in reasonable detail the facts and circumstances surrounding such breach and reasons as to why the Holders Representative believes that such facts and circumstances give rise to such breach. Notwithstanding anything express or implied in the foregoing provisions of this Section 6.10(b), but subject to the provisions of Section 6.9(b) hereof, (i) the Holders Representative shall only be entitled to deliver a Non-Compliance Notice pursuant to this Section 6.10(b) within sixty (60) days after any meeting held pursuant to Section 6.9(c) hereof (or, if later, within sixty (60) days after the last day on which any such meeting was required to be held pursuant to Section 6.9(c) hereof) and (ii) subject to the provisions of Section 6.9(b) hereof and absent fraud or intentional misconduct or the discovery by the Holders Representative after the expiration of the applicable period described in clause (x) or (y) below, as applicable, of material facts or circumstances in existence during such period that reasonably relate to an ongoing breach by Parent of its obligations set forth in Section 6.9(a) and would have been discovered or known by Holders Representative during such period if Parent had not breached any of its obligations under Section 6.9(c) hereof to the extent applicable to such period, the facts and circumstances that constitute or give rise to the breach by Parent of its obligations under Section 6.9(a) must have occurred or failed to occur either (x) if under Section 6.9(c) meetings are required to be held every six months, during the six-month period prior to the date when the meeting relating to such Non-Compliance Notice was held or required to be held pursuant to Section 6.9(c) or (y) otherwise, during the 12-month period prior to the date when the meeting relating to such Non-Compliance Notice was held or required to be held pursuant to Section 6.9(c) and Holders Representative shall not otherwise be entitled to allege facts or circumstances that occurred or did not occur at any time prior to the applicable period under the foregoing clause (x) or (y), as applicable, to support an argument or finding that Parent has breached its obligation under Section 6.9(a) hereof.

          (c)   Within thirty (30) days after its receipt of any Non-Compliance Notice, Parent shall have the option either (i) to provide written notice to the Holders Representative of its acknowledgement of the breach asserted in such Non-Compliance Notice and a proposed plan to cure such breach (a "Cure Notice"), which plan (and the proposed timetable for its completion) must be reasonably satisfactory to the Holders Representative, or (ii) to provide written notice to the Holders Representative that it intends to dispute the asserted breach of its obligations under Section 6.9(a) (a "Breach Dispute Notice"). If Parent fails to provide either a Cure Notice or Breach Dispute Notice within such thirty (30) day period, Parent will be presumed to have provided a Breach Dispute Notice. In the event that Parent provides a Cure Notice and, within thirty (30) days after receipt by the Holders Representative of such Cure Notice, Parent and Holders Representative cannot agree on the proposed plan to cure the breach, Parent and Holders Representative shall engage in mediation, which shall last for a period of no more than sixty (60) days,

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

  pursuant to the International Institute for Conflict Prevention and Resolution ("CPR") Mediation Procedure then in effect. Each party shall pay its own expenses incurred in connection with such mediation, and the fees and expenses of the mediator shall be divided evenly between the parties. Notwithstanding anything else contained herein, any party to such mediation shall have the right to commence litigation pursuant to Section 11.14 hereof at any time after the expiration of sixty (60) days after service of a demand for mediation under this subsection. In the event that Parent provides or is deemed to have provided a Breach Dispute Notice, or in the event that Parent has provided a Cure Notice and Parent and the Holders Representative have not, after mediation, agreed upon a plan to cure the breach, then Holders Representative shall be entitled to seek, pursuant to Section 11.14 hereof, a judicial declaration that Parent is in breach of its obligations under Section 6.9(a). At Holders Representative's election, Holders' Representative may accompany such request for a judicial declaration with a request for relief in the form of either money damages or implementation of the provisions of Sections 6.10(d) and 6.10(e) below; any such judicial proceedings shall be conducted in accordance with Section 11.14 hereof. The remedy for any breach by Parent of its obligations under Section 6.9(a) hereof shall be, at the election of the Holders Representative, either money damages or implementation of the provisions of Section 6.10(d) and 6.10(e), but not both such remedies. In no event shall the Holders Representative be entitled to any money damages upon any breach by Parent of its obligations under Section 6.9(a) hereof in the event that the Holders Representative elects, in the manner provided above, to enforce its rights under Sections 6.10(d) and 6.10(e) below.

          (d)   In the event that the Holders Representative makes an election, in accordance with the provisions of Section 6.10(c), for the implementation of this Section 6.10(d) and Section 6.10(e) below in lieu of money damages, and in the event that a court finally determines, with no opportunity for further appeal, that Parent is in breach of its obligations under Section 6.9(a), Holders Representative shall be entitled to deliver a written notice (a "Non-Compliance Grantback Notice") to Parent requiring Parent (and its Subsidiaries and controlled Affiliates) to perform all of their respective obligations under Section 6.10(a) to the same extent as if Parent had provided to the Holders Representative an Abandonment Notice and the Holders Representative had provided to Parent an Abandonment Grantback Notice; provided, however, that, notwithstanding any provision of Section 6.10(a) hereof stating or implying that the grant of any and all []* pursuant to Section 6.10(a) hereof to the Holders Representative shall be without any []*, in the event that the grant of []* arises by virtue of the implementation of the provisions of this Section 6.10(d), then Parent shall be entitled to []* in connection with the grant []* if and to the extent so provided in Section 6.10(e) below (the grant []* by virtue of the implementation of, and in accordance with, the provisions of this Section 6.10(d) to the Holders Representative shall be referred to in this Agreement as the "Non-Compliance Grantback"). For the avoidance of doubt, the parties agree that the right to demand performance of this Section 6.10(d) and Section 6.10(e) is a purely contractual remedy governed by the terms of this Agreement, and that any request for court assistance in enforcing such right shall not be subject to the same principles of equity applied to requests for rescission. Notwithstanding anything express or implied in this Section 6.10 or elsewhere in this Agreement to the contrary, in no event shall the foregoing provisions of this Section 6.10(d) or the provisions of Section 6.10(e) below apply or be implemented or enforced at any time after []*.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (e)   If the Non-Compliance Grantback occurs at any time before the earlier to occur of []*, then, subject to the provisions set forth below in this Section 6.10(e) and Section 6.10(f), the grant []* to the Holders Representative that constitute the Non-Compliance Grantback shall occur without []*. If the Non-Compliance Grantback occurs at any time following the occurrence of []*, but prior to the occurrence of []*, and if the Holders Representative thereafter effects a subsequent sublicense or other disposition of all or any portion of the []* granted by Parent (or its Subsidiaries or controlled Affiliates) pursuant to Section 6.10(d) in order to implement the Non-Compliance Grantback, or if there is any sale of the Holders Representative or any other person that is the direct or indirect owner or holder of []*, in either case for cash or other liquid consideration, then the Holders Representative shall, within forty-five (45) days after receipt of such consideration, deliver or cause to be delivered to Parent a written report specifying the source and calculation of such consideration received, []*. []* shall be calculated based on the fair market value of such non-marketable securities or other illiquid assets at the time of such sublicense or other disposition or such sale of Holders Representative or other person based on valuation methods reasonably acceptable to both Parent and Holders Representative) shall be deferred until the earlier of the date on which such consideration is converted into cash or the date on which Parent is permitted to receive its []* without violating applicable securities laws. If the Non-Compliance Grantback occurs at any time following the occurrence of []*, but prior to the occurrence of []*, and if the Holders Representative thereafter develops and commercializes a Contingent Payment Product, then the Holders Representative shall make payment to Parent of []*. In the event that the provisions of the immediately preceding sentence become applicable, the provisions set forth in Sections 2.7(g) through 2.7(k) hereof with respect to reporting, audit and dispute rights and obligations of the Parent and the Holders Representative, as applicable, pertaining to []* shall be applied mutatis mutandis to create reporting, audit and dispute rights and obligations of the Parent and the Holders Representative, as applicable, pertaining to []*. Notwithstanding any provision in Section 6.10(d) that states or implies that []* by the Holders Representative in connection with the []* to be granted by Parent in connection with the Non-Compliance Grantback and in addition to []*, the Holders Representative shall be required to make payment of all payments and royalties required to be made under []* in connection with the implementation by Parent of all of its obligations under Section 6.10(d) and the Holders Representative shall be required to comply with its []* under Section 6.10(f) below.

          (f)    Subject to the provisions of this Section 6.10(f), upon the grant by Parent []* to the Holders Representative pursuant to Section 6.10(a) or Section 6.10(d), as applicable, Parent shall []* (collectively, the "Grantback Licensed Patents"). The Holders Representative shall be obligated to []*; provided, however, that, (i) in the event that any of the Grantback Licensed Patents are also []*, then the []*, and (ii) until the earlier of (x) the granting by Holders Representative of a license to a third party to the right, title and interest of the Participating Rights Holders and/or the Holders Representative in and to any of the Grantback Licensed Patents or (y) the []* of the Grantback Date, Holders Representative shall have the right to elect to defer its obligation under the foregoing provisions of this Section 6.10(f) to []* is subject to compliance by the Holders Representative with the provisions of this Section 6.10(f). Parent may at any time terminate its obligation to []* to the Holders Representative or to any third party that is also a []* Grantback License Patent, provided that, in the case of any such third party []*. In the case of any such []* of a Grantback License Patent that has more than one []*.

          (g)   For purposes of clarification, if, at any time before the grant []* by Parent to the Holders Representative pursuant to Section 6.10(a) hereof or the occurrence of the Non-Compliance Grantback, Parent grants to any Member of the Buyer Group []* any Contingent Payment Product, the grant []* to the Holders Representative shall not release Parent from any of its obligations under this Agreement with respect to such Contingent Payment Product except for those obligations, if any, of Parent under this Agreement that correspond to the portion of Parent's right, title and interest in and to such Contingent Payment Product that have been []* to the Holders Representative pursuant to []*.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        6.11    Confidentiality.    Any and all non-public information disclosed or made available by Parent to the Company or by the Company to Parent as a result of the negotiations or due diligence investigations leading to the execution of this Agreement and the consummation of the transactions contemplated under this Agreement, or in furtherance thereof, including, without limitation, any information disclosed or made available pursuant to Section 7.1 hereof, shall remain subject to the terms and conditions of that certain Mutual Confidentiality Agreement, by and between the Company and Parent, dated May 19, 2006 (the "Confidentiality Agreement").

        6.12    Employees.    The Company shall terminate, and shall cause its Subsidiaries, to the extent necessary, to terminate, all employees of the Company and its Subsidiaries, respectively, effective as of immediately prior to the Effective Time.

        6.13    Non-Company Program Liabilities.    Prior to the Effective Time, the Company shall satisfy, discharge or pay, or provide for the satisfaction, discharge or payment of (which may include requesting Parent to pay or assume at Closing, and deduct from the Closing Consideration, the Closing Liabilities set forth in the Merger Consideration Certificate pursuant to Section 2.6(b)), all of its and its Subsidiaries' liabilities or obligations (whether accrued or contingent), including, without limitation, (i) accounts payable accrued for in the books and records of the Company immediately prior to the Effective Time, (ii) Transaction Expenses and (iii) employee-related liabilities of any kind or nature; provided, however, that, notwithstanding the foregoing, the Company may have liabilities under any written executory Company Program Contracts, but only if and to the extent that such liabilities accrue and arise from and after the Closing.

        6.14    Bank Accounts; Maintenance of Cash Balances.    Except for those bank accounts listed on Schedule 4.20 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall open or maintain any bank, brokerage or other accounts, or safe-deposit boxes. At Closing, all cash held by the Company or any of its Subsidiaries shall be held in one or more of those bank accounts listed on Schedule 4.20 of the Company Disclosure Schedules that are not foreign bank accounts.

        6.15    Termination of Company Employee Benefit Plans.    Effective immediately prior to the Closing and contingent upon the Closing, the Company will terminate any and all Company Employee Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and effective as of such termination, no employee of the Company shall have any right to contribute any amounts to any Company Employee Benefit Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, the Company will provide Parent with evidence that such Company Employee Benefit Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board. In addition, the Company will terminate any and all other Company Employee Benefit Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective immediately prior to the Closing and contingent upon the Closing, and, at the request of Parent, the Company will provide Parent with evidence that such Company Employee Benefit Plans have been so terminated pursuant to resolutions duly adopted by the Company Board. The Company also shall take such other actions in furtherance of terminating such Company Employee Benefit Plans as Parent may reasonably require.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        6.16    Employees and Compensation.

          (a)   No Member of the Buyer Group (including for the avoidance of doubt the Surviving Corporation) shall have any obligation to employ or continue the engagement of any officer, director, employee or independent contractor employed or otherwise engaged by the Company and its Affiliates as of the Closing Date (collectively, the Company's "Personnel"). After satisfaction of all applicable legal and contractual requirements, if any, the Company shall terminate the employment or engagement, as the case may be, of each of its Personnel effective not later than the Closing Date.

        No Member of the Buyer Group (including for the avoidance of doubt the Surviving Corporation) shall have any obligation to provide or liability for the provision of compensation or benefits to any of the Company's Personnel, current or former, whether in connection with their employment or engagement or the termination of the same and including without limitation under or in connection with the establishment, maintenance, or termination of any Company Employee Benefit Plan (collectively, "Compensation Liabilities").

        6.17    Tax Certificate.    At the Closing, the Company shall deliver to Parent a certificate dated as of immediately prior to the Effective Time, setting forth the following information as to each share of the Company's stock (as defined in Treas. Reg. § 1.382-2(a)(3)), as of the Closing Date: (i) the date of issuance, (ii) the holder at issuance, (iii) the issue price and (if different), in the case of common stock or options on common stock, the most recent fair market value determination of such common stock made by the Company's board of directors for purposes of option grants, (iv) the date(s) of any transfer(s), (v) any information available to the Company as to the fair market value at the time of transfer, (vi) any information as to the holder of that share from time to time that is described in Treas. Reg. §§ 1.382-2T(h)(6) and/or 1.382-2T(k) and is actually known to the Company (it being understood that the Company shall be considered to actually know only such information as is available from existing Company records and shall not require the Company to make any investigation), and (vii) a summary of any written materials indicative of, or other information or estimates as to, the fair market value of that share from time to time (including, e.g., the exercise price of any incentive stock options granted at any time at or following the issuance date of that share to acquire shares of the same class of stock), provided that no obligation to indemnify shall arise as a result of any good-faith valuation errors that may be reflected in the information provided pursuant to this Section 6.17.

        6.18    Patent Diligence.    Without limiting Parent's obligations set forth in Section 6.9(a), following the Effective Time, Parent shall use commercially reasonable efforts to obtain and maintain an issued Company Patent in each of []*. In addition, Parent shall use commercially reasonable efforts to obtain issued patents from those patent applications within the Company Patents for which claims are allowed by the applicable patent authorities and for which the issuance of a patent by such applicable patent authorities for such allowed claims would satisfy HCV Milestone One or HCV Milestone Two. Notwithstanding the foregoing, from and after the Grantback Date, the provisions of this Section 6.18 shall be of no further force or effect and the provisions of Section 6.10(f) shall thereafter apply.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

ARTICLE 7
CONDUCT OF BUSINESS PENDING THE CLOSING

        From and after the date of this Agreement and until the Closing, except as otherwise specifically agreed by Parent:

        7.1    Full Access.    Subject to applicable law, the Company will afford to Parent and its authorized representatives full access, upon request and reasonable notice and during normal business hours, to all of the properties, books, records, contracts, and documents of the Company, and a reasonable opportunity to make such investigations as Parent desires to make, and will furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the Company's affairs and businesses as Parent reasonably requests. No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions of the parties to consummate the Merger.

        7.2    Course of Business Pending the Closing.    Subject to the provisions set forth below in this Article 7, the Company shall operate the Company's business in the ordinary course consistent with past practices.

        7.3    No Dividends, Issuances, Repurchases, Etc.    Except as set forth on Schedule 7.3 of the Company Disclosure Schedule, the Company will not declare, set aside, or pay any dividends (whether in cash, shares of stock, other property, or otherwise) on, or make any other distribution in respect of, any shares of its capital stock or other securities, or purchase, redeem, or otherwise acquire for value any shares of its capital stock or other securities. Except as set forth on Schedule 7.3 of the Company Disclosure Schedule, the Company will not issue any shares of its capital stock or other securities (including without limitation any options, warrants, or other rights to acquire Company Stock), other than shares of Company Stock issued upon the due exercise or conversion of Eligible Company Options, Company Preferred Stock or Common Warrants listed in Schedule 4.4 of the Company Disclosure Schedule (which exercises or conversions will be disclosed by the Company in a supplement to the Company Disclosure Schedule pursuant to Section 7.25 hereof).

        7.4    No Compensation Changes.    Except in the ordinary course of business consistent with past practices, the Company will not increase the base salary payable or to become payable to any of its officers, directors, employees, consultants or agents, or pay or increase any severance, bonus, insurance, pension, or other benefit plan, payment, or arrangement made to, for, or with any such officers, directors, employees, consultants or agents, except as described in Schedule 7.4 of the Company Disclosure Schedule. The Company shall not pay any severance benefits to, enter into any contract, agreement or arrangement to provide severance benefits to, or implement any severance plan for the benefit of, any of the Company's officers, directors, employees or consultants, except pursuant to any severance plan, contract or arrangement described in Schedule 4.13 or Schedule 7.4 of the Company Disclosure Schedule.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        7.5    Contracts and Commitments.    Except as set forth on Schedule 7.5 of the Company Disclosure Schedule, the Company will not enter into any material contract or commitment, or engage in any other transaction, other than as specifically contemplated by this Agreement or in the schedules hereto or with the prior written consent of Parent.

        7.6    Purchase and Sale of Assets.    Except as set forth on Schedule 7.6 of the Company Disclosure Schedule, the Company will not purchase, lease as lessee, license as licensee, or otherwise acquire any interest in, or sell, lease as lessor, license as licensor, or otherwise dispose of any interest in, any assets (including, without limitation, any Company Intellectual Property), other than purchases and sales of assets, leases, or licenses in the ordinary course of business or in amounts not exceeding ten thousand dollars ($10,000) individually or fifty thousand dollars ($50,000) in the aggregate. Notwithstanding the foregoing, in no event shall the Company sell, lease, license or otherwise dispose of any Company Intellectual Property, computer hard drives, computer servers, computer network hardware, physical or electronic offsite storage materials, electronic tapes and/or other backup media materials or material written documents of the Company.

        7.7    Liabilities.    The Company shall not incur any Indebtedness or enter into any contracts or commitments involving potential payments to or by the Company or any Subsidiary of the Company, except for accounts payable and payroll and other services liabilities incurred or entered into by the Company in the ordinary course of business consistent with past practices and expenses incurred in furtherance of the Merger.

        7.8    Charter and By-Laws.    Except as set forth on Schedule 7.8 of the Company Disclosure Schedule, the Company shall not cause, permit or propose any amendments to its articles of incorporation or by-laws except as contemplated under this Agreement.

        7.9    Acquisitions.    Except to the extent permitted under Section 7.6 above, the Company shall not make, or permit to be made, any acquisition of property, assets or businesses.

        7.10    Capital Expenditures.    The Company shall not authorize or incur any single capital expenditure in excess of ten thousand dollars ($10,000) or capital expenditures which in the aggregate exceed fifty thousand dollars ($50,000).

        7.11    Accounts Payable.    The Company shall make payment with respect to all of its accounts payable and its Indebtedness in a timely manner in accordance with their respective terms in the ordinary course of business consistent with the Company's past practices, and shall make payment of or provision for all such accounts payable and Indebtedness prior to Closing in accordance with Section 6.13 hereof.

        7.12    Employees.    The Company shall not hire any employee without the prior written consent of Parent.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        7.13    Accounting Policies.    Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it.

        7.14    Taxes.    The Company shall not, and shall not permit any Subsidiary to, make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability (other than settlements or compromises not involving any payments of Taxes), change its annual tax accounting period, change any method of Tax accounting, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment. The Company shall, and shall cause each of its Subsidiaries to, timely file all of its Tax Returns as they become due (taking all timely filed proper extension requests into account), all such Tax Returns to be true, correct and complete, and the Company shall, and shall cause each of its Subsidiaries to, timely pay and discharge as they become due and payable all Taxes (other than Taxes contested in good faith by the Company or its Subsidiaries in appropriate proceedings), assessments and other governmental charges or levies imposed upon it or its income or any of its property.

        7.15    Legal.    The Company shall not settle or compromise any pending or threatened suit, action or claim.

        7.16    Extraordinary Transactions.    The Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger, or except as permitted under Section 7.24(d)).

        7.17    New Agreements; Amendments.    Except as set forth on Schedule 7.17 of the Company Disclosure Schedule, the Company shall not enter into or modify, or permit any Subsidiary to enter into or modify, any supply, license, development, research or collaboration agreement with any other person or entity.

        7.18    Obligations.    The Company shall not obligate itself to do any of the things that the Company is prohibited from doing pursuant to any of the provisions of this Section 7.

        7.19    Preservation of Organization.    The Company will use commercially reasonable efforts to preserve its business organization intact, to preserve for the benefit of the Surviving Corporation its present business relationships with its suppliers, customers, employees, consultants and others having business relationships with it.

        7.20    Intellectual Property Rights.    The Company will maintain, preserve and protect the Company Intellectual Property.

        7.21    No Default.    The Company will not take or omit to take any action, or permit any action or omission to act, that would cause a default under or a breach of any of its contracts, commitments, or obligations.

        7.22    Compliance with Laws.    The Company will duly comply in all material respects with all applicable laws, regulations, and orders.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        7.23    Advice of Change.    The Company will promptly advise Parent in writing of any event or occurrence which results in or is reasonably likely to result in a Material Adverse Effect on the Company.

        7.24    No Solicitation by Target; Board Recommendation; Fiduciary Exceptions.

          (a)   For purposes of this Agreement:

              (i)  The term "Takeover Proposal" means any written proposal or offer from any person that would reasonably be expected to lead to any acquisition or purchase, in one transaction or a series of related transactions, of assets or businesses that constitute 50% or more of the revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any person or the shareholders of any person would own 50% or more of any class of equity securities of the Company or of any resulting parent of the Company, other than the transactions contemplated by this Agreement; provided, that the term "Takeover Proposal shall not be deemed to include additional purchases of newly issued Company Stock by Pacific Horizon Ventures or any of its Affiliates.

             (ii)  The term "Superior Proposal" means any written proposal made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, (A) all or substantially all of the shares of capital stock of the Company then outstanding, or (B) all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in each case which was not in any way solicited by the Company or any of its Subsidiaries, affiliates, agents or representatives after the Agreement Date and did not otherwise result from a breach of this Agreement and which a majority of the members of the Company Board determines in good faith (after consultation with a financial advisor of recognized reputation) to be (x) on terms, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement and the transactions contemplated hereby) more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (y) that has a high likelihood of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

          (b)   Subject to Section 7.24(c), the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors or officers to (and the Company shall use its best efforts to cause its employees and any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its Subsidiaries not to), directly or indirectly, (i) solicit, initiate or encourage, or take any other action designed to facilitate, any Takeover Proposal or (ii) enter into any discussions or negotiations with any third party regarding, or furnish to any person any information in connection with, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal or that may reasonably be expected to lead to a Takeover Proposal.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (c)   Notwithstanding the provisions of clause (b) of this Section 7.24 or anything else in this Agreement, but subject to the termination provisions set forth below in this Section 7.24(c), in response to any written Takeover Proposal received by the Company Board that constitutes a Superior Proposal or that a majority of the members of the Company Board determines in good faith (after consultation with a financial advisor of recognized reputation and outside legal counsel) has a high likelihood of resulting in the completion of a Superior Proposal, and which Takeover Proposal did not result from a breach of this Section 7.24 by the Company and was not in any way solicited by the Company or any of its Subsidiaries, affiliates, agents or representatives after the Agreement Date, the Company may, if a majority of the members of the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the shareholders of the Company under applicable laws, (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal and such person's representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and such person's representatives) regarding such Takeover Proposal. Notwithstanding anything to the contrary expressed or implied in this Agreement, the provisions of this Section 7.24(c) and the rights of the Company and the Company Board under this Section 7.24(c) shall terminate immediately upon receipt of the Required Shareholder Approval.

          (d)   Except as permitted by this Section 7.24(d), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Takeover Proposal (clauses (i)(A) and (i)(B) being collectively referred to herein as an "Adverse Recommendation") or (ii) allow, cause or authorize the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement providing for or contemplating the consummation of any Takeover Proposal (other than a confidentiality agreement as provided in Section 7.24(c)). Notwithstanding the foregoing or any other provision of this Agreement, but subject to the termination provisions set forth below in this Section 7.24(d), (x) the Company Board may make an Adverse Recommendation as a result of a Superior Proposal, if (I) such Superior Proposal has been actually received by the Company Board, (II) in light of such Superior Proposal a majority of the members of the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would constitute a breach by the Company Board of its fiduciary obligations to the shareholders of the Company under applicable laws, (III) the Company has notified Parent in writing of the determination described in clause (II) above, (IV) at least five (5) business days following receipt by Parent of the notice referred to in clause (III) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (III) above, such Superior Proposal remains a Superior Proposal and a majority of the members of the Company Board has again made the determinations referred to in clause (II) above, (V) the Company is in compliance with this Section 7.24 and (VI) Parent is not at such time entitled to terminate this Agreement pursuant to Section 10.1(c), and (y) if the Company Board receives a written Takeover Proposal that constitutes a Superior Proposal, and which Takeover Proposal was not in any way solicited by the Company or any of its Subsidiaries, affiliates, agents or representatives after the Agreement Date (other than to the limited extent allowed under Section 7.24(c)(x) and (y) above) and did not otherwise result from a breach of this Agreement, the Company may, contemporaneously with the termination of this Agreement pursuant to Section 10.1(h) and within 24 hours after the three (3) business day period described in the following proviso, enter into a definitive agreement with respect to such Superior Proposal, provided, however, that the Company may not enter into any such agreement until the third business day following Parent's receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and stating that the Company Board intends to exercise its right to enter into an agreement with respect to such Superior Proposal (it being understood that, prior to entering into any such agreement, any amendment to the price or any other material terms of such Superior Proposal shall require a new notice to Parent and a new three business day period). Notwithstanding anything to the contrary expressed or implied in this Agreement, the provisions of this Section 7.24(d) and the rights of the Company and the Company Board under this Section 7.24(d), including the provisions of this Section 7.24(d) that allow the Company and the Company Board to take the actions described in clause (x) or clause (y) above shall terminate immediately upon receipt of the Required Shareholder Approval.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (e)   In addition to the obligations of the Company set forth in this Section 7.24, the Company shall promptly advise Parent orally and in writing after any director or officer of the Company, or any investment banker, financial advisor, attorney or other advisor retained by the Company or any of its Subsidiaries in connection with the Merger, has become aware of any Takeover Proposal (whether such Takeover Proposal was directed to any such director, officer, investment banker, financial advisor, attorney or other advisor or to any other person), of the material terms and conditions of any such Takeover Proposal (including any changes to the price or other material terms thereof) and the identity of the person making any such Takeover Proposal. The Company shall keep Parent reasonably informed of the status and details of any such Takeover Proposal and provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Takeover Proposal or sent or sent or provided by the Company to any third party in connection with any Takeover Proposal.

          (f)    Nothing contained in this Section 7.24 shall prohibit the Company from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law. Notwithstanding anything in this Section 7.24, the Company Board may not take any action that would result in the Company's shareholders no longer being legally capable under Washington Law of validly adopting the Merger Agreement.

        7.25    Disclosure Supplements.    From time to time before the Closing, and in any event immediately before the Closing, each of Parent and the Company will promptly advise the other in writing of any matter hereafter arising or becoming known to the disclosing party that, if existing, occurring, or known at or before the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, or that is necessary to correct any information in such Disclosure Schedule that is or has become inaccurate. No such disclosure will be taken into account in determining whether the conditions to (i) in the case of any such supplemental disclosure by Parent, the obligations of the Company, and (ii) in the case of any such supplemental disclosure by the Company, the respective obligations of Parent and Merger Sub, to consummate the transactions contemplated by this Agreement have been satisfied. If the Merger is consummated, then for purposes of the indemnification provisions of this Agreement, such supplemental disclosures pursuant to this Section 7.25 will have no effect on the availability of indemnification hereunder.

        7.26    Subsidiaries.    The Company shall not permit any Subsidiary to take any action that the Company is not permitted to do pursuant to this Section 7.

ARTICLE 8
CONDITIONS TO THE PARTIES' OBLIGATIONS

        8.1    Mutual Conditions.    The parties' obligations to consummate the Merger are subject to the satisfaction (or waiver by each such party, in its sole discretion) of each of the conditions set forth in this Section 8.1 on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

          (a)    No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect, and no petition or request for any such injunction or other order shall be pending.

          (b)    Proceedings and Documents Satisfactory.    All proceedings in connection with the transactions contemplated by this Agreement and all certificates and other documents delivered to such party pursuant to this Agreement or in connection with the Closing will be reasonably satisfactory to such party and its counsel.

          (c)    Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by the Escrow Agent.

        8.2    Conditions to the Company's Obligations.    The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company, in its sole discretion) of each of the conditions set forth in this Section 8.2 on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (a)    Representations and Warranties.    Each of the representations and warranties made by Parent and/or Merger Sub in or pursuant to this Agreement or in any statement, certificate, or other document delivered to the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby (a) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date), and (b) that is not so qualified shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date).

          (b)    Compliance with Agreement.    Parent and Merger Sub shall have performed and complied in all material respects with all of their respective obligations under this Agreement to be performed or complied with by them before or at the Closing.

          (c)    Closing Certificate.    Parent and Merger Sub shall have executed and delivered to the Company, at and as of the Closing, a certificate certifying that the conditions referred to in Sections 8.2(a) and 8.2(b) hereof have been satisfied.

          (d)    Opinion of Counsel.    Bingham McCutchen LLP, counsel to Parent and Merger Sub, shall have delivered to the Company a written legal opinion addressed to the Company, dated on and as of the Closing Date, in a form reasonably satisfactory to the Company.

          (e)    Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by Parent and Escrow Agent.

          (f)    Third Party Consents of Parent.    Company shall have been furnished with evidence reasonably satisfactory to it that the Parent has obtained the consents, approvals and waivers required pursuant to Section 5.4 hereof and any other consents, approvals and waivers that are necessary or required in connection with, or as a result of, the Merger.

          (g)    Services Agreement.    The Services Agreement shall have been executed and delivered by Parent.

        8.3    Conditions to Parent's and Merger Sub's Obligations.    The obligations of each of Parent and Merger Sub, respectively, to consummate the Merger are subject to the satisfaction (or waiver by Parent, in its sole discretion) of each of the conditions set forth in this Section 8.3 on or before the Closing Date. If the Merger is consummated, such conditions will conclusively be deemed to have been satisfied or waived.

          (a)    Representations and Warranties.    Each of the representations and warranties made by the Company in or pursuant to this Agreement or in any statement, certificate, or other document delivered to Parent or Merger Sub in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby (a) that is qualified as to materiality or Material Adverse Effect shall be true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date), and (b) that is not so qualified shall be true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as though each such representation and warranty had been made on and as of the Closing Date, except to the extent any such representation and warranty expressly speaks only as of an earlier date (in which case as of such earlier date).

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (b)    Required Shareholder Approval.    The Required Shareholder Approval shall have been obtained.

          (c)    Compliance with Agreement.    The Company shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it before or at the Closing.

          (d)    Closing Certificates.    The Company will have executed and delivered to Parent, at and as of the Closing,

              (i)  a certificate certifying that the conditions referred to in Sections 8.3(a), 8.3(b), 8.3(c), 8.3(f) and 8.3(g) hereof have been satisfied;

             (ii)  a certificate that incorporates by reference the representations and warranties set forth in Section 4.4 hereof and sets forth the information required to be set forth on Schedule 4.4 of the Company Disclosure Schedule as of the Effective Time (the "Capitalization Certificate"), which Capitalization Certificate shall be deemed to be a representation and warranty of the Company as of immediately prior to the Effective Time hereunder, together with a list of all Participating Holders and their respective percentage interests in the Preferred Stock Closing Amount; and

            (iii)  the Merger Consideration Certificate, together with duly executed pay-off letters with respect to all Transaction Expenses (and anticipated Transaction Expenses).

          (e)   Opinion of Counsel.    Heller Ehrman LLP, counsel to the Company, will have delivered to Parent a written legal opinion addressed to Parent, dated on and as of the Closing Date, and in a form reasonably satisfactory to Parent.

          (f)    No Pending Litigation.    No action, suit or proceeding shall be pending against the Company or any of its Subsidiaries wherein any unfavorable injunction, judgment, order, decree ruling or charge would have a Material Adverse Effect on the Company.

          (g)    Third Party Consents.    Parent shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth in Schedule 4.17 of the Company Disclosure Schedule and any other consents, approvals and waivers that are necessary or required in connection with, or as a result of, the Merger to preserve all of the Company's rights and benefits in its business, assets, properties, leases and contracts following the Merger and without incurring any additional or special liability, or accelerating any existing liability or obligation, in connection with or under its business, assets, properties, leases and contracts following the Merger.

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Confidential Treatment Requested. Omitted portions filed with the Commission.

          (h)    Resignation of Directors and Officers.    The directors and officers of the Company in office immediately prior to the Effective Time shall have resigned as directors and officers of the Surviving Corporation effective as of the Effective Time.

          (i)    Dissenters' Rights.    Either (i) the period provided under Washington Law for the exercise by Company Shareholders of their rights of dissent and appraisal under Washington Law with respect to their shares of Company Stock by virtue of the Merger shall have expired with no Company Shareholders having exercised or perfected such rights, or (ii) Company Shareholders that collectively hold shares of Company Stock representing no more than five percent (5%) of the issued and outstanding shares of Company Stock, shall have exercised, or shall continue to be entitled to assert rights of dissent and appraisal under Washington Law with respect to their shares of the Company Stock by virtue of the Merger.

          (j)    Escrow Agreement.    The Escrow Agreement shall have been executed and delivered by the Holders Representative.

          (k)    FIRPTA Certificate.    The Company shall have delivered to Parent a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3).

          (l)    Facility Leases.    With respect to each Facility Lease, ServicesCo the Company and shall have entered into an agreement, which shall, among other things, (x) provide for the assumption of such Facility Lease and all of the Company's obligations thereunder by ServicesCo, and (y) be in form and substance reasonably satisfactory to Parent.

          (m)    Equipment Leases.    The Company shall have provided evidence reasonably satisfactory to Parent that all of the Company's obligations under any and all equipment leases to which the Company is a party immediately prior to the Effective Time have been satisfied and discharged in full without the imposition of any obligation on Parent under such equipment leases.

          (n)    Services Agreement.

              (i)  Parent and ServicesCo shall have entered into a services agreement substantially in the form of Exhibit C attached hereto (the "Services Agreement");

             (ii)  Parent shall be reasonably satisfied (x) that ServicesCo has sufficient facilities, equipment, and other assets and resources required to perform its obligations under the Services Agreement and (y) that each of Charles Magness, Shawn Iadonato, Christina Scherer and Maralee McVean are full-time employees of ServicesCo; and

            (iii)  All of the asset transfers and/or license grants contemplated by the Services Agreement shall have occurred.

          (o)    P2 Partners, LLC.    P2 Partners, LLC shall have agreed in writing to seek satisfaction of any payments owing to it in connection with the Merger solely from the Holders Representative.

          (p)    License Agreement Amendment.    The License Agreement, dated as of January 14, 2005, by and between the Company and the University of South Florida Research Foundation, Inc., as amended by that certain Amendment No. 1 to License Agreement, dated as of August 14, 2007, by and between the Company and the University of South Florida Research Foundation, Inc., shall remain in full force and effect and shall not have been further amended unless Parent shall have approved of any such further amendment in writing to the Company.

          (q)    Asset Transfer Agreement.

              (i)  The Company and ServicesCo shall have entered into an Asset Transfer Agreement substantially in the form of Exhibit J attached hereto (the "Asset Transfer Agreement");

             (ii)  All of the transactions contemplated by the Asset Transfer Agreement shall have been consummated; and

            (iii)  The Promissory Note (as defined in the Asset Transfer Agreement) shall have been assigned by the Company to the Holders Representative.

ARTICLE 9
INDEMNIFICATION

        9.1    Effectiveness.    The provisions of this Article 9 shall apply and become effective only if the Merger is consummated.

        9.2    Joint and Several Indemnification by Participating Holders.    Subject to the limitations set forth in Section 9.6 hereof, the Participating Holders, jointly and severally, shall indemnify, defend, and hold harmless Parent, the Surviving Corporation and each of the directors, officers, employees, agents, representatives and other Affiliates of Parent and/or Merger Sub (all persons entitled to indemnification under this Section 9.2 being hereinafter referred to as the "Parent Indemnified Parties") from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with (i) any breach by the Company of any representation, warranty, covenant, agreement, obligation, or undertaking made by the Company in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of the Company in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby, (ii) any payments (and the amount thereof) made or to be made by Parent, the Merger Sub or the Surviving Corporation after the Effective Time with respect to any Dissenting Shares, to the extent that such payments exceed the portion of the Merger Consideration that would have been paid with respect to such Dissenting Shares pursuant to Section 3.1 had such Dissenting Shares not been Dissenting Shares, (iii) any claim made by any third party, other than any

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Confidential Treatment Requested. Omitted portions filed with the Commission.

Participating Rights Holder or holder of Dissenting Shares, that all or any portion of the Merger Consideration is owed to such third party (a "Third Party Consideration Claim"), (iv) any claim made by any Participating Rights Holder that all or any portion of the Merger Consideration to which such Participating Rights Holder is entitled to under the Company's Certificate of Incorporation, as amended and in effect immediately prior to the Effective Time, any other agreement between the Company and such Participating Rights Holder and/or applicable law has not been paid to or received by such Participating Rights Holder, (v) any claim arising as a result of any inaccuracy or error in the Capitalization Certificate or the Merger Consideration Certificate, (vi) any claims made by any Company Shareholder in connection with this Agreement or the transactions contemplated hereby, whether based upon any alleged breach of fiduciary or other duty by any officer, director or shareholder of the Company or otherwise, or any claims by any officer, director, employee or shareholder of the Company to indemnification by the Company or the Surviving Corporation with respect to any such claim, (vii) any Transaction Expenses that are not paid by the Company prior to the Effective Time, (viii) severance liabilities or obligations of the Company or any other employee-related liabilities of any kind of the Company, including, without limitation, any and all Compensation Liabilities and any and all claims for post-termination health insurance benefits, (ix) any and all other liabilities arising from the operation of the business of the Company and its Subsidiaries prior to the Effective Time, (x) any and all liabilities arising from or related to any Facility Lease whether arising prior to or after the Effective Time, or (xi) any and all liabilities arising from or related to (A) that certain DAAD audit referred to on Schedule 4.11 of the Company Disclosure Schedule, (B) that certain U.S. Army Contract No. DAAD19-03-C-005 dated April 8, 2005 or (c) a breach of any of the representations or warranties set forth in Section 4.31 of this Agreement, in all such cases, whether arising prior to or after the Effective Time; provided, however, that the foregoing clauses (vii), (viii) and (ix) shall in no event include any of the liabilities referred to in such clauses if and to the extent that such liabilities are paid by Parent and deducted from the Closing Consideration pursuant to Section 6.13 hereof.

        9.3    Indemnification by Parent.    Subject to the limitations set forth in Section 9.7 hereof, Parent shall indemnify, defend, and hold harmless Company, the Participating Holders and the Holders Representative and each of the directors, officers, employees, agents, representatives and other Affiliates of the Company and the Holders Representative (all persons entitled to indemnification under this Section 9.3 being hereinafter referred to as the "Company Indemnified Parties") from and against any and all Damages related to or arising, directly or indirectly, out of or in connection with any breach by the Parent of any representation, warranty, covenant, agreement, obligation, or undertaking made by the Parent in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of the Parent in connection with this Agreement, the Merger, or any of the other transactions contemplated hereby. The Holders Representative shall have the exclusive right to bring or defend, as applicable, any claims on behalf of any Company Indemnified Party.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        9.4    Third Party Claims.    Each Parent Indemnified Party or Company Indemnified Party (each, an "Indemnified Party"), as applicable, shall give prompt written notification to the other party (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Section 9 may be sought; provided, however, that no delay on the part of such Indemnified Party in notifying the other party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay. Within twenty (20) days after delivery of such notification, the Indemnifying Party may (except to the extent otherwise provided below in this Section 9.4), upon written notice to such Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to such Indemnified Party, provided that, the third party seeks monetary damages only. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party may elect to control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and such Indemnified Party reasonably concludes that the Indemnifying Party and such Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to such Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party which shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the applicable Indemnified Party, which shall not be unreasonably withheld or delayed (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of all Indemnified Parties for all liability with respect thereto or (B) imposes any liability or obligation on any Indemnified Party). For the avoidance of doubt, the Holders Representative shall be granted the right to bring or defend, as applicable, any claims on behalf of any Company Indemnified Party. Notwithstanding anything to the contrary expressed or implied herein, Parent shall control all claims relating to any Third Party Consideration Claim, Taxes and all claims relating to any Compound, Contingent Payment Product or intellectual property of the Company or any of its Affiliates or Subsidiaries.

        9.5    Payment of Claims.    (a)    In the event of any claim for indemnification pursuant to Section 9.2 or 9.3 hereof, the Indemnified Party will advise the Indemnifying Party in writing with reasonable specificity of the amount and circumstances surrounding such claim. If within thirty (30) days of a claim for indemnification the Indemnifying Party has not contested pursuant to Section 11.13 such claim in writing, the full amount thereof shall be paid (i) with respect to any Parent Indemnified Party, out of the Escrow Funds to the extent available and subject to the limitations set forth in Section 9.6 below, within two (2) days after the expiration of such period, and (ii) with respect to any Company Indemnified Party, by Parent, subject to the limitations set forth in Section 9.7 below, via wire transfer to the Holders Representative within two (2) days after the expiration of such period. With respect to the Parent Indemnified Party, to the extent the Escrow Funds are insufficient or not available to satisfy the full amount of such claim for indemnification, Parent shall be entitled to set off, and accordingly reduce, any Contingent Payment that Parent would otherwise be required to pay to the Holders Representative pursuant to Section 2.7 hereof, subject to the limitations set forth in Section 9.6 hereof, provided, however, that any Parent Indemnified Party shall not be entitled to set-off or reduce any Contingent Payment in the event and to the extent that adequate funds have been reserved in escrow, or previously offset by the Parent. Upon the final determination of any indemnified claim pursuant to Section 9.2, the full amount of any excess offset or reduction amount shall be released by the Parent Indemnified Party and paid by wire transfer to the Holders Representative within five (5) business days after such final determination.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (b)   Notwithstanding anything to contrary set forth herein, in the event that any Closing Liability or any inaccuracy in the Merger Consideration Certificate, including but not limited to the amount of Available Closing Cash or the amount of Transaction Expenses, or the Capitalization Certificate is discovered by Parent after the Effective Time and prior to the Closing Consideration Payment Date that was not listed on the Merger Consideration Certificate, Parent shall be entitled to set off, and accordingly reduce the Closing Consideration that Parent would otherwise be required to pay to the Holder's Representative pursuant to Section 2.6(a) hereof. Other than as provided in the preceding sentence, Parent's remedies and recourse with respect to the Closing Consideration shall be limited in accordance with Sections 9.6(b) and 9.10 below.

        9.6    Limitations of Liability of Company.

          (a)    Threshold.    There shall be no liability for any claim for indemnification under Section 9.2 hereof unless and until the aggregate amount of Damages in connection with all claims for indemnification under Section 9.2 hereof by any Parent Indemnified Party and all other Parent Indemnified Parties (including, without limitation, prior claims for indemnification regardless of whether or not they are still pending) exceeds $100,000 (the "Threshold Amount"), whereupon each Parent Indemnified Party shall be entitled to be paid the full amount of all Damages in connection with all claims for indemnification under this Article 9 by such Parent Indemnified Party irrespective of such Threshold Amount; provided, however that, notwithstanding the foregoing, (i) the liability for any claim for indemnification under Section 9.2 shall be subject to the limitations set forth in Section 9.6(b), (ii) the provisions of this Section 9.6(a) shall not apply to any claim for intentional fraud under applicable laws (a "Fraud Claim") and (iii) the provisions of this Section 9.6(a) shall not apply to any claim for indemnification made by a Parent Indemnified Party pursuant to clause (ii), (iii), (iv),(v), (vii), (viii), (x) or (xi) of Section 9.2 or with respect to a breach by the Company in the performance of any covenant, agreement, obligations or undertaking made by the Company in this Agreement.

          (b)    Limited Recourse.    Notwithstanding anything expressed or implied in this Agreement to the contrary, other than as set forth in Section 9.10 and other than with respect to any Fraud Claim, the sole recourse available to any Parent Indemnified Party in connection with any claim for indemnification under Section 9.2 hereof, or under any other common law or statutory recovery theory relating to the financial or other condition of the Company or any of the subject matters described in Article 4, shall be limited to (i) proceeding against the Escrow Funds pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement and/or (ii) setting off against the Contingent Consideration, if any, that Parent would otherwise be required to pay to the Holders Representative, pursuant to Section 9.5 hereof.

          (c)    Time Limit.    Except with respect to any Fraud Claim or claim based on intentional misconduct, there shall be no liability in connection with any claim for indemnification under Section 9.2 hereof by any applicable Parent Indemnified Party unless such claim for indemnification is made in writing by such Parent Indemnified Party on or prior to the date on which the Parent is required to make any final payment of the Contingent Consideration, if any, pursuant to Section 2.7 hereof.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (d)    Reduction of Indemnification Amounts.    The amount of any Damages otherwise payable to any Parent Indemnified Party hereunder will be reduced by (i) any insurance proceeds actually received by such Parent Indemnified Party in respect thereof, to the extent that such reduction is permitted without reduction of the amount of such proceeds payable under the applicable insurance policy, and (ii) shall also be reduced to the extent of any offsets taken pursuant to Sections 2.7(d) or 2.7(f) hereof.

        9.7    Limitations of Liability of Parent.

          (a)    Threshold.    There shall be no liability for any claim for indemnification under Section 9.3 hereof unless and until the aggregate amount of Damages in connection with all claims for indemnification under Section 9.3 hereof by any Company Indemnified Party and all other Company Indemnified Parties (including, without limitation, prior claims for indemnification regardless of whether or not they are still pending) exceeds the Threshold Amount, whereupon each Company Indemnified Party shall be entitled to be paid the full amount of all Damages in connection with all claims for indemnification under this Article 9 by such Company Indemnified Party irrespective of such Threshold Amount; provided, however that, notwithstanding the foregoing, the liability for any claim for indemnification under Section 9.3 shall not apply to any Fraud Claim or with respect to a breach by Parent, Merger Sub or the Surviving Corporation in the performance of any covenant, agreement, obligation or undertaking made by it or them in this Agreement.

          (b)    Time Limit.    Subject to Section 9.10 below and except with respect to any Fraud Claim or claim based on intentional misconduct, there shall be no liability in connection with any claim for indemnification under Section 9.3 hereof by any applicable Company Indemnified Party hereby, unless (x) in the case of any such claim for indemnification resulting from a breach of a representation or warranty made by Parent, such claim for indemnification is made in writing by the Holders Representative on or prior to the second anniversary of the Closing Date, (y) in the case of any such claim for indemnification resulting from a breach of a covenant or agreement made by Parent (other than a breach of a covenant or agreement made by Parent in Sections 2.7, 6.9, 6.10, 6.18 or 11.3(b) hereof), such claim for indemnification is made in writing by the Holders Representative on or prior to the one year anniversary of such breach, and (z) in the case of any such claim for indemnification resulting from a breach of a covenant or agreement made by Parent in Sections 2.7, 6.9, 6.10, 6.18 or 11.3(b) hereof, such claim for indemnification is made in writing by the Holders Representative on or prior to the later of the one year anniversary of such breach or the expiration of one year after the Holders Representative acquires actual knowledge of previously undisclosed material facts that provide a basis for a claim against Parent under any of Sections 2.7, 6.9, 6.10, 6.18 or 11.3(b) hereof; provided, however, that in no event shall any claim for indemnification under this clause (z) be made at any time after the one year anniversary of the date of the final Contingent Payment payable pursuant to the terms of Section 2.7 hereof.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (c)    Reduction of Indemnification Amounts.    The amount of any Damages otherwise payable to any Company Indemnified Party hereunder will be reduced by any insurance proceeds actually received by such Company Indemnified Party in respect thereof, to the extent that such reduction is permitted without reduction of the amount of such proceeds payable under the applicable insurance policy.

        9.8    Insurance Collection.    The Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to use commercially reasonable efforts to pursue, all insurance claims to which it may be entitled in connection with any Damages it incurs for which it makes a claim for indemnification pursuant to this Article 9, provided that (i) the foregoing provisions of this Section 9.8 shall not be a condition precedent for any Indemnified Party to make any claim for indemnification pursuant to this Article 9 and (ii) the foregoing provisions of this Section 9.8 shall not apply to any Fraud Claim. The parties shall cooperate with each other in pursuing any such insurance claims. If any Indemnified Party recovers any amount from any insurer after payment to such Indemnified Party of all Damages suffered or incurred by such Indemnified Party in respect of the matters to which such insurance payment relates, then such Indemnified Party will promptly pay over to the Indemnifying Party the amount so recovered, to the extent not in excess of the amount previously paid to such Indemnified Party in respect of such matter.

        9.9    Subrogation.    In the event that a Indemnified Party is indefeasibly indemnified in full pursuant to this Article 9 with respect to any matter, the Indemnifying Party shall be subrogated, to the extent of the amount of indemnification received by such Indemnified Party, to the rights of such Indemnified Party against all other persons in respect of the matter for which such indemnification was received by such Indemnified Party, to the extent permitted by applicable insurance policies of such Indemnified Party, and, upon such subrogation, the Indemnifying Party may assert such rights against such other persons.

        9.10    Exclusive Remedies.    The parties hereby acknowledge and agree that, if the Merger is consummated, the sole and exclusive remedies of any and all Indemnified Parties in respect of any and all claims (except any Fraud Claim) relating to any breach or purported breach of any representation, warranty, covenant, agreement, obligation, or undertaking that is contained in this Agreement or otherwise relating thereto will be pursuant to the indemnification provisions of this Article 9; provided, however, that the foregoing provisions of this Section 9.10 shall not apply to limit the exercise of any remedy seeking specific performance or injunctive relief or the exercise by the Holders Representative of its rights under Sections 6.10(d) and 6.10(e) to obtain the Non-Compliance Grantback). Notwithstanding anything to the contrary in this Agreement, including but not limited to the provisions of this Section 9.10 or any other provisions of this Article 9, in the event that the Holders Representative obtains, or elects to require, the license of the Grantback Assets pursuant to Section 6.10 above, then such license shall be the sole and exclusive remedy with respect to any breach by Parent of its obligations under Section 6.9 hereof.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

ARTICLE 10
TERMINATION

        10.1    Termination.    This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (whether before or after approval of the Merger by the shareholders of the Company or by Parent as sole stockholder of Merger Sub) only as follows:

          (a)   at any time by mutual written agreement of Parent, Merger Sub and the Company;

          (b)   by the Company, upon written notice to Parent and Merger Sub if there has been a material breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement and such material breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Company to Parent and Merger Sub;

          (c)   by Parent, upon written notice to the Company and the Holders Representative if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement and such material breach is not curable, or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Parent to the Company and the Holders Representative;

          (d)   by Parent, if Company or any of its directors or officers shall participate in discussions or negotiations in breach of, or otherwise breach, Section 7.24;

          (e)   by Parent if the Company Board or any committee thereof makes an Adverse Recommendation;

          (f)    by the Company or Parent, upon written notice to the other parties to this Agreement if a court of competent jurisdiction or Governmental Authority have issued a non-appealable final and permanent injunction, or other binding legal restraint or prohibition, having the effect of permanently preventing the consummation of the Merger or the other transactions contemplated hereby;

          (g)   by the Company or Parent, upon written notice to the other parties to this Agreement if the Merger has not been consummated on or before the thirtieth (30th) day following the date of this Agreement or on or before any later date that the Company and Parent shall mutually determine (such thirtieth (30th) day following the date of this Agreement or such later date, as the case may be, being referred to herein as the "Outside Date"), provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(g) shall not be available to any party whose material breach of a representation or warranty or failure to fulfill any covenant or other agreement under this Agreement has been the cause of, or resulted in the failure of, the Merger to occur on or before the Outside Date, and shall not be available to the Company if the Required Shareholder Approval has not been obtained prior to the Outside Date; or

          (h)   by the Company if (i) the Company has not breached Section 7.24, (ii) the Required Shareholder Approval has not been obtained and the Company has not breached any of its obligations under Section 6.4 and (iii) concurrently with such termination the Company enters into a definitive agreement with respect to a Superior Proposal.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (i)    by Parent if the Required Stockholder Approval is not obtained within one day following the Agreement Date.

        10.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 10.1 hereof, then (a) the provisions of this Section 10.2, Section 10.3 and Article 11 shall survive any such termination, (b) such termination shall not relieve any party hereto from liability arising from any breach by such party of any provision of this Agreement if such breach occurred prior to such termination, (c) each party will redeliver all documents, work papers and other material of the other party or parties relating to the transactions contemplated hereby including such memoranda, notes, lists, records or other documents compiled or derived from such material, whether so obtained before or after the execution hereof, to the party furnishing the same and (d) all information received by any party hereto with respect to the business of the other parties or their affiliated companies shall remain subject to the terms of the Confidentiality Agreement.

        10.3    Costs and Expenses.

          (a)   If (i) this Agreement is validly terminated pursuant to Section 10.1(h) hereof, and (ii) neither Parent nor Merger Sub shall have materially breached any of their representations, warranties or covenants under this Agreement, then the Company shall pay to Parent, in cash, a fee in the amount equal to the sum of (x) one million five hundred thousand dollars ($1,500,000) plus all costs and expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement. Any fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement.

          (b)   Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be borne by the party incurring such expenses. The fees and expenses of the Escrow Agent shall be borne and paid by Parent. Parent acknowledges and agrees that Company has disclosed that it is obligated and will become further obligated for Transaction Expenses incurred by the Company in connection with the Merger and the transactions contemplated hereby (including fees and expenses of its legal counsel and other advisors). It is understood and agreed that all of such Transactions Expenses (including amounts reasonably expected to be incurred through the Closing Date and thereafter for post-Closing services related to the Merger) shall to the extent practicable be paid and pre-paid by the Company prior to the Closing, but that all Transaction Expenses (including estimated prepayments) not paid by the Company prior to Closing shall be paid by Parent at the Closing, provided that all of such Transaction Expenses shall have been disclosed to Parent prior to Closing and shall be deducted from the Closing Consideration as a Closing Liability pursuant to the definition of "Closing Consideration" set forth herein.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

ARTICLE 11
GENERAL

        11.1    Cooperation.    Each of the parties will cooperate with the others and use commercially reasonable efforts to prepare all necessary documentation, to effect all necessary filings, and to obtain all necessary permits, consents, approvals, and authorizations of all governmental bodies and other third parties necessary to consummate the transactions contemplated by this Agreement.

        11.2    Survival of Provisions.    The provisions of this Agreement, including without limitation the representations and warranties of the parties, and the provisions of the other documents executed and delivered in connection with this Agreement, the Merger, and the other transactions contemplated hereby will be deemed material, and, notwithstanding any investigation by or on behalf of any party or any knowledge that any party has or should have as a result of such investigation, will be deemed to have been relied on by each party, and will survive the Closing and the consummation of the Merger and the other transactions contemplated hereby, subject to all of the limitations set forth in Article 9 hereof, including, without limitation, the limitations set forth in Section 9.5(c) hereof.

        11.3    Benefits of Agreement; No Assignments; No Third-Party Beneficiaries.

          (a)   This Agreement will bind and inure to the benefit of the parties hereto and their respective heirs, successors, and permitted assigns.

          (b)   Except to the extent otherwise provided or permitted elsewhere in this Agreement, Parent shall not sell or license the rights to develop, make, use and sell any Contingent Payment Product without the consent of the Holders Representative (which consent shall not be unreasonably withheld or delayed); provided, however, that the consent of the Holders Representative shall not be required (i) in the case of any such sale, license or other transfer to any of Parent's Affiliates or Subsidiaries, provided such Affiliate or Subsidiary signs an instrument of accession hereto in which it agrees to be bound by and adhere to all of Parent's obligations hereunder with respect to the rights so transferred, (ii) in connection with (x) a merger or consolidation of Parent or sale of all or substantially all of the assets of Parent (provided that the acquiror agrees in writing to be bound by the obligations of Parent under this Agreement), (y) a merger or consolidation of any Affiliate or Subsidiary of Parent referred to in the foregoing clause (i) of this Section 11.3(b) (provided that the acquiror agrees in writing to be bound by the obligations of such Affiliate or Subsidiary under this Agreement, and further provided that if such Affiliate or Subsidiary is the licensee or transferee of all of Parent's rights to develop, make, use and sell all Contingent Payment Products, []*) or (z) a sale, license or other transfer of all of Parent's rights to develop, make, use and sell all Contingent Payment Products, provided that []*, and must agree in writing to be bound by the obligations of Parent under this Agreement with respect to such Contingent Payment Product, (iii) a sale, license or other transfer of Parent's right to develop, make, use or sell any Section 6.9 Contingent Payment Product, provided that []*, (iv) a sale or assignment of Parent's right to develop, make, use or sell any Contingent Payment Product that is not a Section 6.9 Contingent Payment Product, provided that []*, or (v) a license of Parent's rights to develop, use and sell any Contingent Payment Product for the treatment of a Non-HCV Indication, provided that (1) []*, and (2) if such Contingent Payment Product is also being developed or commercialized by Parent for the treatment of infections caused by HCV, []*; and further provided, that (A) in the event of any sale or assignment described in clauses (iii) and (iv) above, the buyer or assignee shall have agreed in writing to be bound by all of the obligations of Parent under this Agreement with respect to the Contingent Payment Product sold or assigned, and (B) in the event of any license described in clauses (iii) and (v), []*. Parent shall not sell or license the rights to develop, make, use and sell any Contingent Payment Product except in strict compliance with the foregoing restrictions, and any attempt to do so will be void. Any license by Parent of the rights to develop, make, use and sell any Contingent Payment Product shall not release Parent from any of its obligations under this Agreement with respect to such Contingent Payment Product.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (c)   None of the Company, the Holders Representative or the Participating Holders, shall have the right to assign any rights or delegate any obligations under this Agreement without the consent of the Parent; provided, however, that the consent of the Parent shall not be required other than, in the case of the Holders Representative and the Participating Holders, any assignment or delegation by (i) the Holders Representative to any of the Participating Holders of any rights or obligations of the Holders Representative under this Agreement (other than any assignment or delegation by the Holders Representative or any Participating Holder of any rights or obligations under Section 6.10 hereof) or (ii) any of the Participating Holders as permitted under Section 3.3(b). Parent shall have the right to assign any rights or delegate any obligations under this Agreement without the consent of the Holders Representatives or the Participating Holders, provided that (x) any such assignment or delegation does not violate or breach any of the provisions of Section 11.3(b) and (y) any such assignment or delegation shall not release Parent from its obligations under this Agreement.

          (d)   Nothing in this Agreement is intended to or will confer any rights or remedies on any person other than the parties hereto and their respective heirs, successors, and permitted assigns; provided however, that, if, but only if, the Merger is consummated, the provisions in Section 3 hereof concerning the payment of the Merger Consideration for the Company Stock, Company Options and Common Warrants are intended, and shall be, for the benefit of the Participating Holders as third party beneficiaries, provided further that Participating Holder rights shall only be exercised by the Holders Representative on behalf of such Participating Holders.

        11.4    Notices.    All notices, requests, payments, instructions, or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five (5) business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by telecopier followed within 24 hours by confirmation by one of the foregoing methods (effective upon receipt of the telecopy in complete, readable form), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this section):

          (a)   If to Parent, Merger Sub, and/or (after the Effective Time), the Surviving Corporation to:

Cubist Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, Massachusetts 02421 Attention: Chief Executive Officer Telecopier No.: 781-861-0566

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

      with a copy sent at the same time and by the same means to:

Cubist Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, Massachusetts 02421 Attention: General Counsel Telecopier No.: 781-861-0566
and
Bingham McCutchen LLP 150 Federal Street Boston, Massachusetts 02110
Attention:	Julio E. Vega, Esq.
Matthew J. Cushing, Esq.
Telecopier No.: (617) 951-8736

          (b)   If to the Company (before the Effective Time) to:

Illumigen Biosciences Inc. 201 Elliott Ave. West, Suite 500 Seattle, Washington 98119 Attention: Charles Magness Telecopier No.: (206) 378-0408

          (c)   If to the Company (after the Effective Time) or to the Holders Representative to:

IB Securityholders, LLC, Attn: Donald J. Elmer c/o Pacific Horizon Ventures 701 Fifth Avenue, Suite 4970 Seattle, Washington 98104 Telecopier No.: (206) 682 1181

      with a copy sent at the same time and by the same means to:

DLA Piper US LLP 701 Fifth Avenue, Suite 7000 Seattle, Washington 98104-7044 Attention: John M. Steel Telecopier No.: (206) 839-4801
Heller Ehrman LLP 701 Fifth Avenue, Suite 6100 Seattle, Washington 98104-7098 Attention: Greg Papciak Telecopier No. (206) 515-8885

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        11.5    Disclosure in Schedules.    For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule of the Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, in such a way as to make its relevance to the information called for by another Section of this Agreement or another Schedule of Parent Disclosure Schedule or the Company Disclosure Schedule, as the case may be, readily apparent, such matter shall be deemed to have been disclosed in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Schedules of Parent Disclosure Schedule and the Company Disclosure Schedule, respectively.

        11.6    Counterparts.    This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all of which together will constitute one and the same agreement. In pleading or proving this Agreement, it will not be necessary to produce or account for more than one such counterpart.

        11.7    Captions.    The captions of sections or subsections of this Agreement are for reference only and will not affect the interpretation or construction of this Agreement.

        11.8    Equitable Relief.    Each of the parties hereby acknowledges that any breach by it of its obligations under this Agreement would cause substantial and irreparable damage to the parties, and that money damages would be an inadequate remedy therefor, and accordingly, acknowledges and agrees that each other party will be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.

        11.9    Construction.    The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

        11.10    Waivers.    No waiver of any breach or default hereunder will be valid unless in a writing signed by the waiving party. No failure or other delay by any party exercising any right, power, or privilege hereunder will be or operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

        11.11    Entire Agreement.    This Agreement, together with the exhibits and schedules hereto and the other agreements, instruments, certificates, and other documents referred to herein as having been or to be executed and delivered in connection with the transactions contemplated hereby (including, without limitation, the Confidentiality Agreement, the Escrow Agreement and the LLC Agreement), contains the entire understanding and agreement among the parties, and supersedes any prior understandings or agreements among them, or between or among any of them, with respect to the subject matter hereof.

        11.12    Governing Law.    This Agreement will be governed by and interpreted and construed in accordance with the internal laws of Commonwealth of Massachusetts, as applied to contracts under seal made, and entirely to be performed, within the Commonwealth of Massachusetts, and without reference to principles of conflicts or choice of laws, except as to matters concerning the internal affairs of any of the corporation or entity parties hereto which shall be governed by the corporate laws of their respective jurisdictions of incorporation or organization.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

        11.13    Mediation and Arbitration.

          (a)   In the event of any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof, other than a dispute subject to appraisal under Section 2.7(k) or litigation under 11.14 hereof, a party wishing to commence arbitration shall first serve notice on the proposed respondent that a dispute has arisen and demand that mediation commence. The mediation shall last no longer than sixty (60) days and shall be conducted pursuant to the CPR Mediation Procedure then in effect. Each party shall pay its own expenses incurred in connection with such mediation, and the fees and expenses of the mediator shall be divided evenly between the parties. Notwithstanding anything else contained herein, any party to such mediation shall have the right to commence arbitration at any time after the expiration of sixty (60) days after service of such demand for mediation under this subsection. Any disputes concerning compliance with or a party's right to commence arbitration under this Section 11.13(a) shall be finally settled by arbitration pursuant to Section 11.13(b) below.

          (b)   Any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof, other than a dispute subject to appraisal under Section 2.7(k) or litigation under Section 11.14 hereof, if not settled by mediation pursuant to Section 11.13(a) above, shall be finally settled by arbitration conducted in accordance with the CPR Rules for Non-Administered Arbitration in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The arbitration shall be conducted by three arbitrators, and the seat shall be Boston, Massachusetts.

          (c)   In such arbitration, the arbitration tribunal shall have the authority to order such production of documents as may reasonably be requested by either party or by the tribunal itself, taking into account the needs of the parties and the desirability of making discovery efficient and cost-effective.

          (d)   During such arbitration, a party may request a reasonable number of depositions of party witnesses, not exceeding three depositions per side. Each deposition shall be limited to one day of seven hours unless otherwise agreed by the parties or ordered by the tribunal for good cause.

          (e)   This agreement to arbitrate and any proceedings hereunder shall be governed by Title 9, United States Code. Any proceeding to confirm, enforce, vacate or modify the award may be brought only in a federal or state court located in Suffolk County, Massachusetts; each party submits to the jurisdiction of any such court in such proceeding and irrevocably waives any objection to venue in such court and any objection that such court is an inconvenient forum; and judgment on the award may be entered by such court. In any such proceeding brought in such court, each party irrevocably consents to service of process by the mailing of copies thereof by certified mail, postage prepaid, to such party's addresses for notices pursuant to Section 11.4 hereof. The judgment of such court may be enforced by any court of competent jurisdiction.

*
Confidential Treatment Requested. Omitted portions filed with the Commission.

          (f)    A request by a party to a court of competent jurisdiction for interim measures necessary to preserve the party's rights, including attachments or injunctions, shall not be deemed incompatible with, or a waiver of, the agreement to mediate or arbitrate contained in this Section 11.13.

          (g)   If the arbitration relates to Damages the amount of which is in pending litigation with a third party, the arbitration shall be stayed until (i) such amount is ascertained in the litigation with the third party or (ii) both of the parties to the arbitration agree to proceed with the arbitration notwithstanding the pendency of the litigation with the third party.

        11.14    Jurisdiction and Venue of Suits Arising From Section 6.9 or 6.10 or Breach Thereof.    Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising from or under Section 6.9 or 6.10 of this Agreement or from the breach of either of those sections shall not be subject to arbitration under this Agreement. The parties hereto agree that any action or proceeding arising from Section 6.9 or 6.10 of this Agreement or from the breach of either of those sections shall be instituted only in a state or federal court located in Suffolk County, Massachusetts. Each party hereby irrevocably submits to the jurisdiction of such court and irrevocably waives any objection to venue in such court and any objection that such court is an inconvenient forum.

        11.15    Publicity.    Upon the execution and delivery of this Agreement by all parties hereto, Parent and Company shall each issue a press release in the form of the joint press release attached hereto as Exhibit K (the "Initial Press Release"). From the date of this Agreement through the Effective Time, no public release or announcement following the Initial Press Release concerning the transactions contemplated by this Agreement shall be issued by a party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement as may be required by law or the rules or regulations of any applicable securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated by this Agreement; provided, further, that the Company may communicate with the holders of Company Common Stock, Company Preferred Stock, Company Options and Common Warrants, as well as certain third parties, to the extent necessary to obtain the consents and approvals contemplated by this Agreement.

        11.16    Use of Illumigen Name.    Parent agrees that the Holders Representative shall be permitted to use of the word "Illumigen" in its legal name immediately after the Effective Time.

        11.17    Amendment.    This Agreement may not be amended, modified, changed, waived or supplemented except by a writing duly executed by Parent, Merger Sub and the Company; provided however, that any amendment, modification, change, waiver or supplement to any provision or provisions of this Agreement at any time subsequent to the time the Company Shareholders approve this Agreement may be effected and implemented if, but only if, such amendment, modification, change, waiver or supplement is set forth in a written instrument or agreement duly executed by Parent and the Holders Representative.

[Signature Page Follows]

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Confidential Treatment Requested. Omitted portions filed with the Commission.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Merger under seal as of the date first above written.

PARENT:	CUBIST PHARMACEUTICALS, INC.
	By:	/s/ Michael W. Bonney
		Name:	Michael W. Bonney
		Title:	President and Chief Executive Officer
MERGER SUB:	EDISON MERGER CORP.
	By:	/s/ Michael W. Bonney
		Name:	Michael W. Bonney
		Title:	President
COMPANY:	ILLUMIGEN BIOSCIENCES, INC.
	By:	/s/ Donald J. Elmer
		Name:	Donald J. Elmer
		Title:	Chief Executive Officer
HOLDERS REPRESENTATIVE:	IB SECURITYHOLDERS, LLC
	By:	/s/ Donald J. Elmer
		Name:	Donald J. Elmer
		Title:	Manager
	By:	/s/ Charles L. Magness
		Name:	Charles L. Magness
		Title:	Manager

[Signature Page to Merger Agreement]

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Confidential Treatment Requested. Omitted portions filed with the Commission.

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  Exhibit 10.37